UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

WildHorse Resource Development Corporation

(Name of Registrant as Specified in its Charter)

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WILDHORSE RESOURCE DEVELOPMENT CORPORATION

9805 Katy Freeway, Suite 400

Houston, Texas 77024

NOTICE OF ACTION PURSUANT TO WRITTEN CONSENT

OF THE STOCKHOLDERS

                    , 2017

Dear Stockholder:

We are furnishing the accompanying Information Statement to the stockholders of WildHorse Resource Development Corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”) in connection with a written consent in lieu of a special meeting dated May 10, 2017, executed and delivered to the Company by the holders of approximately 66.5% of our shares of common stock, par value $0.01 per share (the “common stock”), outstanding as of the date of such consent.

On May 10, 2017, we entered into a Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”) with CP VI Eagle Holdings, L.P. (the “Carlyle Investor”), an investment fund managed by an affiliate of The Carlyle Group, L.P., whereby we agreed to issue and sell to the Carlyle Investor, and the Carlyle Investor agreed to purchase from us, 435,000 shares of our preferred stock, par value $0.01 per share, designated as “6.00% Series A Perpetual Convertible Preferred Stock” (the “Preferred Stock”), in exchange for proceeds of approximately $435 million in cash. The Preferred Stock has the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, as are set forth in the Certificate of Designations for such Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate”), a copy of which is attached as Annex A to the accompanying Information Statement. The transactions contemplated by the Preferred Stock Purchase Agreement, including the issuance of the Preferred Stock, were consummated on June     , 2017.

The proceeds from the issuance of the Preferred Stock were used to fund a portion of the cash purchase price for oil and gas working interests covering approximately 111,000 aggregate net acres and the associated production therefrom in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas, which we agreed on May 10, 2017 to acquire from affiliates of Anadarko Petroleum Corporation and KKR & Co. L.P., as more fully described in the accompanying Information Statement. Such acquisition was consummated on June     , 2017.

As more fully described in the accompanying Information Statement, holders of a majority of our outstanding common stock approved the voting and conversion rights of the Preferred Stock and the issuance of the common stock issuable upon such conversion of the Preferred Stock, in each case as set forth in the Certificate, by written consent, as permitted by the Delaware General Corporation Law (the “DGCL”) and our certificate of incorporation and bylaws.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

As the action set forth in this Notice and the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of a majority of our issued and outstanding voting securities, your vote or consent is not requested or required to approve the action. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by Section 228 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

You are urged to read the accompanying Information Statement in its entirety.

The accompanying Information Statement is being mailed on or about                     , 2017 to stockholders of record as of the close of business on May 10, 2017.

We thank you for your continued support.

Very truly yours,

Jay C. Graham

Chief Executive Officer and Chairman

NOTICE ABOUT INFORMATION CONTAINED IN THIS INFORMATION STATEMENT

You should assume that the information in this Information Statement or any supplement is accurate only as of the date on the front page of this Information Statement. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.

i

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

INFORMATION STATEMENT

                    , 2017

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY

We are furnishing this Information Statement to the stockholders of record of WildHorse Resource Development Corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”) in connection with a written consent in lieu of a special meeting, dated May 10, 2017, executed and delivered to the Company by the holders of approximately 66.5% of our shares of common stock, par value $0.01 per share (the “common stock”), outstanding as of the date of such consent.

The written consent was effected in accordance with the Delaware General Corporation Law (the “DGCL”), our Amended and Restated Certificate of Incorporation, as amended (our “certificate of incorporation”) and our Amended and Restated Bylaws, as amended (our “bylaws”), which permit any action which may be taken at a meeting of our stockholders to also be taken by written consent of our stockholders holding outstanding stock having at least the number of votes necessary to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. The action taken by written consent of our stockholders dated May 10, 2017 required the approval of the holders of a majority of our outstanding shares of common stock.

This Information Statement will be mailed on or about                     , 2017 to holders of our outstanding common stock of record as of the close of business on May 10, 2017, which we refer to as the “record date.” On that date, there were 93,987,541 shares of our common stock issued and outstanding and no shares of preferred stock outstanding. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the action will become effective on or after                     , 2017, which is 20 calendar days following the date we first mail this Information Statement to our stockholders.

In connection with the issuance of 435,000 shares of our preferred stock, par value $0.01 per share, designated as “6.00% Series A Perpetual Convertible Preferred Stock” (the “Preferred Stock”), our board of directors established a special committee of the board of directors (the “Special Committee”) consisting solely of directors who do not have an interest in the preferred equity investment that is different from, or in addition to, the interests of the Company’s stockholders generally, who are independent of any party who may have such an interest, and who are not officers of the Company or affiliated with, or employed by, any member of our controlling stockholder group, to, among other things, consider, evaluate, review, negotiate and determine the terms of the preferred equity investment. The Special Committee was formed in contemplation of the potential issuance of the Preferred Stock to CP VI Eagle Holdings, L.P., (the “Carlyle Investor”), an investment fund managed by an affiliate of The Carlyle Group, L.P.. The Carlyle Group, L.P. indirectly owns a non-controlling revenue interest in NGP Energy Capital Management, L.L.C. (“NGP ECM”), which manages investment funds that indirectly own a majority of our outstanding common stock. Please read “Interest of Certain Persons in the Action Taken.”

The Special Committee recommended the approval by our board of directors of the issuance of 435,000 shares of Preferred Stock and related actions on May 10, 2017.

In consideration of the recommendation of the Special Committee, our board of directors approved the issuance of 435,000 shares of Preferred Stock and related actions on May 10, 2017.

Holders of a majority of our outstanding common stock acting by written consent in lieu of a special meeting on May 10, 2017 approved the voting and conversion rights of the Preferred Stock and the issuance of the common stock issuable upon such conversion of the Preferred Stock, in each case as set forth in the Certificate of Designations for such Preferred Stock filed with the Secretary of State of the State of Delaware, the form of which is attached as Annex A to this Information Statement and incorporated herein by reference.

On May 10, 2017, we entered into a Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”) with the Carlyle Investor, whereby we agreed to issue and sell to the Carlyle Investor, and the Carlyle Investor agreed to purchase from us, 435,000 shares of our Preferred Stock in exchange for proceeds of approximately $435 million in cash. The transactions contemplated by the Preferred Stock Purchase Agreement, including the issuance of the Preferred Stock, were consummated on June     , 2017.

The proceeds from the issuance of the Preferred Stock were used to fund a portion of the cash purchase price for oil and gas working interests covering approximately 111,000 aggregate net acres and the associated production therefrom in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas, which we agreed on May 10, 2017 to acquire from affiliates of Anadarko Petroleum Corporation and KKR & Co. L.P., as more fully described in this Information Statement. Such acquisition was consummated on June     , 2017.

This Information Statement contains a summary of the material aspects of the actions relating to the issuance of the Preferred Stock that were recommended by the Special Committee and approved by our board of directors and the actions relating to certain rights and privileges of the Preferred Stock that were approved by holders of a majority of our outstanding common stock.

FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this Information Statement, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Information Statement, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Forward-looking statements may include statements about:

•	our business strategy;

•	our estimated proved, probable and possible reserves;

•	our drilling prospects, inventories, projects and programs;

•	our ability to replace the reserves we produce through drilling and property acquisitions;

•	our financial strategy, liquidity and capital required for our development program;

•	our realized oil, natural gas and NGL prices;

•	the timing and amount of our future production of oil, natural gas and NGLs;

•	our hedging strategy and results;

•	our future drilling plans;

•	competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	pending legal or environmental matters;

•	our marketing of oil, natural gas and NGLs;

•	our leasehold or business acquisitions;

•	costs of developing our properties;

•	general economic conditions;

•	credit markets;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this Information Statement that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital and the timing of development expenditures.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development program. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this Information Statement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Information Statement are expressly qualified in their entirety by this cautionary statement.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Information Statement.

ABOUT THIS INFORMATION STATEMENT

What is the purpose of this Information Statement?

This Information Statement is being furnished to you pursuant to the requirements of the Exchange Act and the DGCL to notify you of a corporate action taken by holders of a majority of our outstanding common stock pursuant to a written consent. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect this action as early as possible to accomplish the purposes described below, our board of directors elected to seek the written consent of our stockholders in lieu of a special meeting. We are making this Information Statement available to you on or about                     , 2017. The Company is not soliciting your proxy or consent and you are not being asked to take any action in connection with this Information Statement.

Who is entitled to notice?

Each holder of record of outstanding shares of our common stock as of the close of business on May 10, 2017, the record date, other than those holders who executed and delivered to the Company the written consent, is entitled to notice of the action to be taken pursuant to the written consent.

Why did the Company seek stockholder approval?

Our common stock is listed on the New York Stock Exchange (the “NYSE”). Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:

•

such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock;

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to more than 5% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock and such issuance is to a closely-related person of a substantial security holder.

Pursuant to the terms of the Certificate, beginning on the date on which the Company has delivered written notice of both (i) the expiration of the 20-day period following the mailing of this Information Statement in accordance with the Exchange Act and (ii) the receipt of required regulatory approvals (the “Requisite Approvals Notice Date”), the Preferred Stock will (i) subject to other limitations in the Certificate, be convertible into shares of our common stock, (ii) entitle the Carlyle Investor as a holder of the Preferred Stock to elect up to two members to our board of directors, provided the Carlyle Investor maintains certain ownership levels of Preferred Stock and our common stock on an as-converted basis, and (iii) vote with the common stock as a single class on an as-converted basis on all matters presented to the holders of our common stock for a vote.

Because the maximum number of shares of our common stock issuable upon conversion of the Preferred Stock (when convertible as set forth in the Certificate) in accordance with the Certificate would represent greater than 20% of the number of shares of our common stock outstanding prior to the issuance of the Preferred Stock as of the date of the issuance of the Preferred Stock and because the Preferred Stock will be entitled to vote with the common stock as a single class on an as-converted basis and, therefore, represents greater than 20% of our voting power outstanding before the issuance of the Preferred Stock, stockholder approval of the voting and conversion rights of the Preferred Stock as set forth in the Certificate is required under NYSE regulations. In addition, The Carlyle Group, L.P. and certain of its affiliates indirectly own a non-controlling revenue interest in NGP ECM, which manages investment funds that collectively indirectly own a majority of our outstanding common stock, and thus may be deemed to be a closely-related person of a substantial security holder. Accordingly, stockholder approval of the voting and conversion features of the Preferred Stock is required under NYSE regulations, insofar as the Preferred Stock is issued to the Carlyle Investor. See below under “Will the conversion of the Preferred Stock be dilutive to existing holders of our common stock?” for a discussion of the number of shares of common stock that may be issued upon conversion of the Preferred Stock.

Why did the board of directors of the Company form the Special Committee to consider, negotiate and determine the terms of the Preferred Stock?

The board of directors of the Company established the Special Committee, consisting solely of directors who do not have an interest in the issuance of the Preferred Stock that is different from, or in addition to, the interests of the Company’s stockholders generally, who are independent of any party who may have such an interest, and who are not officers of the Company or affiliated with, or employed by, any member of our controlling stockholder group, to among other things, consider, evaluate, review, negotiate and determine the terms of the Preferred Stock. The Special Committee was formed in contemplation of the potential issuance of the Preferred Stock to the Carlyle Investor. The Carlyle Group, L.P. and certain of its affiliates indirectly own a non-controlling revenue interest in NGP ECM, which manages investment funds that indirectly own a majority of our outstanding common stock. Please read “Interest of Certain Persons in the Action Taken.”

What actions were approved by the written consent of holders of a majority of our outstanding common stock?

Pursuant to a written consent dated May 10, 2017, holders of a majority of our outstanding common stock authorized and approved in accordance with Section 312.03 of the NYSE Listed Company Manual (including, without limitation, Sections 312.03(b) and (c) thereof), the rights and privileges of the Preferred Stock (i) to vote with the common stock as a single class on an as-converted basis pursuant to Section 5(a) of the Certificate, (ii) to elect up to two directors to the board of directors pursuant to Section 5(b) of the Certificate and (iii) to convert and to be converted into shares of common stock in accordance with the terms of the Certificate (and the issuance of the common stock upon conversion of the Preferred Stock), in each case subject to the terms and conditions contained the Certificate. The voting and conversion rights of the Preferred Stock are not available to the holders of the Preferred Stock until the Requisite Approvals Notice Date.

What vote was required to approve the actions?

Pursuant to Section 228 of the DGCL, Section 6.1(A) of our certificate of incorporation and Section 2.14 of our bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. As of the close of business on May 10, 2017, there were 93,987,541 shares of our common stock issued and outstanding, each share of which entitles the holder thereof to one vote on each matter submitted to our stockholders. On that date, stockholders owning an aggregate of approximately 62.5 million shares of our common stock, which represented approximately 66.5% of our total outstanding common stock, executed and delivered the written consent:

Stockholder (or representative thereof)	Number of Shares	Percent of Class Consenting
WHR Holdings, LLC	21,200,084	22.6
Esquisto Holdings, LLC	38,755,330	41.2
WHE AcqCo Holdings, LLC	2,563,266	2.7

Total	62,518,680	66.5

Because the requisite stockholder approval for the voting and conversion rights of the Preferred Stock and the issuance of all of the shares of common stock that are issuable upon conversion of the Preferred Stock has been received, all corporate approvals by or on behalf of the Company required for the matters referred to herein have been obtained and no further stockholder votes will be needed.

Do I have appraisal rights?

No. Neither the DGCL nor our certificate of incorporation provides holders of our common stock or preferred stock with dissenters’ or appraisal rights in connection with the actions described in this Information Statement.

Will the conversion of the Preferred Stock be dilutive to existing holders of our common stock?

The conversion of the Preferred Stock will be dilutive to existing holders of our common stock. Each share of Preferred Stock was issued with an initial Accreted Value (as defined in the Certificate) of $1,000, for a total Accreted Value of $435,000,000 as of the date of issuance. The Preferred Stock will be entitled to a dividend at a rate of 6% per annum on the Accreted Value payable in cash if, as and when declared by our board of directors. If a cash dividend is not declared and paid in respect of any quarterly dividend payment period, then the Accreted Value of each outstanding share of Preferred Stock will automatically be increased by the amount of the dividend otherwise payable for such dividend payment period. Any increase in the Accreted Value will, among other things, increase the number of shares of common stock issuable upon conversion of each share of Preferred Stock. We do not intend to pay cash dividends on the Preferred Stock for the foreseeable future. The number of shares of common stock issuable upon conversion of a share of Preferred Stock (if and when convertible pursuant to the Certificate) will be equal to the Accreted Value of such share of Preferred Stock (which will increase over time if and as dividends are not paid in cash on the Preferred Stock) divided by a conversion price of $13.90 per share of common stock (the “Conversion Price”), subject to customary anti-dilution adjustments and customary provisions related to partial dividend periods.

Assuming no increase in the Accreted Value or changes to the Conversion Price, the conversion of the Preferred Stock would result in the issuance of              shares of common stock, or approximately     % of our outstanding common stock after giving effect to such conversion based on our common stock outstanding as of June     , 2017, which includes the issuance of              shares of common stock to KKR in the Acquisition (as defined below). Pursuant to the Certificate, however, other than in connection with certain change of control transactions or sales of common stock by certain of our existing shareholders, the Preferred Stock is not convertible by the holders thereof until June     , 2018.

BACKGROUND AND REASONS FOR THE ISSUANCE

As previously announced, on May 10, 2017, we entered into a Purchase and Sale Agreement (the “First Acquisition Agreement”) by and among WHR Eagle Ford LLC, our wholly-owned subsidiary (“WHR EF”), as purchaser, and Anadarko E&P Onshore LLC (“APC”), Admiral A Holding L.P., TE Admiral A Holding L.P. and Aurora C-I Holding L.P. (collectively, “KKR” and, together with APC, the “First Sellers”), as sellers, to acquire oil and gas working interests covering certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (the “Purchase”). Also on May 10, 2017, WHR EF entered into a Purchase and Sale Agreement (the “Second Acquisition Agreement” together, with the First Acquisition Agreement, the “Acquisition Agreements”), by and among WHR EF, as purchaser, and APC and Anadarko Energy Services Company (together, with APC, the “APC Subs” and together, with the First Sellers, the “Sellers”), as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (together, with the Purchase, the “Acquisition”). Pursuant to the Acquisition Agreements, the Company purchased oil and gas working interests covering approximately 111,000 aggregate net acres and the associated production therefrom. The aggregate purchase price for the assets, as described in the Acquisition Agreements, consisted of the payment of approximately $534 million of cash to the APC Subs (the “Cash Consideration”), as applicable, and the issuance of approximately 5.5 million shares of the Company’s common stock valued at approximately $61 million to KKR (the “Stock Consideration”). The closing of the transactions contemplated by the Acquisition Agreements was completed on June     , 2017.

The Stock Consideration payable to KKR was issued pursuant to a Stock Issuance Agreement that was entered into in connection with the Acquisition Agreements on May 10, 2017 (the “Stock Issuance Agreement”), by and between the Company and KKR. To partially fund the Cash Consideration, on May 10, 2017, the Company entered into the Preferred Stock Purchase Agreement with the Carlyle Investor whereby the Company agreed to issue and sell to the Carlyle Investor, and the Carlyle Investor agreed to purchase from the Company, 435,000 shares of the Company’s Preferred Stock. The consummation of the transactions contemplated by the Preferred Stock Purchase Agreement, including the issuance of the Preferred Stock, were conditioned upon and occurred simultaneous with the Acquisition on June     , 2017.

Until conversion, the holders of the Preferred Stock vote together with our common stock on an as-converted basis and also have rights to vote as a separate class on certain customary matters impacting the Preferred Stock. However, the Preferred Stock is not entitled to vote with the common stock on an as-converted basis, is not convertible into our common stock and is not entitled to the board election rights described below until the Requisite Approvals Notice Date.

In addition, from and after the Requisite Approvals Notice Date, the Carlyle Investor as a holder of Preferred Stock is entitled to elect (i) two directors to our board of directors for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing at least 10% of our outstanding common stock on an as-converted basis and (ii) one board seat for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing 5% or more of our outstanding common stock on an as-converted basis.

As conditions to closing under the Stock Issuance Agreement and the Preferred Purchase Agreement, on June     , 2017, the Company amended and restated its existing registration rights agreement with WHR Holdings, LLC (“WildHorse Holdings”), Esquisto Holdings, LLC (“Esquisto Holdings”), WHE AcqCo Holdings, LLC (“Acquisition Co. Holdings”), NGP XI US Holdings, L.P. (“NGP XI”), Jay C. Graham and Anthony Bahr in order to grant certain registration rights to KKR and the Carlyle Investor.

The Preferred Stock is not registered under the Securities Act, and may not be offered or sold absent registration or an applicable exemption from registration.

For additional information about the terms of our shares of Preferred Stock and other outstanding capital stock, see “Description of Capital Stock.”

EFFECTS OF THE PROPOSED ISSUANCE OF COMMON STOCK

The issuance of a significant amount of common stock upon conversion of our Preferred Stock will be dilutive to our existing common stockholders and may adversely affect the price of our common stock. Assuming no increase in the Accreted Value and no change to the Conversion Price, the conversion of the Preferred Stock would result in the issuance of              shares of common stock, or approximately     % of our outstanding common stock after giving effect to such conversion based on              shares of our common stock outstanding as of June     , 2017, which includes the issuance of              shares of common stock to KKR in the Acquisition. Pursuant to the Certificate, however, other than in connection with certain change of control transactions or sales of common stock by certain of our existing shareholders, the Preferred Stock is not convertible by the holders thereof until June     , 2018. The issuance of such shares of common stock upon conversion of the Preferred Stock may create downward pressure on the trading price of our common stock.

As conditions to closing under the Stock Issuance Agreement and the Preferred Purchase Agreement, on June     , 2017, the Company amended and restated its existing registration rights agreement with WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings, NGP XI, Jay C. Graham and Anthony Bahr in order to grant certain registration rights to KKR and the Carlyle Investor. These registration rights will facilitate the resale of shares of our common stock (including those issued upon conversion of the Preferred Stock) into the public market and, if the Carlyle Investor sells their shares following a conversion, increase the number of shares of our common stock available for public trading. The potential for the Carlyle Investor to sell shares of common stock upon effectiveness of the registration statement could create a market overhang that may exert downward pressure on the trading price of our common stock. Please see “Registration Rights” for a more detailed discussion of the registration rights granted to the Carlyle Investor and KKR.

INTEREST OF CERTAIN PERSONS IN THE ACTION TAKEN

The Carlyle Group, L.P. and certain of its affiliates indirectly own a 55% interest in certain gross revenues of NGP ECM, is a limited partner, and is entitled to 47.5% of the carried interest from, NGP XI, and is entitled to 40% of the carried interest from NGP X US Holdings, L.P. (“NGP X US Holdings”) (without, in either case, any rights to vote or dispose of either such fund’s direct or indirect interest in us). NGP ECM manages investment funds, including NGP IX US Holdings, L.P. (“NGP IX US Holdings”), NGP X US Holdings and NGP XI, that collectively directly or indirectly through their equity interests in WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings own a majority of our outstanding shares of common stock. See “Security Ownership of Certain Beneficial Owners and Management.”

As a result of this relationship with NGP ECM and the Company, the board of directors of the Company established the Special Committee consisting solely of directors who do not have an interest in the issuance of the Preferred Stock that is different from, or in addition to, the interests of the Company’s stockholders generally, who are independent of any party who may have such an interest, and who are not officers of the Company or affiliated with, or employed by, any member of our controlling stockholder group, to among other things, consider, evaluate, review, negotiate and determine the terms of the Preferred Stock. The Special Committee recommended the approval by our board of directors of the issuance of the Preferred Stock to the Carlyle Investor. In consideration of the recommendation of the Special Committee, our board of directors approved the issuance of the Preferred Stock and the related actions.

Other than as described above, no person who has been an officer or director of the Company since January 1, 2017, nor any associate of such person, has any substantial interest by security holding or otherwise in the issuance of the shares of common stock underlying the shares of the Preferred Stock.

CERTAIN INFORMATION REGARDING THE ACQUISITION

Background and Reasons for the Acquisition

On May 10, 2017, we entered into the First Acquisition Agreement by and among WHR EF, as purchaser, and APC and KKR, as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas. Also on May 10, 2017, WHR EF entered into the Second Acquisition Agreement, by and among WHR EF, as purchaser, and the APC Subs, as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas. The closing of the transactions contemplated by the Acquisition Agreements was completed on June     , 2017.

Pursuant to the Acquisition Agreements, we acquired oil and gas working interests covering approximately 111,000 aggregate net acres and the associated production therefrom in exchange for the Cash Consideration and the Stock Consideration. The Stock Consideration payable to KKR was issued pursuant to the Stock Issuance Agreement. We and KKR made customary representations, warranties and covenants in the Stock Issuance Agreement. The closing of the common stock issuance was conditioned upon and occurred simultaneous with the closing of the Acquisition.

Acquired Assets

The Acquisition resulted in the Company’s acquisition of oil and gas working interests covering approximately 111,000 net acres (95% held by production) in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas. The interests produced approximately 7.6 MBoe/d of net production for the fourth quarter of 2016 consisting of approximately 72% oil and 89% liquids from 68 Eagle Ford, 299 Austin Chalk, 19 Buda/Georgetown operated wells. In addition, the Acquisition provided WildHorse with 22.9 MMBoe of proved developed producing reserves (73% oil and 88% liquids). Following the Acquisition, the Company’s total acreage in the Eagle Ford trend totals approximately 385,000 net acres as of the date of this Information Statement.

Acquisition Agreements

On May 10, 2017, the Company entered into the First Acquisition Agreement and the Second Acquisition Agreement to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas. The Company and the Sellers made customary representations, warranties and covenants in the Acquisition Agreements. The Sellers made certain additional customary covenants, including, among others, covenants to conduct its business in the ordinary course between the execution of the Acquisition Agreements and the closing of the Acquisition and not to engage in certain kinds of transactions during that period, subject to certain exceptions. The Sellers also agreed not to take certain specified actions without our consent during the time between execution of the Acquisition Agreements and the closing of the Acquisition. Consummation of the Acquisition was subject to customary conditions. The Stock Consideration was issued pursuant to the Stock Issuance Agreement. The Acquisition Agreements were terminable under customary circumstances. The closing of the transactions contemplated by the Acquisition Agreements was completed on June     , 2017.

Discussion and Analysis of Financial Results of the Acquisition Assets

The table below provides certain financial results of the assets acquired in the Acquisition.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016	2015
	(In thousands)
Revenues:
Oil sales	$21,716	$18,412	$88,331	$95,921
Natural gas sales	1,336	1,048	4,829	5,266
NGL sales	1,859	1,083	6,000	6,026

Total operating revenues	24,911	20,543	99,160	107,213
Direct Operating expenses:
Lease operating expenses	6,866	7,442	27,674	31,113
Production and other taxes	1,841	1,335	6,078	7,265

Total direct operating expenses	8,707	8,777	33,752	38,378

Revenues in excess of direct operation expenses	$16,204	$11,766	$65,408	$68,835

Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

•

Oil sales increased 18%, or $3.3 million, for the three months ended March 31, 2017 as compared to the prior year period primarily from greater oil prices of approximately $12.5 million partially offset by decreased oil production totaling approximately $9.2 million. Gas sales increased 27%, or $0.3 million, for the three months ended March 31, 2017 as compared to the prior year period primarily from greater gas prices of approximately $0.6 million partially offset by decreased gas production totaling approximately $0.3 million. Oil, natural gas and natural gas liquids (“NGL”) sales increased 72%, or $0.8 million for the three months ended March 31, 2017 as compared to the prior year period primarily from greater NGL prices of approximately $1.2 million partially offset by decreased NGL production totaling approximately $0.4 million.

•

Leasehold operating expense (“LOE”) decreased 8%, or $0.6 million, in the three months ended March 31, 2017 compared to the prior year period, primarily due to lower water costs as a result of water production declines and a decrease in hauling rate, lower third-party costs due to a decrease in activity and the sale of interests in wells in 2016, and lower transportation expense from a decrease in gas and NGL production volumes partially offset by increased surface maintenance and repair costs related to asset maintenance and increased salaries and wages costs related to severance payments. LOE per Boe increased 26%, from $8.66 to $10.93, in the three months ended March 31, 2017 compared to the prior year period primarily due to increased surface maintenance and repair costs related to asset maintenance and increased salaries and wages costs related to severance payments.

•

Production and other taxes increased 38%, or $0.5 million, in the three months ended March 31, 2017 compared to the prior year period, primarily due to an increase in revenue associated with oil and natural gas properties and an increase in forecasted commodity prices, resulting in reserves being valued at higher prices and consequently higher tax expense. Production and other taxes per Boe increased 89%, from $1.55 to $2.93, in the three months ended March 31, 2017 compared to the prior year period due to an increase in revenue associated with oil and natural gas properties and an increase in forecasted commodity prices, resulting in reserves being valued at higher prices and consequently higher tax expense.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

•	Oil sales decreased 8%, or $7.6 million, for the year ended December 31, 2016 as compared to the prior year primarily from lower oil prices of approximately $11.8 million partially offset by increased oil production totaling approximately $4.2 million. Gas sales decreased 8%, or $0.4 million, for the year ended December 31, 2016 as compared to the prior year from lower gas prices of approximately $0.2 million and decreased gas production totaling approximately $0.2 million. NGL sales remained flat.

•

LOE decreased 11%, or $3.4 million, in the year ended December 31, 2016 compared to the prior year, primarily due to lower water costs as a result of water production declines and a decrease in hauling rate, lower third-party costs due to service cost reductions and a decrease in activity, and lower transportation expense from a decrease in the gas and NGL transportation rates and a decrease in gas production volumes. LOE per Boe decreased 14%, from $10.34 to $8.90, in the year ended December 31, 2016 compared to the prior year primarily due to lower water costs as a result of water production declines and a decrease in hauling rate, lower third-party costs due to service cost reductions, and lower transportation expense from a decrease in the gas and NGL transportation rates.

•

Production and other taxes decreased 16%, or $1.2 million, in the year ended December 31, 2016 compared to the prior year, primarily due to a decrease in ad valorem tax expense as a result of natural declines in reserves and a decrease in forecasted commodity prices, resulting in fewer reserves valued at lower prices and consequently lower tax expense. Production and other taxes per Boe decreased 19%, from $2.41 to $1.95, in the year ended December 31, 2016 compared to the prior year due to a decrease in ad valorem tax expense as a result of natural declines in reserves and a decrease in forecasted commodity prices, resulting in fewer reserves valued at lower prices and consequently lower tax expense.

SELECTED HISTORICAL CONSOLIDATED, COMBINED AND UNAUDITED PRO FORMA FINANCIAL DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited pro forma financial statements and related notes thereto included elsewhere in this Information Statement. We believe that the assumptions underlying the preparation of the unaudited pro forma financial statements are reasonable. The financial information included in this Information Statement may not be indicative of our future results of operations, financial position and cash flows.

Reference to “WHR II” or our “predecessor” refers to WildHorse Resources II, LLC, together with its consolidated subsidiaries. Reference to “Esquisto I” refers to Esquisto Resources, LLC. Reference to “Esquisto II” refers to Esquisto Resources II, LLC. Reference to “Esquisto Merger” refers to the merger of Esquisto I with and into Esquisto II on January 12, 2016. Reference to “Esquisto” refers (i) for the period beginning February 17, 2015 (date of common control) through January 11, 2016, to Esquisto I and Esquisto II on a combined basis and (ii) for the period beginning January 12, 2016 through the completion of our initial public offering on December 19, 2016, to Esquisto II. Reference to “Acquisition Co.” refers to WHE AcqCo., LLC, an entity that acquired certain producing properties and undeveloped acreage from Clayton Williams Energy, Inc. (“Burleson North Acquisition”) on December 19, 2016.

Historical Consolidated and Combined Financial Data. The selected financial data of our predecessor was retrospectively recast due to common control considerations. Because WHR II, Esquisto and Acquisition Co. were under the common control of NGP ECM, the sale and contribution of the respective ownership interests were accounted for as a combination of entities under common control, whereby the assets and liabilities sold and contributed were recorded based on historical cost. As such, the selected financial data presented below (i) (a) as of, and for the year ended, December 31, 2016, and (b) as of December 31, 2015, and for the period from February 17, 2015 (the inception of common control) to December 31, 2015, have been derived from the combined financial position and results attributable to our predecessor and Esquisto for periods prior to our initial public offering and (ii) (a) for the period from January 1, 2015 to February 16, 2015, and (b) as of, and for the year ended December 31, 2014, have been derived from the combined financial position and results attributable to our predecessor. Furthermore, the results of Acquisition Co. are reflected in the financial data presented herein beginning on December 19, 2016. For periods after the completion of our initial public offering, our consolidated financial statements include our accounts and those of our subsidiaries in which we have a controlling interest.

The comparability of the results of operations among the periods presented is impacted by the following:

•	combining the financial position and results of operations of Esquisto with the predecessor beginning February 17, 2015;

•

Esquisto’s third-party acquisition of certain oil and natural gas producing properties, undeveloped acreage and water assets located in the Eagle Ford in July 2015 for a purchase price of $103.0 million, net of customary post-closing adjustments;

•

incremental G&A expenses as a result of being a publicly traded company including, but not limited to, Exchange Act reporting expenses; expenses associated with Sarbanes Oxley compliance; expenses associated with shares of our common stock being listed on a national securities exchange; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and independent director compensation;

•	the February 2017 private placement of $350.0 million aggregate principal amount of 6.875% senior unsecured notes due 2025; and

•	the consummation of the Acquisition and the corresponding issuance of approximately 5.5 million shares of the Company’s common stock and the Preferred Stock.

Unaudited Pro Forma Financial Data. The selected unaudited pro forma financial data as of and for the three months ended March 31, 2017, and for the year ended December 31, 2016, are derived from the unaudited pro forma combined financial statements of the Company included elsewhere in this Information Statement. The unaudited pro forma combined statements of operations of the Company include pro forma adjustments to give effect to the following as if they had occurred on the dates indicated:

•	for the year ended December 31, 2016, the Burleson North Acquisition as if it had been completed as of January 1, 2016;

•	for the year ended December 31, 2016, the Acquisition as if it had been completed as of January 1, 2016; and

•	for the three months ended March 31, 2017, the Acquisition as if it had been completed as of January 1, 2016.

The unaudited pro forma combined balance sheet of the Company was prepared as of March 31, 2017 and includes pro forma adjustments to give effect to the Acquisition as if it has been completed on March 31, 2017.

	Historical					Pro forma
	For the Year Ended December 31,			For the Three Months Ended March 31,		Three Months Ended March 31,	Year Ended December 31,
	2016	2015	2014	2017	2016	2017	2016
(In thousands, except per share data)				(Unaudited)		(Unaudited)
Revenues:
Oil sales	$75,938	$42,971	$2,780	$39,077	$13,253	$60,793	$209,423
Natural gas sales	43,487	38,665	41,694	12,145	10,206	13,481	50,774
NGL sales	5,786	4,295	989	2,663	945	4,522	12,914
Other income	2,131	404	—	407	723	407	2,131

Total revenues	127,342	86,335	45,463	54,292	25,127	79,203	275,242

Operating expenses:
Lease operating expenses	12,320	14,053	9,428	6,928	2,760	11,514	45,225
Gathering, processing and transportation	6,581	5,300	3,953	1,700	1,891	3,980	18,003
Gathering system operating expense	99	914	—	19	54	19	99
Taxes other than income tax	6,814	5,510	2,584	3,899	1,472	5,740	16,256
Cost of oil sales	—	—	687	—	—	—	—
Depreciation, depletion and amortization	81,757	56,244	15,297	26,443	22,063	45,444	194,054
Impairment of proved oil and gas properties	—	9,312	24,721	—	—	—	—
General and administrative expenses	23,973	15,903	5,838	7,482	4,449	7,482	23,973
Exploration expense	12,026	18,299	1,597	1,615	7,443	1,615	12,026

Total operating expenses	143,570	125,535	64,105	48,086	40,132	75,794	309,636

Income (loss) from operations	(16,228)	(39,200)	(18,642)	6,206	(15,005)	3,409	(34,394)
Other income (expense):
Interest expense	(7,834)	(6,943)	(2,680)	(5,571)	(1,972)	(6,544)	(11,724)
Debt extinguishment costs	(1,667)	—	—	11	(358)	11	(1,667)
Gain (loss) on derivative instruments	(26,771)	13,854	6,514	31,291	3,246	31,291	(26,771)
Other income (expense)	(151)	(147)	213	15	12	15	(151)

Total other income (expense)	(36,423)	6,764	4,047	25,746	928	24,773	(40,313)

Income (loss) before income taxes	(52,651)	(32,436)	(14,595)	31,952	(14,077)	27,182	(74,707)
Income tax benefit (expense)	5,575	(604)	158	(11,700)	(139)	(10,362)	6,383

Net income (loss)	$(47,076)	$(33,040)	$(14,437)	$20,252	$(14,216)	$17,820	$(68,324)
Net income (loss) allocated to previous owners	(2,681)	(3,085)	—	—	(2,517)	(6,823)	(22,907)
Net income (loss) allocated to predecessor	(33,998)	(29,955)	(14,437)	—	(11,699)	(2,768)	(33,998)

Net income (loss) available to WildHorse Resources	$(10,397)	$—	$—	$20,252	$—	$8,229	$(11,419)

Net income (loss) per common share:
Basic and diluted	$(0.11)	n/a	n/a	$0.22	n/a	$0.08	$(0.32)
Weighted-average common shares outstanding:
Basic and diluted	91,327	n/a	n/a	93,216	n/a	98,734	96,845
Cash Flow Data:
Net cash provided by (used in) operating activities	$22,262	$50,096	$25,660	$27,819	$(3,069)
Net cash used in investing activities	$(567,545)	$(443,639)	$(128,967)	$(65,164)	$(44,396)
Net cash provided by financing activities	$505,272	$424,481	$114,589	$127,572	$19,120

Balance Sheet Data (at period end):
Working capital	$(27,386)	$3,054	$8,733	$47,820	$(2,478)	$47,139
Total assets	$1,442,281	$966,365	$335,722	$1,617,436	$953,795	$2,217,020
Total debt	$242,750	$237,857	$111,100	$338,783	$245,000	$442,073
Total equity	$1,007,888	$648,689	$178,992	$1,061,220	$647,578	$1,553,494

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock owned as of June     , 2017 by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	each director, director nominee and named executive officer; and

•	all of our directors, director nominees and executive officers as a group.

Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors, director nominees or named executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o 9805 Katy Freeway, Suite 400, Houston, TX 77024.

Each of the members of WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings, including our executive officers, will have an indirect interest in the shares of common stock sold by WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings.

Until conversion, the holders of the Preferred Stock vote together with our common stock on an as-converted basis and also have rights to vote as a separate class on certain matters impacting the Preferred Stock. However, the Preferred Stock is not entitled to vote with the common stock on an as-converted basis, is not convertible into our common stock and is not entitled to the board election rights described below until the Requisite Approvals Notice Date.

	Shares Beneficially Owned		Shares of Preferred Stock
Name of Beneficial Owner	Shares of Common Stock	Percentage(10)
5% Stockholders:
WHR Holdings, LLC(1)	21,200,084	21.0%	—
Esquisto Holdings, LLC(2)	38,755,330	38.3%	—
WHE AcqCo Holdings, LLC(3)	2,563,266	2.5%	—
NGP XI US Holdings, L.P.(2)(3)(4)	50,318,596	49.8%	—
Boston Partners(5)	4,663,707	4.6%	—
CP VI Eagle Holdings, L.P.(6)	—	—	435,000
Investment funds associated with KKR & Co. L.P.(7)	5,518,125	5.5%	—
Directors and Named Executive Officers:
Jay C. Graham(8)(9)	843,076	*	—
Anthony Bahr(8)	894,602	*	—
Andrew J. Cozby(8)	310,139	*	—
Kyle N. Roane(8)	310,139	*	—
Richard D. Brannon(8)	10,000	*	—
Jonathan M. Clarkson(8)	16,000	*	—
Scott A. Gieselman	—	—	—
David W. Hayes	—	—	—
Grant E. Sims(8)	10,000	*	—
Tony R. Weber	—	—	—
Directors and Executive Officers as a Group (12 Persons)	2,661,162	2.6%	—

*	Less than 1%.
(1)	Based solely on the Schedule 13G filed on February 14, 2017 with the Securities and Exchange Commission (the “SEC”) by WildHorse Investment Holdings, LLC (“WildHorse Investment Holdings”), Esquisto

Investment Holdings, LLC (“Esquisto Investment Holdings”), WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings, NGP XI, NGP ECM and certain of NGP ECM’s affiliates (collectively, the “Sponsor Group”), the board of managers of WildHorse Holdings has voting and dispositive power over these shares. The board of managers of WildHorse Holdings consists of Jay C. Graham (our Chief Executive Officer and Chairman of our board of directors), Anthony Bahr (our President and one of our directors), and Scott A. Gieselman, David W. Hayes and Tony R. Weber (each of which is one of our directors). None of such persons individually has voting and dispositive power over these shares, and the board of managers of WildHorse Holdings acts by majority vote and thus each such person is not deemed to beneficially own the shares held by WildHorse Holdings. WildHorse Investment Holdings owns 100% of the capital interests in WildHorse Holdings and NGP X US Holdings owns 90.3% of WildHorse Investment Holdings, and certain members of our management team own the remaining 9.7%. As a result, NGP X US Holdings may be deemed to indirectly beneficially own the shares held by WildHorse Holdings. NGP X US Holdings disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. NGP X Holdings GP, L.L.C. (the sole general partner of NGP X US Holdings), NGP Natural Resources X, L.P. (the sole member of NGP X Holdings GP, L.L.C.), G.F.W. Energy X, L.P. (the sole general partner of NGP Natural Resources X, L.P.) and GFW X, L.L.C. (the sole general partner of G.F.W. Energy X, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW X, L.L.C. has delegated full power and authority to manage NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Tony R. Weber and Chris Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray individually has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by WildHorse Holdings does not include shares held by Esquisto Holdings, Acquisition Co. Holdings or NGP XI that are subject to the terms of the stockholders’ agreement. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” in our proxy statement relating to our 2017 Annual Meeting of Stockholders (our “Proxy Statement”) for more information.

(2)

Based solely on the Schedule 13G filed on February 14, 2017 with the SEC by the Sponsor Group, the board of managers of Esquisto Holdings has voting and dispositive power over these shares. The board of managers of Esquisto Holdings consists of Jay C. Graham (our Chief Executive Officer and Chairman of our board of directors), Anthony Bahr (our President and one of our directors), and Scott A. Gieselman, David W. Hayes and Tony R. Weber (each of which is one of our directors). None of such persons individually has voting and dispositive power over these shares, and the board of managers of Esquisto Holdings acts by majority vote and thus each such person is not deemed to beneficially own the shares held by Esquisto Holdings. Esquisto Investment Holdings owns 100% of the capital interests in Esquisto Holdings, and the board of managers of Esquisto Investment Holding consists of Richard Brannon (one of our directors), Mike Hoover, Bruce Selkirk, Brian Minnehan, Mr. Hayes, David R. Albin and Craig Glick, and NGP IX US Holdings and NGP XI directly and indirectly own 27.6% and 62.4% of Esquisto Investment Holdings, respectively, and certain members of Esquisto’s management team own the remaining 10.0%. As a result, NGP IX US Holdings and NGP XI may be deemed to indirectly beneficially own the shares held by Esquisto Holdings. Each of NGP IX US Holdings and NGP XI disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. In addition to the shares listed for Esquisto Holdings in the table above, which NGP XI may be deemed to beneficially own, NGP XI owns 9,000,000 shares of our common stock. Such shares are separately listed in the table above. NGP IX Holdings GP, L.L.C. (the sole general partner of NGP IX US Holdings), NGP XI Holdings GP, L.L.C. (the sole general partner of NGP XI), NGP Natural Resources IX, L.P. (the sole member of NGP IX Holdings GP, L.L.C.), NGP Natural Resources XI, L.P. (the sole member of NGP XI Holdings GP, L.L.C.), G.F.W. Energy IX, L.P. (the sole general partner of NGP Natural Resources IX, L.P.), G.F.W. Energy XI, L.P. (the sole general partner of NGP Natural Resources XI, L.P.), GFW IX, L.L.C. (the sole general partner of

G.F.W. Energy IX, L.P.) and GFW XI, L.L.C. (the sole general partner of G.F.W. Energy XI, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW IX, L.L.C. and GFW XI, L.L.C. have delegated full power and authority to manage NGP IX US Holdings and NGP XI to NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Mr. Weber and Chris Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by Esquisto Holdings does not include shares held by WildHorse Holdings, Acquisition Co. Holdings or NGP XI that are subject to the terms of the stockholders’ agreement. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” in our Proxy Statement for more information.

(3)

Based solely on the Schedule 13G filed on February 14, 2017 with the SEC by the Sponsor Group, the board of managers of Acquisition Co. Holdings has voting and dispositive power over these shares. The board of managers of Acquisition Co. Holdings consists of Jay C. Graham (our Chief Executive Officer and Chairman of our board of directors), Anthony Bahr (our President and one of our directors), and Scott A. Gieselman, David W. Hayes and Tony R. Weber (each of which is one of our directors). None of such persons individually has voting and dispositive power over these shares, and the board of managers of Acquisition Co. Holdings acts by majority vote and thus each such person is not deemed to beneficially own the shares held by Acquisition Co. Holdings. NGP XI owns a 100% capital interest in Acquisition Co. Holdings. As a result, NGP XI may be deemed to indirectly beneficially own the shares held by Acquisition Co. Holdings. NGP XI disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. In addition to the shares listed for WHE AcqCo Holdings, LLC in the table above, which NGP XI may be deemed to beneficially own, NGP XI owns 9,000,000 shares of our common stock. Such shares are separately listed in the table above. NGP XI Holdings GP, L.L.C. (the sole general partner of NGP XI), NGP Natural Resources XI, L.P. (the sole member of NGP XI Holdings GP, L.L.C.), G.F.W. Energy XI, L.P. (the sole general partner of NGP Natural Resources XI, L.P.) and GFW XI, L.L.C. (the sole general partner of G.F.W. Energy XI, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI to NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Mr. Weber and Chris Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by Acquisition Co. Holdings does not include shares held by WildHorse Holdings, Esquisto Holdings or NGP XI that are subject to the terms of the stockholders’ agreement. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” in our Proxy Statement for more information.

(4)

Based solely on the Schedule 13G filed on February 14, 2017 with the SEC by the Sponsor Group, NGP XI Holdings GP, L.L.C. (the sole general partner of NGP XI), NGP Natural Resources XI, L.P. (the sole member of NGP XI Holdings GP, L.L.C.), G.F.W. Energy XI, L.P. (the sole general partner of NGP Natural Resources XI, L.P.) and GFW XI, L.L.C. (the sole general partner of G.F.W. Energy XI, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI to NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Tony R. Weber and Chris

Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by NGP XI does not include shares held by WildHorse Holdings, Esquisto Holdings or Acquisition Co. Holdings that are subject to the terms of the stockholders’ agreement. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” in our Proxy Statement for more information.

(5)

Based solely on the Schedule 13G/A filed on February 10, 2017 with the SEC by Boston Partners in which such persons reported that it had (i) sole voting power with respect to 3,500,007 shares of our common stock, (ii) shared voting power with respect to 18,872 shares of our common stock, (iii) sole dispositive power with respect to 4,663,707 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock. The address for Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108.

(6)

Upon issuance on June     , 2017, CP VI Eagle Holdings, L.P. owned 100% of the Preferred Stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group, L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group, L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I .L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub, L.P., which is the managing member of TC Group VI S1, L.L.C., which is the general partner of TC group VI S1, L.P., which is the general partner of CP VI Eagle Holdings, L.P. The address for CP VI Eagle Holdings, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, D.C. 20004—2505.

(7)

Represents shares held by the following investment funds associated with KKR: (a) 2,582,742 shares of common stock held by EIGF Aggregator LLC; (b) 176,320 shares of common stock held by TE Drilling Aggregator LLC; and (c) 2,759,063 shares of common stock held by Aurora C-I Holding L.P. The managing member of EIGF Aggregator LLC is KKR Energy Income and Growth Fund I L.P., and the sole general partner of KKR Energy Income and Growth Fund I L.P. is KKR Associates EIGF L.P. The sole general partner of KKR Associates EIGF L.P. is KKR EIGF LLC. The sole member of TE Drilling Aggregator LLC is KKR Energy Income and Growth Fund I-TE L.P., and the sole general partner of KKR Energy Income and Growth Fund I-TE L.P. is KKR Associates EIGF TE L.P. The sole general partner of KKR Associates EIGF TE L.P. is KKR EIGF LLC. The sole general partner of Aurora C-I Holding L.P. is Aurora Holding GP LLC, and the sole member of Aurora Holding GP LLC is KKR Associates EIGF L.P. (whose sole general partner is noted above). The sole member of KKR EIGF LLC is KKR Upstream Associates LLC, and the members of KKR Upstream Associates LLC are KKR Fund Holdings L.P. and KKR Upstream LLC. The sole member of KKR Upstream LLC is KKR Fund Holdings L.P. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of the KKR entities and Messrs. Kravis and Roberts may be deemed to share voting and investment power with respect to the shares beneficially owned by KKR, but each has disclaimed beneficial ownership of such shares, except to the extent directly held. The address for all entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(8)	Includes shares of restricted stock granted to such person under the WildHorse Resource Development Corporation 2016 Long Term Incentive Plan.
(9)

Includes 2,000 shares of common stock beneficially owned by Mr. Graham’s two minor sons. Mr. Graham disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein.

(10)

Pursuant to Rule 13d-3 under the Exchange Act, for purposes of calculating such percentages for all persons other than the holders of the Preferred Stock, the shares of common stock issuable upon conversion of the Preferred Stock are not deemed to be outstanding.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 500,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.

The following summary of the capital stock, certificate of incorporation and bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

Common Stock

Except as provided by law or in a preferred stock designation (including the Certificate), holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock (including the Preferred Stock), holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable.

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law or set forth in any preferred stock designation (including the Certificate), without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock, 435,000 shares of which are currently issued and outstanding in the form of the Preferred Stock. Each class or series of preferred stock will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights. Except as provided by law or in a preferred stock designation (including the Certificate), the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

6.00% Series A Perpetual Convertible Preferred Stock

The Preferred Stock ranks senior to our common stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. The Preferred Stock has an initial Accreted Value (as defined in the Certificate) of $1,000 per share and is entitled to a dividend at a rate of 6% per annum on the Accreted Value payable in cash if, as and when declared by our board of directors. If a cash dividend is not declared and paid in respect of any dividend payment period, then the Accreted Value of each outstanding share of Preferred

Stock will automatically be increased by the amount of the dividend otherwise payable for such dividend payment period. Any increase in the Accreted Value will, among other things, increase the number of shares of common stock issuable upon conversion of each share of Preferred Stock. The Preferred Stock also participates in dividends and distributions on our common stock on an as-converted basis. If at any time following December     , 2019, the closing sale price of our common stock equals or exceeds 130% of the Conversion Price for at least 25 consecutive trading days, our obligation to pay dividends on the Preferred Stock shall terminate permanently.

The Preferred Stock is convertible at the option of the holders at any time after June     , 2018 into the amount of shares of common stock per share of Preferred Stock (such rate, the “Conversion Rate”) equal to the quotient of (i) the Accreted Value in effect on the conversion date divided by (ii) the Conversion Price, subject to customary anti-dilution adjustments and customary provisions related to partial dividend periods. The holders of Preferred Stock may also convert their Preferred Stock at the Conversion Rate prior to June     , 2018 in connection with certain change of control transactions and in connection with sales of common stock by certain of our existing shareholders.

Following June     , 2021, the Company may cause the conversion of the Preferred Stock at the Conversion Rate, provided the closing sale price of the common stock equals or exceeds 140% of the Conversion Price for the 20 trading days ending on the date immediately prior to the date of delivery of the Company’s notice to convert and subject to certain other requirements regarding registration of the shares issuable upon conversion. Notwithstanding the foregoing, the Company shall only be permitted to deliver one conversion notice during any 180 day period and the number of shares of common stock issued upon conversion of the Preferred Stock for which such automatic conversion notice is given shall be limited to 25 times the average daily trading volume of our common stock during the 20 trading days ending on the date immediately prior to the date of delivery of the Company’s notice to convert.

If the Company undergoes certain change of control transactions, the holders of the Preferred Stock are entitled to cause the Company to redeem the Preferred Stock for cash in an amount equal to the Accreted Value, plus the net present value of dividend payments that would have been accrued as payable to the holders following the date of the consummation of such change of control and through December     , 2019, in the case of any change of control occurring prior to December     , 2019 (the “COC Redemption Price”). In addition, the Company has the right in connection with any such change of control transaction (i) to elect to redeem any Preferred Stock contingent upon and contemporaneously with the consummation of such change of control or (ii) to redeem any Preferred Stock following the consummation of such control that is not otherwise converted or redeemed as described in the preceding sentence and clause (i) of this sentence for cash at the COC Redemption Price.

At any time after June     , 2022, the Company may redeem the Preferred Stock, in whole or in part, for an amount in cash equal to, per each share of Preferred Stock, (i) on or prior to the June     , 2023, the Accreted Value multiplied by 112%, (ii) on or prior to June     , 2024, the Accreted Value multiplied by 109% or (ii) after June     , 2024, the Accreted Value multiplied by 106%.

Until conversion, the holders of the Preferred Stock vote together with our common stock on an as-converted basis and also have rights to vote as a separate class on certain customary matters impacting the Preferred Stock. However, the Preferred Stock is not entitled to vote with the common stock on an as-converted basis, is not convertible into our common stock and is not entitled to the board election rights described below until the Requisite Approvals Notice Date.

In addition, from and after the Requisite Approvals Notice Date, the Carlyle Investor as a holder of Preferred Stock is entitled to elect (i) two directors to our board of directors for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing at least 10% of our outstanding common stock on an as-converted basis and (ii) one board seat for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing 5% or more of our outstanding common stock on an as-converted basis.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE or the NASDAQ, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under our certificate of incorporation, we have elected not to be subject to the provisions of Section 203 of the DGCL.

Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Provisions of our certificate of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our certificate of incorporation and bylaws:

•

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders.

These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•

provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that our bylaws can be amended by the board of directors; and

•	at any time after the Sponsor Group no longer collectively owns or controls the voting of more than 50% of the outstanding shares of our common stock,

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by stockholders holding a majority of the outstanding shares);

•

provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting);

•

provide that our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock (prior to such time, our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of a majority of our then outstanding common stock);

•

provide that special meetings of our stockholders may only be called by our board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (prior to such time, a special meeting may also be called at the request of stockholders holding a majority of the outstanding shares entitled to vote);

•

provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors; and

•

provide that the affirmative vote of the holders of at least 75% of the voting power of all then outstanding common stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office and such removal may only be for cause.

Corporate Opportunity

Under our certificate of incorporation, to the extent permitted by law:

•

Natural Gas Partners (“NGP”), a family of private equity investment funds organized to make direct equity investments in the energy industry, including the funds invested in WildHorse Investment Holdings, Esquisto Investment Holdings and Acquisition Co. Holdings, and its affiliates, including any officers and directors of the Company who are also employees, partners, officers or directors of any NGP affiliate, have the right to, and have no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as us, do business with any of our clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as us;

•	if NGP or its affiliates acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us; and

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•

any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

For a description of registration rights with respect to our common stock, see “Registration Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Listing

Our common stock is listed on the NYSE under the symbol “WRD.” The Preferred Stock is not listed on any securities exchange.

REGISTRATION RIGHTS

As conditions to closing under the Stock Issuance Agreement and the Preferred Stock Purchase Agreement, on June     , 2017, the Company amended and restated its existing registration rights agreement (the “A&R Registration Rights Agreement”) with WHR Holdings, Esquisto Holdings, Acquisition Co. Holdings (collectively, the “Sponsoring Holders”), NGP XI, Jay C. Graham and Anthony Bahr (together with KKR and the Sponsoring Holders, the “Holders”) in order to grant certain registration rights to KKR and the Carlyle Investor. Pursuant to the A&R Registration Rights Agreement, we have agreed to register the sale of shares of our common stock under the circumstances described below.

Demand Rights

At any time after (i), for the Sponsoring Holders, the 180 lock-up period, related to our initial public offering, or (ii) for the Carlyle Investor, the first anniversary of the date of the A&R Registration Rights Agreement, and subject to the limitations set forth below, each of the Sponsoring Holders and the Carlyle Investor (or its permitted transferees) has the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of its shares of our common stock. Generally, we are required to provide notice of the request to certain other holders of our common stock who may, in certain circumstances, participate in the registration. Subject to certain exceptions, we are not obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock. Further, we are not obligated to effect more than a total of four demand registrations for each of WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings, and more than a total of six demand registration for the Carlyle Investor.

Subject to certain exceptions, we are also not obligated to effect any demand registration in which the anticipated aggregate offering price for our common stock included in such offering is less than $75 million. Once we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use reasonable best efforts to maintain the effectiveness of any such registration statement until all such securities registered for resale thereunder cease to be registrable securities under such agreement.

In addition, each of the Sponsoring Holders (or its permitted transferees) has the right to require us, subject to certain limitations, to effect a distribution of any or all of its shares of our common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration and other than a requested underwritten offering made concurrently with a demand registration) shall constitute a demand request subject to the limitations set forth above.

Piggyback Rights

Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify each of the Holders (or its permitted transferees) of such proposal to allow them to include a specified number of their shares of our common stock in that registration statement or underwritten offering, as applicable. KKR was made a Holder under the A&R Registration Rights Agreement for purposes of obtaining such piggyback rights.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and NGLs, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, drilling results, regulatory changes and other uncertainties, as well as those factors discussed in “Forward-Looking Statements” in this Information Statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

The Company is a Delaware corporation, the common stock, par value $0.01 per share, of which is listed on the NYSE under the symbol “WRD.”

We operate in one reportable segment engaged in the acquisition, exploitation, development and production of oil, natural gas and NGL resources. Our assets are characterized by concentrated acreage positions in Southeast Texas and North Louisiana with multiple producing stratigraphic horizons, or stacked pay zones, and attractive single-well rates of return. In Southeast Texas, we primarily operate in Burleson, Lee and Washington Counties where we primarily target the Eagle Ford Shale. In North Louisiana, we operate in and around the highly prolific Terryville Complex, where we primarily target the over-pressured Cotton Valley play.

As of December 31, 2016, we had assembled a total leasehold position of approximately 467,319 gross (371,198 net) acres across our expanding acreage, including approximately 321,661 gross (262,742 net) acres in the Eagle Ford and approximately 145,658 gross (108,456 net) acres in North Louisiana. We have identified a total of approximately 4,548 gross (2,350 net) drilling locations across our acreage as of December 31, 2016.

Outlook

Our financial position and future prospects, including our revenues, operating results, profitability, liquidity, future growth and the value of our assets, depend primarily on prevailing commodity prices. The oil and natural gas industry is cyclical and commodity prices are highly volatile. During 2015 and the first half of 2016, the global oil supply continued to outpace demand, resulting in a decline in realized prices for oil production. In general, this imbalance between supply and demand reflects the significant supply growth achieved in the United States as a result of shale drilling and oil production increases by certain other countries, including Russia and Saudi Arabia, as part of an effort to retain market share, combined with only modest demand growth in the United States and less-than-expected demand in other parts of the world, particularly in Europe and China. Starting in 2014 and continuing into 2016, commodity prices dropped significantly, with the West Texas Intermediate posted price declining from $108 per Bbl in June 2014 to approximately $26 per Bbl in January 2016 and the Henry Hub spot market price declining from over $8 per MMBtu in February 2014 to less than $2 per MMBtu in March 2016. NGL prices have also suffered significant declines. A combination of oversupply from production growth and weaker demand due to weak economic activity and increased efficiency has contributed to the falling prices.

The U.S. Energy Information Administration’s, or EIA’s, February 2017 Short-Term Energy Outlook forecasts that Brent crude oil prices will average $55 per Bbl in 2017 and $58 per Bbl in 2018. North Sea Brent crude oil spot prices averaged $55 per Bbl in January 2017; an increase of $24 per Bbl from the January 2016 average and the highest monthly average since July 2015. World crude oil supply grew an estimated

0.8 MMbbl/d and global oil inventory draws will average 0.1 MMbbl/d and 0.2 MMbbl/d in 2017 and 2018, respectively. Like Brent crude oil prices, WTI prices have increased. The EIA expects WTI crude oil prices to average $1 per Bbl lower than Brent in 2017.

The EIA expects that natural gas production will increase by 1.3 Bcf/d in 2017 compared to 2016. Production is expected to increase by an additional 4.1 Bcf/d in 2018. The EIA expects increased capacity for natural gas-fired electric generation, growing domestic natural gas consumption and new export capabilities will cause the Henry Hub natural gas spot price to rise from a projected average of $3.43 per MMBtu in 2017 to $3.70 per MMBtu in 2018.

We established a full year 2017 drilling and completion capital expenditure budget of $450 million to $600 million, which was updated to $550 million to $675 million following the signing of the Acquisition Agreements. In our North Louisiana Acreage, we recommenced drilling by adding one rig in late 2016 and we added one additional drilling rig in 2017. In our Eagle Ford Acreage, we are currently running a five-rig program. We expect to fund our 2017 development from cash flows from operations, borrowings under our revolving credit facility and from proceeds received from our 2025 Senior Notes offering. See “Liquidity and Capital Resources—Debt Agreements—2025 Senior Notes” for additional information regarding our 2025 Senior Notes.

Lower oil, natural gas and NGL prices not only reduce our revenues and cash flows, but also may limit the amount of oil, natural gas and NGLs that we can produce economically and therefore potentially lower our reserves. Lower commodity prices in the future could also result in impairments of our oil and natural gas properties and may also reduce the borrowing base under our revolving credit facility, which will be determined by the lenders, in their sole discretion, based upon projected revenues from our oil, natural gas and NGL properties and our commodity derivative contracts. The occurrence of any of the foregoing could materially and adversely affect our future business, financial condition, results of operations, operating cash flows, liquidity or ability to finance planned capital expenditures. Alternatively, higher oil, natural gas and NGL prices may result in significant non-cash fair value losses being incurred on our derivatives, which could cause us to experience net losses when oil and natural gas prices rise.

Recent Developments

APC/KKR Acquisition

On May 10, 2017, we entered into the First Acquisition Agreement by and among us, as purchaser, and APC and KKR, as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas. Also on May 10, 2017, we entered into the Second Acquisition Agreement, by and among us, as purchaser, and the APC Subs, as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas. The closing of the transactions contemplated by the Acquisition Agreements was completed on June     , 2017.

Pursuant to the Acquisition Agreements, we acquired oil and gas working interests covering approximately 111,000 aggregate net acres and the associated production therefrom in exchange for the Cash Consideration and the Stock Consideration. The Stock Consideration payable to KKR was issued pursuant to the Stock Issuance Agreement. We and KKR made customary representations, warranties and covenants in the Stock Issuance Agreement. The closing of the common stock issuance was conditioned upon and occurred simultaneous with the closing of the Acquisition. We and the Sellers made customary representations, warranties and covenants in the Acquisition Agreements.

Preferred Stock Issuance

To partially fund the Cash Consideration, on May 10, 2017, we entered in to the Preferred Stock Purchase Agreement, by and among us and the Carlyle Investor, whereby we agreed to issue and sell to the Carlyle

Investor, and the Carlyle Investor agreed to purchase from us, 435,000 shares of the Preferred Stock. The closing of the transactions contemplated by the Preferred Stock Purchase Agreement was conditioned upon and occurred simultaneous with the closing of the Acquisition on June     , 2017. See “Background and Reasons for the Issuance and Stockholder Approval” for a detailed description of the dividend, conversion and voting rights of the Preferred Stock.

As conditions to closing under the Stock Issuance Agreement and the Preferred Purchase Agreement, on June     , 2017, we amended and restated our existing registration rights agreement with WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings, NGP XI, Jay C. Graham and Anthony Bahr in order to grant certain registration rights to KKR and the Carlyle Investor, as described in more detail under the caption “Registration Rights.”

The remainder of the Cash Consideration of approximately $99 million was funded by borrowings under our revolving credit facility.

Credit Facility

On April 4, 2017, our revolving credit facility borrowing base was increased from $362.5 million to $450.0 million in connection with the semi-annual borrowing base redetermination by our lenders. In addition to our semi-annual borrowing base redetermination, we amended our revolving credit facility to add additional lenders. In connection with the closing of the Acquisition, we amended our revolving credit facility (i) to provide that the Preferred Stock will not be treated as “Disqualified Capital Stock” under our revolving credit facility and (ii) to increase the borrowing base to $650.0 million.

Eagle Ford Acquisitions

In February 2017, we announced multiple transactions to acquire certain oil and natural gas producing and non-producing properties from third-parties in Burleson County, Texas for an aggregate price of approximately $15.6 million, subject to customary post-closing adjustments. One transaction closed in February 2017 and the remaining transactions closed in April 2017.

2025 Senior Notes Offering

In February 2017, we completed a private placement of $350.0 million aggregate principal amount of 6.875% senior unsecured notes due 2025 (the “2025 Senior Notes”) at 99.244% of par. The 2025 Senior Notes will mature on February 1, 2025 and are fully and unconditionally guaranteed on a joint and several basis by all of our existing and certain future subsidiaries. We used the net proceeds of the offering to repay all of the borrowings outstanding under our revolving credit facility and for general corporate purposes, including funding our 2017 capital expenditures.

Sources of Our Revenues

Our revenues are derived from the sale of our oil and natural gas production, the sale of NGLs that are extracted from our natural gas during processing, and the gathering charge paid by certain third parties for their share of volumes that run through our gathering system. Production revenues are derived entirely from the continental United States.

Natural gas, NGL and oil prices are inherently volatile and are influenced by many factors outside our control. In order to reduce the impact of fluctuations in natural gas and oil prices on revenues, or to protect the economics of property acquisitions, we intend to periodically enter into derivative contracts with respect to a significant portion of estimated natural gas and oil production through various transactions that fix the future prices received. Our oil, natural gas and NGL revenues do not include the effects of derivatives.

Principal Components of Cost Structure

Costs associated with producing oil, natural gas and NGLs are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells we own. The sections below summarize the primary operating costs we typically incur.

•

Lease Operating Expenses. Lease operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for utilities, direct labor, water injection and disposal, workover rigs and workover expenses, materials and supplies comprise the most significant portion of our LOE. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain of our operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, we incur power costs in connection with various production-related activities, such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with our oil and natural gas production.

We monitor our operations to ensure that we are incurring LOE at an acceptable level. For example, we monitor our LOE per Boe to determine if any wells or properties should be shut in, recompleted or sold. This unit rate also allows us to monitor these costs in certain fields and geographic areas to identify trends and to benchmark against other producers. Although we strive to reduce our LOE, these expenses can increase or decrease on a per unit basis as a result of various factors as we operate our properties or make acquisitions and dispositions of properties. For example, we may increase field-level expenditures to optimize our operations, incurring higher expenses in one quarter relative to another, or we may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence our overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

•

Gathering, processing and transportation (“GP&T”). These are costs incurred to deliver production of our natural gas, NGLs and oil to the market. Cost levels of these expenses can vary based on the volume of natural gas, NGLs and oil produced as well as the cost of commodity processing.

•

Gathering System Operating Expense. Gathering system operating expenses include contract labor, water disposal, dehydration equipment rentals, chemical and facilities-related expenses and facility termination fees that are incurred in the operation of our North Louisiana gathering system.

•

Taxes other than Income Taxes. Production taxes are paid on produced oil and natural gas based on rates established by federal, state or local taxing authorities. In general, the production taxes we pay correlate to the changes in oil, natural gas and NGLs revenues. Production taxes for our Texas properties are based on the market value of our production at the wellhead. Production taxes for our Louisiana properties are based on our gross production at the wellhead. We are also subject to ad valorem taxes in the counties and parishes where our production is located. Ad valorem taxes for our Texas properties are based on the fair market value of our mineral interests for producing wells. Ad valorem taxes for our Louisiana properties are assessed based on the cost of our oil and natural gas properties. Louisiana imposes a capital based franchise tax on corporations based on capital employed within the state.

•

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization (“DD&A”) is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. We use the successful efforts method of accounting for oil and natural gas activities and, as such, we capitalize all costs associated with our development and acquisition efforts and all successful exploration efforts, which are then allocated to each unit of production using the unit of production method. Our DD&A rate can fluctuate as a result of impairments, dispositions, finding and development costs and proved reserve volumes, which are all impacted by oil, natural gas and NGL prices.

•

Impairment Expense. We review our proved properties and unproved leasehold costs for impairment whenever events and changes in circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Impairment of unproved leasehold costs are recorded within exploration expense.

•

General and Administrative Expenses. General and administrative (“G&A”) expenses are costs incurred for overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our production and development operations, stock-based compensation, public company expenses, IT expenses, audit and other fees for professional services, including legal compliance and acquisition-related expenses.

•

Exploration Expense. Exploration expense is geological and geophysical costs that include seismic surveying costs, costs of unsuccessful exploratory dry holes, lease abandonment and delay rentals. Exploration expense also includes rig standby and rig contract termination fees.

•	Incentive unit compensation expense. See “Critical Accounting Policies and Estimates—Incentive Units” for additional information.

•

Interest expense. We finance a portion of our working capital requirements and acquisitions with borrowings under our revolving credit facility and senior note issuances. As a result, we incur substantial interest expense that is affected by both fluctuations in interest rates and financing decisions. We expect to continue to incur significant interest expense as we continue to grow. Interest expense includes the amortization of debt issuance costs as well as the write-off of unamortized debt issuance costs.

•

Gain (loss) on derivative instruments. Net realized and unrealized gains on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments. Given the volatility of commodity prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If commodity prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower oil, natural gas and NGL prices. However, if commodity prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher oil, natural gas and NGL prices and will, in this context, be viewed as having resulted in an opportunity cost.

•

Income tax expense. We are a corporation subject to federal and certain state income taxes. Prior to our initial public offering, we were primarily organized as pass-through entities for federal income tax purposes and were not subject to federal income taxes; however, one of our predecessor subsidiaries previously elected to be taxed as a corporation and was subject to federal and state income taxes.

Critical Accounting Policies and Estimates

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.

We evaluate the estimates and assumptions on a regular basis; however, actual results may differ from these estimates and assumptions used in the preparation of the financial statements. Significant estimates with regard to these financial statements include (1) the estimate of proved oil, natural gas and NGL reserves and related present value estimates of future net cash flows therefrom; (2) DD&A expense; (3) valuation of accounts receivable; (4) accrued capital expenditures and liabilities; (5) asset retirement obligations; (6) environmental remediation costs; (7) valuation of derivative instruments; (8) contingent liabilities and (9) impairment expense. Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates, and such revisions could be material.

Successful Efforts Method of Accounting for Oil and Natural Gas Activities

We use the successful efforts method of accounting for natural gas and crude oil producing activities. Costs to acquire mineral interests in natural gas and crude oil properties are capitalized. Costs to drill and develop development wells and costs to drill and develop exploratory wells that find proved reserves are also capitalized. Costs to drill exploratory wells that do not find proved reserves, delay rentals and geological and geophysical costs are expensed.

Impairment of Oil and Natural Gas Properties

We acquire leases on acreage not associated with proved reserves or held by production with the expectation of ultimately assigning proved reserves and holding the leases with production. The costs of acquiring these leases, including primarily brokerage costs and amounts paid to lessors, are capitalized and excluded from current amortization pending evaluation. When proved reserves are assigned, the leasehold costs associated with those leases are depleted as producing oil and gas properties. Costs associated with leases not held by production are impaired when events and circumstances indicate that carrying value of the properties is not recoverable.

Capitalized costs of producing natural gas and crude oil properties and support equipment, net of estimated salvage values, are depleted by field using the units-of-production method. Well and well equipment and tangible property additions are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

Proved oil and gas properties are reviewed for impairment when events and circumstances indicate a potential decline in the fair value of such properties below the carrying value, such as a downward revision of the reserve estimates or lower commodity prices. We estimate the undiscounted future cash flows expected in connection with the properties and compare such future cash flows to the carrying amounts of the properties to determine if the carrying amounts are recoverable. If the carrying value of the properties is determined to not be recoverable based on the undiscounted cash flows, an impairment charge is recognized by comparing the carrying value to the estimated fair value of the properties. The factors used to determine fair value include, but are not limited to, estimates of proved and probable reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

Oil and Natural Gas Reserve Quantities

The estimates of proved natural gas, crude oil and NGL reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements.

Our estimates of proved reserves are based on the quantities of oil, natural gas and NGLs, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Reserves and economic evaluation of all of our properties are prepared on a well-by-well basis. The accuracy of reserve estimates is a function of the:

•	quality and quantity of available data;

•	interpretation of that data;

•	accuracy of various mandated economic assumptions; and

•	judgment of the independent reserve engineer.

One of the most significant estimates we make is the estimate of oil, natural gas and NGL reserves. Oil, natural gas and NGL reserve estimates require significant judgments in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may change substantially over time as a result of numerous factors including, but not limited to, additional development activity, production history, projected future production, economic assumptions relating to commodity prices, operating expenses, severance and other taxes, capital expenditures and remediation costs and these estimates are inherently uncertain. If estimates of proved reserves decline, our DD&A rate will increase, resulting in a decrease in net income. A decline in estimates of proved reserves could also cause us to perform an impairment analysis to determine if the carrying amount of oil and natural gas properties exceeds fair value and could result in an impairment charge, which would reduce earnings. We cannot predict what reserve revisions may be required in future periods.

We intend to have our independent reserve engineer audit our internally prepared reserve report as of December 31 for each year.

Depreciation, Depletion and Amortization

Our DD&A rate is dependent upon our estimates of total proved and proved developed reserves, which incorporate various assumptions and future projections. If our estimates of total proved or proved developed reserves decline, the rate at which we record DD&A expense increases, which in turn reduces our net income. Such a decline in reserves may result from lower commodity prices or other changes to reserve estimates, as discussed above, and we are unable to predict changes in reserve quantity estimates as such quantities are dependent on the success of our exploration and development program, as well as future economic conditions.

Derivative Instruments

We utilize commodity derivative instruments, including swaps and collars, to manage the price risk associated with the forecasted sale of our oil and natural gas production. A swap requires us to pay the counterparty if the settlement price exceeds the strike price and the same counterparty is required to pay us if the settlement price is less than the strike price. A collar requires us to pay the counterparty if the settlement price is above the ceiling price and requires the counterparty to pay us if the settlement price is below the floor price. The objective of our use of derivative financial instruments is to achieve more predictable cash flows in an environment of volatile oil, natural gas and NGL prices and to manage our exposure to commodity price risk. While the use of these derivative instruments limits the downside risk of adverse price movements, such use may also limit our ability to benefit from favorable price movements. We may, from time to time, add incremental derivatives to hedge additional production, restructure existing derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of the our existing positions. We do not enter into derivative contracts for speculative purposes.

Our derivative instruments are not designated as hedges for accounting purposes. Accordingly, changes in fair value are recognized in our consolidated and combined statements of operations in the period of change. Gains and losses on derivatives and premiums paid for put options are included in cash flows from operating activities.

Our valuation estimate takes into consideration the counterparties’ credit worthiness, our credit worthiness, and the time value of money. The consideration of the factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. We believe that this approach provides a reasonable, non-biased, verifiable, and consistent methodology for valuing commodity derivative instruments.

Accounting for Business Combinations

We account for all of our business combinations using the purchase method, which involves the use of significant judgment. Any excess or shortage of amounts assigned to assets and liabilities over or under the purchase price is recorded as a gain on bargain purchase or goodwill. The amount of goodwill or gain on bargain purchase recorded in any particular business combination can vary significantly depending upon the values attributed to assets acquired and liabilities assumed.

In estimating the fair values of assets acquired and liabilities assumed in a business combination, we make various assumptions. The most significant assumptions relate to the estimated fair values assigned to proved and unproved oil and gas properties. If sufficient market data is not available regarding the fair values of proved and unproved properties, we must prepare estimates. To estimate the fair values of these properties, we prepare estimates of oil, natural gas and NGL reserves. We estimate future prices to apply to the estimated reserves quantities acquired and estimate future operating and development costs to arrive at estimates of future net cash flows. For estimated proved reserves, the future net cash flows are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition. The market-based weighted average cost of capital rate is subjected to additional project-specific risking factors. To compensate for the inherent risk of estimating and valuing unproved reserves, when a discounted cash flow model is used, the discounted future net cash flows of probable and possible reserves are reduced by additional risk factors. In some instances, market comparable information of recent transactions is used to estimate fair value of unproved acreage.

Estimated fair values assigned to assets acquired can have a significant effect on results of operations in the future. A higher fair value assigned to a property results in higher DD&A expense, which results in lower net earnings. Fair values are based on estimates of future commodity prices, reserves quantities, operating expenses and development costs. This increases the likelihood of impairment if future commodity prices or reserves quantities are lower than those originally used to determine fair value, or if future operating expenses or development costs are higher than those originally used to determine fair value. Impairment would have no effect on cash flows but would result in a decrease in net income for the period in which the impairment is recorded.

Asset Retirement Obligations

Our asset retirement obligations (“ARO”) consist of estimated future costs associated with the plugging and abandonment of oil, natural gas and NGL wells, removal of equipment and facilities from leased acreage and land restoration in accordance with applicable local, state and federal laws. The fair value of an ARO liability is required to be recognized in the period in which it is incurred, with the associated asset retirement cost capitalized as part of the carrying cost of the oil and gas asset. The recognition of an ARO requires that management make numerous assumptions regarding such factors as the estimated probabilities, amounts and timing of settlements; the credit-adjusted risk-free discount rate to be used; inflation rates; and future advances in technology. In periods subsequent to the initial measurement of the ARO, we must recognize period-to-period changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. Increases in the ARO liability due to the passage of time, are recorded as accretion expense, which is a component of DD&A. The related capitalized cost, including revisions thereto, is charged to expense through DD&A over the life of the oil and gas property.

Revenue Recognition

Revenues from the sale of oil, natural gas and NGLs are recognized when the product is delivered at a fixed or determinable price, title has transferred, and collectability is reasonably assured and evidenced by a contract.

We recognize revenues from the sale of oil, natural gas and NGLs using the sales method of accounting, whereby revenue is recorded based on our share of volume sold, regardless of whether we have taken our proportional share of volume produced. These differences result in gas imbalances. We record a liability to the extent there are not sufficient reserves to cover an over delivered gas imbalance. No receivables are recorded for those wells on which the Company has taken less than its proportionate share of production. We receive payment approximately one month after delivery for operated wells and up to three months after delivery for non-operated wells. At the end of each month, we estimate the amount of production delivered to purchasers and the price we will receive. Variances between our estimates and the actual amounts received are recorded in the month payment is received. A 10% change in our December 31, 2016, 2015 and 2014 revenue accrual would have impacted total operating revenues by approximately $1.7 million, $1.2 million and $0.8 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Incentive Units

The governing documents of WHR II provided for the issuance of incentive units. WHR II granted incentive units to certain of its members who were key employees at the time of grant. The incentive units were accounted for similar to liability-classified awards as achievement of the payout conditions required settlement of such awards by transferring cash to the incentive unit holder. Compensation cost was recognized only if the performance condition was probable of being satisfied at each reporting date. The payment likelihood related to the WHR II incentive units was not deemed probable for the three months ended March 31, 2016. As such, no compensation expense was recognized by our predecessor.

In connection with our corporate reorganization that occurred in conjunction with our initial public offering, the WHR II incentive units were transferred to WildHorse Investment Holdings in exchange for substantially similar incentive units in WildHorse Investment Holdings and WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings granted certain officers and employees awards of incentive units in WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings. The fair value of the incentive units will be remeasured on a quarterly basis until all payments have been made. Any future compensation expense recognized will be a non-cash charge, with the settlement obligation resting with WildHorse Investment Holdings, WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings, respectively. Accordingly, no payments will ever be made by us related to these incentive units; however, non-cash compensation expense (income) will be allocated to us in future periods offset by deemed capital contributions (distributions). As such, these awards are not dilutive to our stockholders. Compensation cost is recognized only if the performance condition is probable of being satisfied at each reporting date. The payment likelihood related to these incentive units was not deemed probable at March 31, 2017. As such, no compensation expense was recognized by us. Unrecognized compensation costs associated with these incentive units was $27.6 million at March 31, 2017.

The fair value of the incentive units was estimated using a Monte Carlo simulation valuation model with the following key assumptions:

Incentive Unit Valuation As Of March 31, 2017
Expected life (years)	1.29 - 5.54
Expected volatility (range)	57.0% - 64.0%
Dividend yield	0.0%
Risk-free rate (range)	1.09% - 1.99%

Vesting of all incentive units is generally dependent upon an explicit service period, a fundamental change as defined in the respective governing document, and achievement of payout. All incentive units not vested are forfeited if an employee is no longer employed. All incentive units will be forfeited if a holder resigns whether the incentive units are vested or not. If the payouts have not yet occurred, then all incentive units, whether or not vested, will be forfeited automatically (unless extended).

Results of Operations

The results of operations of our predecessor were retrospectively recast due to common control considerations. Because WHR II, Esquisto and Acquisition Co. were under the common control of NGP ECM, the sale and contribution of the respective ownership interests were accounted for as a combination of entities under common control, whereby the assets and liabilities sold and contributed were recorded based on historical cost. As such, the results of operations presented below for the three months ended March 31, 2016 have been derived from the combined results attributable to our predecessor and Esquisto. Additionally, the results of operations presented below (i) (a) for the year ended December 31, 2016 and (b) for the period from February 17, 2015 (the inception of common control) to December 31, 2015 have been derived from the combined results attributable to our predecessor and Esquisto for periods prior to our initial public offering and (ii) (a) for the period from January 1, 2015 to February 16, 2015 and (b) for the year ended December 31, 2014 have been derived from the results attributable to our predecessor. Furthermore, the results of operations attributable to Acquisition Co. are reflected in the financial data presented herein beginning on December 19, 2016. For periods after the completion of our initial public offering, our consolidated financial statements include our accounts and those of our subsidiaries.

Factors Affecting the Comparability of the Combined Historical Financial Results

The comparability of the results of operations among the periods presented is impacted by the following:

•

the acquisition of approximately 158,000 net acres of oil and natural gas properties adjacent to our existing Eagle Ford acreage on December 19, 2016 in connection with our initial public offering (the “Burleson North Acquisition”) for a final purchase price of $385.9 million, net of customary post-closing adjustments;

•

incremental G&A expenses as a result of being a publicly traded company including, but not limited to, Exchange Act reporting expenses; expenses associated with Sarbanes Oxley compliance; expenses associated with shares of our common stock being listed on a national securities exchange; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and independent director compensation;

•	the February 2017 private placement of $350.0 million aggregate principal amount of the 2025 Senior Notes;

•	combining the financial position and results of operations of Esquisto with the predecessor beginning February 17, 2015;

•	public company expenses incurred in connection with our initial public offering and our corporate reorganization that occurred in conjunction with our initial public offering; and

•

Esquisto’s third-party acquisition of certain oil and natural gas producing properties, undeveloped acreage and water assets located in the Eagle Ford in July 2015 for a purchase price of $103.0 million, net of customary post-closing adjustments.

As a result of the factors listed above, the combined historical results of operations and period-to-period comparisons of these results and certain financial data may not be comparable or indicative of future results.

The tables below summarize certain of the results of operations and period-to-period comparisons for the periods indicated.

	For the Three Months Ended March 31,
	2017	2016
	(In thousands)
Revenues:
Oil sales	$39,077	$13,253
Natural gas sales	12,145	10,206
NGL sales	2,663	945
Other income	407	723

Total operating revenues	54,292	25,127

Operating expenses:
Lease operating expenses	6,928	2,760
Gathering, processing and transportation	1,700	1,891
Gathering system operating expense	19	54
Taxes other than income tax	3,899	1,472
Depreciation, depletion and amortization	26,443	22,063
General and administrative expenses	7,482	4,449
Exploration expense	1,615	7,443

Total operating expenses	48,086	40,132

Income (loss) from operations	6,206	(15,005)
Other income (expense):
Interest expense	(5,571)	(1,972)
Debt extinguishment costs	11	(358)
Gain (loss) on derivative instruments	31,291	3,246
Other income (expense)	15	12

Total other income (expense)	25,746	928

Income (loss) before income taxes	31,952	(14,077)
Income tax benefit (expense)	(11,700)	(139)

Net income (loss)	20,252	(14,216)
Net income (loss) allocated to previous owners	—	(2,517)
Net income (loss) allocated to predecessor	—	(11,699)

Net income (loss) available to the Company	$20,252	$—

Net income (loss) per common share:
Basic and diluted	$0.22	n/a
Weighted-average common shares outstanding:
Basic and diluted	93,216	n/a
Oil and natural gas revenue:
Natural gas	$12,145	$10,206
Crude oil	39,077	13,253
Natural gas liquids	2,663	945

Total oil and natural gas revenue	$53,885	$24,404

Production volumes:
Natural gas (MMcf)	3,849	4,801
Oil (MBbls)	783	446
NGLs (MBbls)	160	111

Total (MBoe)	1,584	1,357

	For the Three Months Ended March 31,
	2017	2016
	(In thousands)
Average sales price:
Natural gas (per Mcf)	$3.16	$2.13
Oil (per Bbl)	49.90	29.72
NGLs (per Bbl)	16.65	8.51

Total (per Boe)	$34.01	$17.98

Average production volumes:
Natural gas (MMcf/d)	42.8	52.8
Oil (MBbls/d)	8.7	4.9
NGLs (MBbls/d)	1.8	1.2

Average net production (MBoe/d)	17.6	14.9

Average unit costs per Boe:
Lease operating expenses	$4.37	$2.03
Gathering, processing and transportation	$1.07	$1.39
Taxes other than income tax	$2.46	$1.08
General and administrative expenses	$4.72	$3.28
Depletion, depreciation and amortization	$16.69	$16.26

Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

For purposes of the following discussion, references to 2017 and 2016 refer to the three months ended March 31, 2017 and the three months ended March 31, 2016, respectively, unless otherwise indicated.

•

Oil, natural gas and NGL revenues were $53.9 million for 2017 compared to $24.4 million for 2016, an increase of $29.5 million (approximately 120%). Production increased 0.2 MMBoe (approximately 14%) primarily due to the December 2016 Burleson North acquisition and to drilling successful wells in the Eagle Ford. The average realized sales price increased $16.03 per Boe (approximately 89%) due to a higher percentage of oil in the production mix. Oil revenues increased $15.8 million and $10.0 million due to favorable pricing and production variances, respectively. Natural gas revenues increased $3.9 million due to a favorable pricing variance offset by a $2.0 million decrease due to an unfavorable volume variance. NGL revenues increased $1.3 million and $0.4 million due to favorable price and volume variances, respectively.

•

LOE was $6.9 million and $2.8 million for 2017 and 2016, respectively. On a per Boe basis, total LOE was $4.37 and $2.03 for 2017 and 2016, respectively. The increase in LOE on a per unit basis is largely attributable to the Burleson North acquisition which came with less efficient legacy production. Net production in 2017 consisted of 49% oil compared to 33% oil in 2016. Generally, the production of oil is more expensive than natural gas on a per Boe basis.

•

GP&T expenses were $1.7 million and $1.9 million for 2017 and 2016, respectively. The 11% decrease in GP&T expenses was primarily attributable to lower fee gas purchasing and processing contracts associated with the Burleson North properties. On a per Boe basis, GP&T expenses were $1.07 and $1.39 for 2017 and 2016, respectively.

•

Taxes other than income tax were $3.9 million and $1.5 million for 2017 and 2016, respectively; an increase of $2.4 million (approximately 160%). On a per Boe basis, taxes other than income tax were $2.46 and $1.08 for 2017 and 2016, respectively. The 128% increase was primarily due to higher price realizations, higher ad valorem taxes, and Louisiana franchise taxes incurred as a result of our corporate reorganization that occurred in conjunction with our initial public offering.

•

DD&A expense for 2017 was $26.4 million compared to $22.1 million for 2016, a $4.3 million increase (approximately 20%) primarily due to an increase in production volumes related to drilling activities. Increased production volumes caused DD&A expense to increase by $3.7 million and the change in the DD&A rate between periods caused DD&A expense to increase by $0.7 million.

•

G&A expenses were $7.5 million and $4.4 million (an increase of approximately 71%) for 2017 and 2016, respectively. The $3.1 million increase was primarily due to increased staffing for 2017 compared to 2016 and increased costs associated with being a public company. Salaries and wages increased by $2.4 million primarily due to additional staffing. Fees related to accounting and audit services increased $0.6 million between 2017 and 2016. During 2017, we recorded $0.6 million in acquisition costs and $0.5 million in stock-based compensation costs related to our long term incentive plan. These increases were offset by the previous owner’s $1.0 million G&A accrual payable to its members during 2016.

•

Exploration expense was $1.6 million and $7.4 million for 2017 and 2016, respectively. The $5.8 million reduction (approximately 78%) in exploration expense was primarily due to an increase in undeveloped leasehold impairments of $0.7 million, and an increase in seismic acquisitions of $0.3 million, offset by $6.8 million in expenses associated with the early termination of a rig contract, which was laid down in March 2016 due to low commodity prices.

•

Interest expense was $5.6 million and $2.0 million for 2017 and 2016, respectively. The $3.6 million increase (approximately 180%) was due to an increase in the average debt outstanding as a result of the February 2017 issuance of the 2025 Senior Notes. Interest is comprised of interest on our credit facilities, interest on our senior notes and amortization of debt issue costs. Amortization of debt issue costs was $0.8 million for 2017 compared to $0.1 million for 2016. The amortization of debt issue costs included a write off of $0.6 million due to the automatic reduction of our borrowing base in conjunction with the issuance of the senior notes.

•

Debt extinguishment costs were $0.4 million in 2016 due to Esquisto’s retirement and termination of its revolving credit facility and second lien in January 2016 in connection with the merger of Esquisto I and Esquisto II. There were no debt extinguishment costs in 2017.

•

Net gains on commodity derivatives of $31.3 million were recognized during 2017, of which $31.2 million was an unrealized gain and $0.1 million was a realized gain. During 2016, we recognized a $3.2 million gain on derivative instruments, of which $3.1 million was a realized gain and a $0.1 million was an unrealized gain.

•

Income tax expense of $11.7 million was recognized in 2017 in comparison to income tax expense of a $0.1 million in 2016. The period-to-period increase was primarily a result of being a corporation subject to federal and state income tax subsequent to our initial public offering. The effective tax rate for 2017 differed from the federal statutory income tax rate primarily due to the impact of state income tax. The effective tax rate for 2016 differed from the federal statutory income tax rate primarily due the impact of pass-through entities and state income tax.

	For the Year Ended December 31,
	2016	2015	2014
	(In thousands)
Revenues:
Oil sales	$75,938	$42,971	$2,780
Natural gas sales	43,487	38,665	41,694
NGL sales	5,786	4,295	989
Other income	2,131	404	—

Total revenues	127,342	86,335	45,463

Operating expenses:
Lease operating expenses	12,320	14,053	9,428
Gathering, processing and transportation	6,581	5,300	3,953
Gathering system operating expense	99	914	—
Taxes other than income tax	6,814	5,510	2,584
Cost of oil sales	—	—	687
Depreciation, depletion and amortization	81,757	56,244	15,297
Impairment of proved oil and gas properties	—	9,312	24,721
General and administrative expenses	23,973	15,903	5,838
Exploration expense	12,026	18,299	1,597

Total operating expenses	143,570	125,535	64,105

Income (loss) from operations	(16,228)	(39,200)	(18,642)
Other income (expense):
Interest expense	(7,834)	(6,943)	(2,680)
Debt extinguishment costs	(1,667)	—	—
Gain (loss) on derivative instruments	(26,771)	13,854	6,514
Other income (expense)	(151)	(147)	213

Total other income (expense)	(36,423)	6,764	4,047

Income (loss) before income taxes	(52,651)	(32,436)	(14,595)
Income tax benefit (expense)	5,575	(604)	158

Net income (loss)	(47,076)	(33,040)	(14,437)
Net income (loss) allocated to previous owners	(2,681)	(3,085)	—
Net income (loss) allocated to predecessor	(33,998)	(29,955)	(14,437)

Net income (loss) available to the Company	$(10,397)	$—	$—

Net income (loss) per common share:
Basic and diluted	$(0.11)	n/a	n/a
Weighted-average common shares outstanding:
Basic and diluted	91,327	n/a	n/a
Oil and natural gas revenue:
Natural gas	$43,487	$38,665	$41,694
Crude oil	75,938	42,971	2,780
Natural gas liquids	5,786	4,295	989

Total oil and natural gas revenue	$125,211	$85,931	$45,463

Production volumes:
Natural gas (MMcf)	17,820	14,847	9,388
Oil (MBbls)	1,848	968	31
NGLs (MBbls)	471	351	41

Total (MBoe)	5,289	3,794	1,637

	For the Year Ended December 31,
	2016	2015	2014
	(In thousands)
Average sales price:
Natural gas (per Mcf)	$2.44	$2.60	$4.44
Oil (per Bbl)	$41.09	$44.41	$90.55
NGLs (per Bbl)	$12.28	$12.22	$23.89

Total (per Boe)	$23.67	$22.65	$27.78

Average production volumes:
Natural gas (Mcf/d)	48.7	40.7	25.7
Oil (Bbls/d)	5.0	2.7	0.1
NGLs (Bbls/d)	1.3	1.0	0.1

Average net production (Boe/d)	14.5	10.4	4.5

Average unit costs per Boe:
Lease operating expenses	$2.33	$3.70	$5.76
Gathering, processing and transportation	$1.24	$1.40	$2.42
Taxes other than income tax	$1.29	$1.45	$1.58
General and administrative expenses	$4.53	$4.19	$3.57
Depletion, depreciation and amortization	$15.46	$14.82	$9.35

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

•

Oil, natural gas and NGL revenues were $125.2 million for 2016 compared to $85.9 million for 2015, an increase of $39.3 million (approximately 46%). Production increased 1.5 MMBoe (approximately 40%) primarily due to increased production from drilling successful wells in the Eagle Ford. The average realized sales price increased $1.02 per Boe (approximately 5%) due to a higher percentage of oil in the production mix. A favorable oil production variance contributed to a $39.1 million increase in oil revenues offset by a $6.1 million decrease due to an unfavorable pricing variance.

•

LOE was $12.3 million and $14.1 million for 2016 and 2015, respectively. The decrease primarily is due to operational efficiencies, lower workover expense and lower service costs associated with industry-wide service cost decreases. On a per Boe basis, LOE was $2.33 and $3.70 for 2016 and 2015, respectively. The decrease was due to lower LOE and certain items, such as direct labor and materials and supplies, generally remaining relatively fixed across broad production volume ranges.

•

GP&T expenses were $6.6 million and $5.3 million for 2016 and 2015, respectively. The 24% increase in GP&T expenses is primarily attributable to an increase in production. On a per Boe basis, GP&T expenses were $1.24 and $1.40 for 2016 and 2015, respectively. The decrease is primarily due to an increase in production from drilling successful wells.

•

Taxes other than income tax were $6.8 million and $5.5 million for 2016 and 2015, respectively. The $1.3 million increase (approximately 24%) was primarily due to an increase in revenues associated with our oil and natural gas properties. On a per Boe basis, taxes other than income tax were $1.29 and $1.45 for 2016 and 2015, respectively. The 11% decrease was primarily due to severance tax exemptions on high cost horizontal wells.

•

DD&A expense for 2016 was $81.8 million compared to $56.2 million for 2015, a $25.6 million increase primarily due to an increase in production volumes related to drilling activities. Increased production volumes caused DD&A expense to increase by $22.2 million and the change in the DD&A rate between periods caused DD&A expense to increase by $3.4 million.

•	We did not record impairment expense in 2016 compared to $9.3 million for 2015. The 2015 impairments primarily related to certain non-core properties located in Texas and Louisiana. The estimated future cash flows expected from these properties were compared to their carrying values and determined to be unrecoverable primarily due to declining commodity prices.

•

G&A expenses were $24.0 million and $15.9 million for 2016 and 2015, respectively. Salaries and wages increased by $2.6 million primarily due to the successful completion of our initial public offering. Reduction in G&A reimbursements of $1.9 million associated with the termination of a management services agreement with a related party in February 2015 also contributed to the period-to-period increase in G&A expenses. We recorded approximately $1.0 million of initial public offering expenses during 2016. Esquisto recorded G&A expenses of $7.2 million during 2016 compared to $5.0 million from February 17, 2015 to December 31, 2015. During the year ended December 31, 2016, Esquisto accrued $4.0 million, as G&A expenses payable to its members compared to $3.6 million during the period from February 17, 2015 to December 31, 2015. Esquisto paid Petromax Operating Company, Inc. (“Petromax”), who was the operator of the majority of Esquisto’s wells, $1.3 million during the year ended December 31, 2016 and $0.9 million during the period from February 17, 2015 to December 31, 2015 for overhead charges on drilling and producing wells at market rates as set forth in joint operating agreements and in accordance with an operating agreement between Petromax and Esquisto. Esquisto also recorded $0.6 million of expenses related to our initial public offering during 2016.

•

Exploration expense was $12.0 million and $18.3 million for 2016 and 2015, respectively. The $6.3 million reduction in exploration expense was primarily due to a reduction in exploration dry hole costs of $7.2 million, a reduction in seismic acquisitions of $4.2 million, offset by $6.8 million in expenses associated with the early termination of a rig contract, which was laid down in March 2016 due to low commodity prices.

•

Interest expense was $7.8 million and $6.9 million for 2016 and 2015, respectively. The increase was due to an increase in the average debt outstanding. Interest is comprised of interest on our credit facilities and amortization of debt issue costs.

•

Debt extinguishment costs were $1.7 million in 2016 due to the write-off of unamortized debt issuance costs associated with the WHR II and Esquisto credit facilities that were terminated in connection with our initial public offering, Esquisto also retired and terminated their revolving credit facility and second lien in January 2016 in connection with the merger of Esquisto I and Esquisto II. There were no debt extinguishment costs in 2015.

•

Net losses on commodity derivatives of $26.8 million were recognized during 2016, of which $4.5 million was a realized gain and $31.3 million was an unrealized loss. During 2015, we recognized a $13.9 million gain on derivative instruments, of which $12.0 million was a realized gain and a $1.9 million was unrealized gain.

•

Income tax benefit of $5.6 million was recognized in 2016 in comparison to income tax expense of a $0.6 million in 2015. The period-to-period decrease was primarily a result of being a corporation subject to federal and state income tax subsequent to our initial public offering. The effective tax rate for 2016 differed from the federal statutory income tax rate primarily due the impact of pass-through entities and state income tax. The effective tax rate for 2015 differed from the federal statutory income tax rate primarily due the impact of pass-through entities and state income tax.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

•

Oil, natural gas and NGL revenues were $85.9 million for 2015 compared to $45.5 million for 2014, an increase of $40.4 million (approximately 88%). Production increased 2.2 MMBoe (approximately 132%) primarily due to combining the results of operations of Esquisto with our predecessor beginning February 17, 2015, third-party acquisitions, and drilling activity. Oil, natural gas and NGL revenues attributable to Esquisto were $45.4 million from February 17, 2015 to December 31, 2015. The average realized sales price decreased $5.13 per Boe (approximately 19%) due to lower commodity prices. The favorable production variance contributed to an approximate $59.8 million increase in revenues and was offset by $19.4 million decrease due to the unfavorable pricing variances.

•

LOE was $14.1 million and $9.4 million for 2015 and 2014, respectively. The increase is primarily due to LOE associated with Esquisto’s July 2015 acquisition and increased water disposal charges related to our new wells. On a per Boe basis, LOE was $3.70 and $5.76 for 2015 and 2014, respectively. The decrease was primarily due to certain items, such as direct labor and materials and supplies, generally remaining relatively fixed across broad production volume ranges.

•

GP&T expenses were $5.3 million and $4.0 million for 2015 and 2014, respectively. The 33% increase was primarily due to an increase in production due to acquisitions and our drilling activities. On a per Boe basis, GP&T expenses were $1.40 and $2.41 for 2015 and 2016, respectively. The decrease is primarily due to an increase in production from acquisitions and drilling successful wells.

•

Taxes other than income tax were $5.5 million and $2.6 million for 2015 and 2014, respectively. The $2.9 million increase (approximately 113%) is primarily due to an increase in revenues associated with our oil and natural gas properties. On a per Boe basis, taxes other than income tax were $1.45 and $1.58 for 2015 and 2014, respectively. The 8% decrease was primarily due to severance tax exemptions on high cost horizontal wells.

•

DD&A expense for 2015 was $56.2 million compared to $15.3 million for 2014, a $40.9 million increase primarily due to combining the results of operations of Esquisto with our predecessor beginning February 17, 2015, increase in production volumes related to acquisitions, and drilling activities. DD&A expense attributable to Esquisto was $30.7 million from February 17, 2015 to December 31, 2015. Increased production volumes caused DD&A expense to increase by approximately $20.1 million and the change in the DD&A rate between periods caused DD&A expense to increase by approximately $20.8 million.

•

Impairment expense for 2015 was $9.3 million compared to $24.7 million for 2014. We impaired certain non-core properties in Texas and Louisiana. The estimated future cash flows expected from these properties were compared to their carrying values and determined to be unrecoverable primarily due to a decline in prices.

•

G&A expenses were $15.9 million and $5.8 million for 2015 and 2014, respectively. There was a reduction in G&A reimbursements of $4.3 million associated with the termination of a management services agreement with a related party in February 2015, a $1.2 million increase in salaries and wages, and a $0.7 million increase in rent expense. These increases were largely offset by a $2.1 million decrease in shared G&A costs billed to WHR II from an affiliate and $1.2 million decrease in acquisition related costs. Esquisto recorded G&A expenses of $5.0 million from February 17, 2015 to December 31, 2015. During this same period, Esquisto accrued $3.6 million, as G&A expenses payable to its members and paid Petromax $0.9 million for overhead charges on drilling and producing wells at market rates as set forth in joint operating agreements and in accordance with an operating agreement between Petromax and Esquisto.

•

Exploration expense was $18.3 million and $1.6 million for 2015 and 2014, respectively. Exploration expense for 2015 included $7.1 million of costs associated with drilling a dry well, $4.2 million of seismic surveying costs, $1.5 million of state lease delay rentals and a $4.5 million impairment of our unproved leasehold costs.

•	Interest expense was $6.9 million and $2.7 million for 2015 and 2016, respectively. The increase was due to an increase in the average debt outstanding.

•

Net gains on commodity derivatives of $13.9 million were recognized during 2015, of which $12.0 million was a realized gain in addition to an unrealized gain of $1.9 million. Net gains on commodity derivatives of $6.5 million were recognized during 2014, of which $2.7 million was a realized loss and $9.2 million was an unrealized gain. Net realized and unrealized gains on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

•

Income tax expense of $0.6 million was recognized in 2015 in comparison to income tax benefit of a $0.2 million in 2014. The effective tax rate for both 2015 and 2014 differed from the federal statutory income tax rate primarily due the impact of pass-through entities and state income tax.

Liquidity and Capital Resources

Our development and acquisition activities require us to make significant operating and capital expenditures. Our primary use of capital has been the acquisition and development of oil, natural gas and NGL properties and facilities. As we pursue reserve and production growth, we plan to monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. Historically, WHR II’s and Esquisto’s primary sources of liquidity were capital contributions from their former owners, borrowings under their respective revolving credit facilities and second lien loans and cash generated by their operations. Our future success in growing proved reserves and production will be highly dependent on the capital resources available to us.

Based on our current oil and natural gas price expectations, we believe our cash flows provided by operating activities and availability under our revolving credit facility will provide us with the financial flexibility and wherewithal to meet our cash requirements, including normal operating needs, and pursue our currently planned 2017 development drilling activities. However, future cash flows are subject to a number of variables, including the level of our oil and natural gas production and the prices we receive for our oil and natural gas production, and significant additional capital expenditures will be required to more fully develop our properties and acquire additional properties. We cannot assure you that operations and other needed capital will be available on acceptable terms, or at all.

As of March 31, 2017, we had $93.3 million of cash and cash equivalents and $362.5 million of available borrowings under our revolving credit facility. As of March 31, 2017, we had a working capital balance of $47.8 million. As of March 31, 2017, the borrowing base under our revolving credit facility was $362.5 million and we had no outstanding borrowings. The borrowing base under our revolving credit facility is subject to redetermination on at least a semi-annual basis based on an engineering report with respect to our estimated oil and natural gas reserves, which will take into account the prevailing oil and natural gas prices at such time, as adjusted for the impact of our commodity derivative contracts. Unanimous approval by the lenders is required for any increase to the borrowing base. On April 4, 2017, our revolving credit facility borrowing base was increased to $450.0 million in connection with the semi-annual borrowing redetermination by the lenders; however, the borrowing base increased to $650.0 million upon the closing of the Acquisition. The next scheduled borrowing base redetermination is set for October 2017. A continuing decline in oil and natural gas prices could result in a reduction of our borrowing base under our revolving credit facility and could trigger mandatory principal repayments. On April 27, 2017, standby letters of credit of $1.9 million were issued to the Railroad Commission of Texas under our revolving credit facility.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, 435,000 shares of which are currently issued and outstanding in the form of the Preferred Stock. Please see “—Recent Developments” for additional information.

Capital Expenditure Budget

We established a full year 2017 drilling and completion capital expenditure budget of $450 million to $600 million, which was updated to $550 million to $675 million following the signing of the Acquisition

Agreements. We expect to fund our capital expenditures with cash generated by operations, cash on hand, borrowings under our revolving credit facility and proceeds from our 2025 Senior Notes offering. The amount, timing and allocation of capital expenditures is largely discretionary and within our control, and our 2017 capital budget may be adjusted as business conditions warrant. Commodity prices declined significantly since June 2014 and have remained low thus far in 2017. If oil or natural gas prices remain at current levels or decline to levels below our acceptable levels, or costs increase to levels above our acceptable levels, we could choose to defer a significant portion of our budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe will have the highest expected rates of return and potential to generate near-term cash flow. We routinely monitor and adjust our capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside our control. Any reduction in our capital expenditure budget could have the effect of delaying or limiting our development program, which would negatively impact our ability to grow production and could materially and adversely affect our future business, financial condition, results of operations or liquidity.

We intend to fund our 2017 capital expenditures and our cash requirements, including normal cash operating needs, debt service obligations and commitments and contingencies through December 31, 2017, with borrowings under our revolving credit facility, our operating cash flow, cash on hand and 2025 Senior Notes. However, to the extent that we consider market conditions favorable, we may access the capital markets to raise capital from time to time to fund acquisitions, pay down our revolving credit facility balance and for general working capital purposes.

We plan to continue our practice of entering into hedging arrangements to reduce the impact of commodity price volatility on our cash flow from operations. Under this strategy, we expect to maintain an active hedging program that seeks to reduce our exposure to commodity prices and protect our cash flow.

For the three months ended March 31, 2017, our drilling and completion expenditures were approximately $85.4 million primarily related to the development of our Eagle Ford properties.

Debt Agreements

Revolving Credit Facility. Concurrently with the closing of our initial public offering, we, as borrower, and certain of our current and future subsidiaries, as guarantors, entered into a five-year, $1.0 billion senior secured revolving credit facility. In April 2017, our revolving credit facility borrowing base was increased from $362.5 million to $450.0 million in connection with the semi-annual borrowing redetermination by our lenders. In connection with the closing of the Acquisition, we amended our revolving credit facility (i) to provide that the Preferred Stock will not be treated as “Disqualified Capital Stock” under our revolving credit facility and (ii) to increase the borrowing base to $650.0 million.

Our revolving credit facility is reserve-based, and thus our borrowing base is primarily based on the estimated value of our oil, NGL and natural gas properties and our commodity derivative contracts as determined by our lenders in their sole discretion consistent with their normal and customary oil and gas lending practices semi-annually, from time to time at our election in connection with material acquisitions, or no more frequently than twice in any fiscal year at the request of the Required Lenders or us, in each case based on engineering reports with respect to our estimated oil, NGL and natural gas reserves, and our commodity derivative contracts. Unanimous approval by the lenders is required for any increase to the borrowing base pursuant to a Redetermination, while only Required Lender approval is required to maintain or decrease the borrowing base pursuant to a Redetermination. The borrowing base will also automatically decrease upon the issuance of certain debt, including the issuance of senior notes, the sale or other disposition of certain assets and the early termination of certain swap agreements. In the future, we may be unable to access sufficient capital under our revolving credit facility as a result of (i) a decrease in our borrowing base due to a borrowing base redetermination or (ii) an unwillingness or inability on the part of our lenders to meet their funding obligations.

A decline in commodity prices could result in a redetermination that lowers our borrowing base and, in such case, we could be required to repay any indebtedness in excess of the borrowing base, or we could be required to pledge other oil and natural gas properties as additional collateral. If a redetermination of our borrowing base results in our borrowing base being less than our aggregate elected commitments, our aggregate elected commitments will be automatically reduced to the amount of such reduced borrowing base. We do not anticipate having any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under our revolving credit facility.

Borrowings under our revolving credit facility are secured by liens on substantially all of our properties, but in any event, not less than 85% (or 75% with respect to certain properties prior to February 2, 2017) of the total value, as determined by the administrative agent, of the proved reserves attributable to our oil and natural gas properties using a discount rate of 9%, all of our equity interests in any future guarantor subsidiaries and all of our other assets including personal property but excluding equity interests in and assets of unrestricted subsidiaries.

Additionally, borrowings under our revolving credit facility will bear interest, at our option, at either the greatest of (x) the prime rate as determined by the administrative agent, (y) the federal funds effective rate plus 0.50%, and (z) the adjusted LIBOR for a one month interest period plus 1.0%, in each case, plus a margin that varies from 1.25% to 2.25% per annum according to the total commitments usage (which is the ratio of outstanding borrowings and letters of credit to the least of the total commitments, the borrowing base and the aggregate elected commitments then in effect), (ii) the adjusted LIBOR plus a margin that varies from 2.25% to 3.25% per annum according to the total commitment usage or (iii) the applicable LIBOR market index rate plus a margin that varies from 2.25% to 3.25% per annum according to the total commitment usage. The unused portion of the total commitments are subject to a commitment fee that varies from 0.375% to 0.50% per annum according to our total commitments usage.

Our revolving credit facility requires us to maintain (x) a ratio of total debt to EBITDAX (as defined under our revolving credit facility) of not more than 4.00 to 1.00 and (y) a ratio of current assets (including availability under the facility) to current liabilities of not less than 1.00 to 1.00.

Additionally, our revolving credit facility contains various covenants and restrictive provisions that, among other things, limit our ability to incur additional debt, guarantees or liens; consolidate, merge or transfer all or substantially all of our assets; make certain investments, acquisitions or other restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; incur commodity hedges exceeding a certain percentage of our production; and prepay certain indebtedness.

Events of default under our revolving credit facility will include, but are not be limited to, failure to make payments when due, breach of any covenant continuing beyond any applicable cure period, default under any other material debt, change of control, bankruptcy or other insolvency event and certain material adverse effects on our business.

If we fail to perform our obligations under these and other covenants, the revolving credit commitments may be terminated and any outstanding indebtedness under our revolving credit facility, together with accrued interest, fees and other obligations under the credit agreement, could be declared immediately due and payable.

We believe we were in compliance with all the financial (interest coverage ratio and current ratio) and other covenants associated with our revolving credit facility as of March 31, 2017.

WHR II Revolving Credit Facility. We repaid and terminated WHR II’s prior revolving credit facility in connection with the completion of our initial public offering.

Esquisto Revolving Credit Facility. We repaid and terminated Esquisto’s prior revolving credit facility in connection with the completion of our initial public offering.

Esquisto Terminated Revolving Credit Facility and Second Lien Loan. Esquisto retired and terminated a prior revolving credit facility and second lien loan in January 2016 in connection with the merger of Esquisto I and Esquisto II.

Our debt obligations consisted of the following at the dates indicated (in thousands):

Credit Facility	March 31, 2017	December 31, 2016
WRD revolving credit facility	$—	$242,750
6.875% senior unsecured notes, due February 2025(1)	350,000	—
Unamortized discounts	(2,604)	—
Unamortized debt issuance costs—6.875% senior unsecured notes	(8,613)	—

Total long-term debt	$338,783	$242,750

(1)

The estimated fair value of this fixed-rate debt was $338.2 million at March 31, 2017. The estimated fair value is based on quoted market prices and is classified as Level 2 within the fair value hierarchy.

2025 Senior Notes

On February 1, 2017, we completed a private placement of $350.0 million aggregate principal amount of the 2025 Senior Notes. The 2025 Senior Notes were issued at a price of 99.244% of par and resulted in net proceeds of approximately $338.6 million. The 2025 Senior Notes will mature on February 1, 2025 and interest is payable on February 1 and August 1 of each year. The 2025 Senior Notes are fully and unconditionally guaranteed on a joint and several basis by all of our existing and certain future subsidiaries (subject to customary release provisions). The consummation of our 2025 Senior Notes offering automatically reduced the borrowing base of our revolving credit facility by $87.5 million. The net proceeds from the 2025 Senior Notes were used to repay borrowings outstanding under our revolving credit facility and for general corporate purposes.

We may redeem all or any part of the 2025 Senior Notes at a “make-whole” redemption price, plus accrued and unpaid interest, at any time before February 1, 2020. We may also redeem up to 35% of the aggregate principal amount of the 2025 Senior Notes prior to February 1, 2020 in an amount not greater than the net cash proceeds from one or more equity offerings at a redemption price of 106.875% of the principal amount of the 2025 Senior Notes, plus accrued and unpaid interest.

In connection with the issuance and sale of the 2025 Senior Notes, the Company and our subsidiary guarantors entered into a registration rights agreement (the “Notes Registration Rights Agreement”) with a representative of the initial purchasers of the 2025 Senior Notes, dated February 1, 2017. Pursuant to the Notes Registration Rights Agreement, we agreed to file a registration statement with the SEC so that holders of the 2025 Senior Notes can exchange the 2025 Senior Notes for registered notes that have substantially identical terms. In addition, we have agreed to exchange the guarantees related to the 2025 Senior Notes for registered guarantees having substantially the same terms as the original guarantees. The Company and the guarantors will use commercially reasonable best efforts to cause the exchange to be consummated within 365 days after the issuance of the 2025 Senior Notes. The Company and the guarantors are required to pay additional interest if they fail to comply with their obligations to register the 2025 Senior Notes within the specified time periods.

Commodity Derivative Contracts

Our hedging policy is designed to reduce the impact to our cash flows from commodity price volatility.

For additional information regarding the volumes of our production covered by commodity derivative contracts and the average prices at which production is hedged as of March 31, 2017, see “—Quantitative and Qualitative Disclosures About Market Risk—Counterparty and Customer Credit Risk.”

Counterparty Exposure

Our hedging policy permits us to enter into derivative contracts with major financial institutions or major energy entities. Our derivative contracts are currently with major financial institutions, certain of which are also lenders under our revolving credit facility. We have rights of offset against the borrowings under our revolving credit facility. See “—Quantitative and Qualitative Disclosures About Market Risk—Counterparty and Customer Credit Risk” for additional information.

Cash Flows from Operating, Investing and Financing Activities

The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated. Our predecessor’s cash flows were retrospectively revised due to common control considerations. As such, the cash flows for 2016, 2015 and 2014 have been derived from the combined financial position and results attributable to the predecessor for periods prior to our initial public offering and for the previous owner for periods from the inception of common control (February 17, 2015) through our initial public offering. For periods after the completion of our initial public offering, our consolidated financial statements include our accounts and those of our subsidiaries. Because WHR II, Esquisto and Acquisition Co. Holdings were under the common control of NGP ECM, the sale and contribution of the respective ownership interests was accounted for as a combination of entities under common control, whereby the assets and liabilities sold and contributed were recorded based on historical cost.

	For the Three Months Ended March 31,
	2017	2016
	(in thousands)
Net cash provided by (used in) operating activities	$27,819	$(3,069)
Net cash used in investing activities	$(65,164)	$(44,396)
Net cash provided by financing activities	$127,572	$19,120

Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

For purposes of the following discussion, references to 2017 and 2016 refer to the three months ended March 31, 2017 and the three months ended March 31, 2016, respectively, unless otherwise indicated.

Operating Activities. Net cash provided by operating activities was $27.8 million for 2017, compared to $3.1 million of net cash used in operating activities for 2016. Production increased 0.2 MMBoe (approximately 14%) and average realized sales prices increased to $34.01 per Boe for 2017 compared to $17.98 per Boe during 2016 as previously discussed above under “Results of Operations.” Higher G&A and interest expense also contributed to the overall period-to-period increase in net cash provided by operating activities. Net cash provided by operating activities included $1.0 million of cash payments on derivative instruments during 2017 compared to $3.4 million in cash receipts during 2016. There was an $11.3 million increase in cash flow attributable to the timing of cash receipts and disbursements related to operating activities during 2017 compared to 2016.

Investing Activities. During 2017 and 2016, cash flows used in investing activities were $65.2 million and $44.4 million, respectively. Acquisitions of oil and gas properties were $3.0 million and $2.2 million during 2017 and 2016, respectively. We received post-closing adjustment receipts of $3.9 million during 2017 related to the Burleson North Acquisition. Additions to oil and gas properties were $63.3 million during 2017 primarily related to our drilling and completion activities in the Eagle Ford. Additions to oil and gas properties were $39.8 million during 2016, of which $31.0 million was attributable to Esquisto’s drilling and completion activities in the Eagle Ford and $8.8 million was attributable to our predecessor’s drilling and completion activities in North Louisiana.

Financing Activities. Net cash provided by financing activities during 2017 of $127.6 million was primarily attributable to $34.5 million and $347.4 million in proceeds from the partial exercise of the underwriters’ over-

allotment option and from the issuance of our 2025 Senior Notes, respectively. These cash inflows were offset by net payments under our revolving credit facilities of $242.8 million during 2017, debt issuance costs of $9.0 million, $1.9 million of costs associated with the underwriters’ exercise of their over-allotment option and $0.6 million of costs related to our initial public offering which were previously accrued and cash settled during 2017.

Net cash provided by financing activities of $19.1 million during 2016 was primarily attributable to capital contributions of $12.8 million from our predecessor. Net borrowings under our revolving credit facilities were $7.0 million during 2016. Amounts borrowed under our predecessor and previous owner credit facilities were primarily used for additions to oil and natural gas properties and working capital. Debt issuance costs were $0.4 million. Costs associated with Esquisto’s termination of its second lien were $0.2 million.

	For Year Ended December 31,
	2016	2015	2014
	(in thousands)
Net cash provided by operating activities	$22,262	$50,096	$25,660
Net cash used in investing activities	$(567,545)	$(443,639)	$(128,967)
Net cash provided by financing activities	$505,272	$424,481	$114,589

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Operating Activities. Net cash provided by operating activities was $22.3 million for 2016, compared to $50.1 million of net cash provided by operating activities for 2015. Production increased 1.5 MMBoe (approximately 40%) and average realized sales prices increased to $23.67 per Boe for 2016 compared to $22.65 per Boe during 2015 as previously discussed above under “Results of Operations.” Higher G&A expenses also contributed to the period-to-period decrease in net cash provided by operating activities. Net cash provided by operating activities included $4.9 million of cash receipts on derivative instruments during 2016 compared to $11.5 million during 2015. There was a $50.7 million decrease in cash flow attributable to the timing of cash receipts and disbursements related to operating activities during 2016 compared to 2015.

Investing Activities. During 2016 and 2015, cash flows used in investing activities were $567.5 million and $443.6 million, respectively. Acquisitions of oil and gas properties were $436.1 million during 2016. We closed the Burleson North Acquisition in December 2016 for $389.8 million. Acquisitions of oil and gas properties were $165.8 million during 2015. In July 2015, Esquisto acquired oil and natural gas producing properties, undeveloped acreage and water assets for a total purchase price of $103.0 million. Additions to oil and gas properties were $125.8 million during 2016, of which $107.5 million was attributable to Esquisto’s drilling and completion activities in the Eagle Ford. Additions to oil and gas properties were $253.9 million during 2015, of which $130.0 million was attributable to Esquisto’s drilling and completion activities in the Eagle Ford and $123.9 million was attributable to our predecessor’s drilling and completion activities in North Louisiana.

Financing Activities. Net cash provided by financing activities during 2016 of $505.3 million was primarily attributable to $394.1 million in net proceeds from our initial public offering and capital contributions of $13.3 million and $97.0 million, respectively, from our predecessor and previous owner prior to our initial public offering. Net borrowings under our revolving credit facilities were $4.8 million during 2016. Amounts borrowed under our revolving credit facility were primarily incurred to repay the amounts outstanding under our predecessor and previous owner credit facilities in connection with the closing of our initial public offering. Amounts borrowed under our predecessor and previous owner credit facilities were primarily used for additions to oil and natural gas properties and working capital. Debt issuance costs were $3.6 million.

Net cash provided by financing activities of $424.5 million during 2015 was primarily attributable to capital contributions of $125.1 million and $208.4 million from our predecessor and previous owner, respectively. Net borrowings under our revolving credit facilities were $89.9 million during 2015. Amounts borrowed under our predecessor and previous owner credit facilities were primarily used for additions to oil and natural gas properties and working capital. Debt issuance costs were $0.9 million.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Operating Activities. Net cash provided by operating activities was $50.1 million for 2015, compared to $25.7 million of net cash provided by operating activities for 2014. The change in operating cash flow was primarily the result of the significant decrease in commodity prices and higher G&A expense, largely offset by higher realized hedging gains, higher production and changes in working capital. Average realized sales prices decreased to $22.65 per Boe for 2015 compared to $27.78 per Boe during 2014 while production increased 2.2 MMBoe, or 132%, over the same time period as a result of acquisitions during 2015.

Investing Activities. During 2015 and 2014, cash flows used in investing activities were $443.6 million and $129.0 million, respectively. The increase for 2015 compared to the prior year is primarily due to $419.8 million in acquisitions and additions for 2015 compared to $128.7 million in additions for 2014.

Financing Activities. Net cash provided by financing activities of $424.5 million during 2015 was primarily attributable to capital contributions of $125.1 million and $208.4 million from our predecessor and previous owner, respectively. Net borrowings under our revolving credit facilities were $89.9 million during 2015. Amounts borrowed under our predecessor and previous owner credit facilities were primarily used for additions to oil and natural gas properties and working capital. Net cash provided by financing activities of $114.6 million during 2014 was primarily attributable to capital contributions of $97.5 million from our predecessor and net borrowings from WHR II’s revolving credit facility.

Contractual Obligations

In the table below, we set forth our contractual obligations as of December 31, 2016. The contractual obligations we will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions used in creating the table are subjective.

Contractual Obligation	Total	Payment or Settlement due by Period
		2017	2018-2019	2020-2021	Thereafter
		(In thousands)
Revolving credit facility(1)	$242,750	$—	$—	$242,750	$—
Estimated interest payments(2)	42,464	8,545	17,090	16,829	—
Office lease	5,630	1,235	2,541	1,854	—
Gas transportation agreement(3)	9,528	4,380	5,148	—	—
Compressor and equipment(4)	1,599	1,599	—	—	—
Right-of-way	2,000	40	80	80	1,800

Total	$303,971	$15,799	$24,859	$261,513	$1,800

(1)

As of December 31, 2016, we had $242.8 million outstanding under our revolving credit facility. This amount represents the scheduled future maturities of the principal amount outstanding. See “Liquidity and Capital Resources—Debt Agreements” for information regarding our revolving credit facility.

(2)

Estimated interest payments are based on the principal amount outstanding under our revolving credit facility at December 31, 2016. In calculating these amounts, we applied the weighted-average interest rate during 2016 associated with such debt, which was 3.52%.

(3)

We were assigned a firm gas transportation service agreement with RIGS as a result of our predecessor’s property acquisition on August 8, 2013. Under the terms of the agreement, we are obligated to pay total daily transportation fees not to exceed $0.30 per MMBtu per day for quantities of 40,000 MMBtu per day until March 5, 2019.

(4)	Represents compressor rentals which are on month-to-month terms without any significant long-term contracts

During the three months ended March 31, 2017, there were no significant changes in our consolidated contractual obligations from those described above except for the additions of a long-term dedicated fracturing fleet services agreement and interruptible water availability agreement both of which were entered into as part of our ordinary course of business and are described below. Additionally, we had no indebtedness under our revolving credit facility at March 31, 2017 compared to $242.8 million at December 31, 2016. As previously discussed, our 2025 Senior Notes were issued in February 2017. See “Liquidity and Capital Resources—Debt Agreements” for additional information on our indebtedness.

Dedicated Fracturing Fleet Services Agreement

During the three months ended March 31, 2017, the Company entered into a 20-month dedicated fracturing fleet services agreement to complete wells in a timely manner following conclusion of drilling operations. The agreement may be extended for an additional twelve months. We have agreed to pay a fixed monthly service fee of $2.7 million that covers the cost of equipment and personnel. In addition to the fixed monthly service charge, we have agreed to pay $6,000 for each stage completed in excess of 360 stages per calendar quarter. We have also agreed to pay a pass through fee for the cost of chemicals and fuel plus 10%. We have the right to terminate the contract with appropriate notice; however, an early termination fee of approximately $1.4 million times the number of months remaining under the initial term of the contract would be payable on the termination date.

Interruptible Water Availability Agreement

The Company entered into an interruptible water availability agreement with the Brazos River Authority (“BRA”) that began on February 1, 2017 and ends on December 31, 2021. The agreement provides us with an aggregate of 6,978 acre-feet of water per year from the Brazos River at prices that may be adjusted periodically by BRA. The agreement requires annual payments to be made on or before February 15 of each year during the term of the agreement. We recorded a payment of $0.4 million during the three months ended March 31, 2017.

Off—Balance Sheet Arrangements

As of March 31, 2017, we had no off—balance sheet arrangements.

Recently Issued Accounting Pronouncements

Definition of a Business. In January 2017, the FASB issued an accounting standards update to clarify the definition of a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments are effective for annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted and the guidance is to be applied on a prospective basis to purchases or disposals of a business or an asset. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

Statement of Cash Flows—Restricted Cash a consensus of the FASB Emerging Issues Task Force. In November 2016, the FASB issued an accounting standards update to clarify the guidance on the classification and presentation of restricted cash in the statement of cash flows. The changes in restricted cash and restricted cash equivalents that result from the transfers between cash, cash equivalents, and restricted cash and restricted cash equivalents should not be presented as cash flow activities in the statement of cash flows. The new guidance is effective for reporting periods beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The new guidance requires transition under a retrospective approach for each period presented. The Company is currently assessing the impact the adoption of this new guidance will have on our consolidated financial statements and related disclosures.

Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments. In August 2016, the FASB issued an accounting standards update to address eight specific cash flow issues with the objective of reducing the current and potential future diversity in practice. The new guidance is effective for reporting periods beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The new guidance requires transition under a retrospective approach for each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company is currently assessing the impact the adoption of this new guidance will have on our consolidated financial statements and related disclosures.

Improvements to Employee Share-Based Payment Accounting. In March 2016, the FASB issued an accounting standards update to simplify the guidance on employee share-based payment accounting. The update involves several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification in the statement of cash flows. Entities will no longer record excess tax benefits and certain tax deficiencies in equity. Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement. In addition, the new guidance eliminates the requirement that excess tax benefits be realized before entities can recognize them and requires entities to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, the new guidance will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. The new guidance requires an entity to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. In addition, entities will now have to elect whether to account for forfeitures on share-based payments by: (i) recognizing forfeitures of awards as they occur or (ii) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. For the amendments that change the recognition and measurement of share-based payment awards, the new guidance requires transition under a modified retrospective approach, with a cumulative-effect adjustment made to retained earnings as of the beginning of the fiscal period in which the guidance is adopted. Prospective application is required for the accounting for excess tax benefits and tax deficiencies. This new standard will be effective for annual periods beginning after December 15, 2016. Early adoption is permitted. The Company adopted this guidance as of January 1, 2017 and it did not have a material impact on our consolidated financial statements. We elected to account for forfeitures on share-based payments by recognizing forfeitures of awards as they occur.

Leases. In February 2016, the FASB issued a revision to its lease accounting guidance. The FASB retained a dual model, requiring leases to be classified as either direct financing or operating leases. The classification will be based on criteria that are similar to the current lease accounting treatment. The revised guidance requires lessees to recognize a right-of-use asset and lease liability for all leasing transactions regardless of classification. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The revised guidance must be adopted using a modified retrospective transition and provides for certain practical expedients.

Transition will require application of the new guidance at the beginning of the earliest comparative period presented. We are currently evaluating the standard and the impact on our financial statements and related footnote disclosures.

Balance Sheet Classification of Deferred Taxes. In November 2015, the FASB issued an accounting standards update that requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The current requirement that deferred tax assets and liabilities of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendment. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments may be applied either prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented. We early adopted this guidance and it did not have a material impact on our financial statements and related disclosures.

Simplifying the Accounting for Measurement-Period Adjustments. In September 2015, the FASB issued an accounting standards update that eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. Disclosure of the effect on earnings of any amounts an acquirer would have recorded in previous periods if the accounting had been completed at the acquisition date is required. The disclosure is required for each affected income statement line item, and may be presented separately on the face of the income statement or in the notes to the financial statements. The new guidance should be applied prospectively to adjustments to provisional amounts that occur after the effective date and is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The impact of adopting this guidance was not material to our financial statements and related disclosures.

Presentation of Debt Issuance Cost. In April 2015, the FASB issued an accounting standards update that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. The guidance is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2015. In August 2015, the FASB issued an accounting standards update that incorporates SEC guidance clarifying that the SEC would not object to debt issuance costs related to line-of-credit arrangements being deferred and presented as an asset that is subsequently amortized over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The impact of adopting this guidance was not material to our financial statements and related disclosures.

Revenue from Contracts with Customers. In May 2014, the FASB issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of this standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the standard provides a five-step analysis of transactions to determine when and how revenue is recognized. In August 2015, the FASB issued an accounting standards update that formally delayed the effective date of its new revenue recognition standard. The new standard is now effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. This guidance will be applicable to us beginning on January 1, 2018. We are currently assessing the impact that adopting this new accounting guidance will have on our consolidated financial statements and footnote disclosures, if any.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on our consolidated financial statements and footnote disclosures.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil, natural gas and NGL prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses but rather indicators of reasonably possible losses. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

Our major market risk exposure is in the pricing that we receive for our oil, natural gas and NGLs production. Pricing for oil, natural gas and NGLs has been volatile and unpredictable for several years, and we expect this volatility to continue in the future.

For additional information regarding the volumes of our production covered by commodity derivative contracts and the average prices at which production is hedged as of March 31, 2017, see “—Counterparty and Customer Credit Risk” included below.

Interest Rate Risk

At March 31, 2017, we had no borrowings outstanding under our revolving credit facility or any other debt with variable interest rates. We do not currently have any derivative arrangements to protect against fluctuations in interest rates applicable to indebtedness we may incur but may enter into such derivative arrangements in the future. To the extent we enter into any such interest rate derivative arrangement, we would subject to risk for financial loss.

The fair value of 2025 Senior Notes is sensitive to changes in interest rates. We estimate the fair value of 2025 Senior Notes using quoted market prices. The carrying value (net of any discount and debt issuance cost) is compared to the estimated fair value in the table below (in thousands):

	March 31, 2017
	Carrying Amount	Estimated Fair Value
2025 Senior Notes, fixed-rate due February 2025	$338,783	$338,188

Counterparty and Customer Credit Risk

We are also subject to credit risk due to the concentration of our oil and natural gas receivables with several significant customers. We do not require our customers to post collateral, and the inability of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

Joint operations receivables arise from billings to entities that own partial interests in the wells we operate. These entities participate in our wells primarily based on their ownership in leases on which we intend to drill. We have little ability to control whether these entities will participate in our wells.

We have entered into certain derivative arrangements with respect to portions of our oil and natural gas production to reduce our sensitivity to volatile commodity prices. None of our derivative instruments are designated as cash flow hedges. We believe that these derivative arrangements, although not free of risk, allow us to achieve more predictable cash flows and to reduce exposure to commodity price fluctuations. However, derivative arrangements limit the benefit of increases in the prices of oil and natural gas sales. Moreover, our derivative arrangements apply only to a portion of our production and provide only partial protection against declines in commodity prices. Such arrangements may expose us to risk of financial loss in certain circumstances. We continuously reevaluate our risk management program in light of changes in production, market conditions, commodity price forecasts, capital spending, interest rate forecasts and debt service requirements.

Commodity Derivatives

We have fixed price commodity swaps, collars and deferred purchased puts to accomplish our hedging strategy. Collars consist of a sold call and a purchased put that establishes a ceiling and floor price for expected future oil and natural gas sales. We recognize all derivative instruments at fair value; however, certain of our derivative instruments have a deferred premium. The deferred premium is factored into the fair value measurement and where the Company agrees to defer the premium paid or received until the time of settlement. Cash received on settled derivative positions during the three months ended March 31, 2017 is net of deferred premiums of $0.1 million.

Derivative instruments are netted when the right to net exists under a master netting agreement, future liabilities and assets correspond to the same commodity type and future cash flows have the same balance sheet current or non-current classification. We have exposure to financial institutions in the form of derivative transactions. These transactions are with counterparties in the financial services industry, specifically only lenders under our revolving credit facility. These transactions could expose us to credit risk in the event of default of our counterparties. We have master netting agreements for our derivative transactions with our counterparties and although we do not require collateral, we believe our counterparty risk is low because of the credit worthiness of our counterparties.

The following derivative contracts were in place at March 31, 2017:

	Remainder 2017	2018	2019
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Volume (MMBtu)	6,346,000	11,565,800	9,877,900
Weighted-average fixed price	$3.15	$3.03	$2.81
Collar contracts:
Volume (MMBtu)	4,140,000	—	—
Weighted-average floor price	$3.00	$—	$—
Weighted-average ceiling price	$3.36	$—	$—
Put options:
Volume (MMBtu)	3,095,895	—	—
Weighted-average floor price	$3.40	$—	$—
Weighted-average put premium	$(0.37)	$—	$—
Crude Oil Derivative Contracts:
Fixed price swap contracts:
Volume (Bbls)	1,526,900	1,638,500	1,381,300
Weighted-average fixed price	$52.82	$53.68	$54.92
Collar contracts:
Volume (Bbls)	43,872	25,096	—
Weighted-average floor price	$50.00	$50.00	$—
Weighted-average ceiling price	$62.10	$62.10	$—
Put options:
Volume (Bbls)	1,325,036	—	—
Weighted-average floor price	$55.00	$—	$—
Weighted-average put premium	$(4.77)	$—	$—

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is listed and traded on the NYSE under the trading symbol “WRD.”

You may request a copy of our filings with the SEC at no cost, by making written or telephone requests for such copies to:

WildHorse Resource Development Corporation

Attention: Investor Relations

9805 Katy Freeway, Suite 400

Houston, Texas 77024

(713) 568-4910

You should rely only on the information provided in this Information Statement. You should not assume that the information in this Information Statement is accurate as of any date other than the date of this document. We have not authorized anyone else to provide you with any information.

OTHER MATTERS

Proposals by Security Holders

No stockholder proposals are included in this Information Statement.

Effective Dates

The actions will take effect on                     , 2017, which is 20 calendar days following the date we first mail this Information Statement to our stockholders. The purchase and sale of the shares of Preferred Stock pursuant to the Preferred Stock Purchase Agreement was consummated on June     , 2017.

Expenses

We will bear all costs related to this Information Statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.

Stockholders Sharing an Address

We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholder. We undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

INDEX TO FINANCIAL STATEMENTS

Page
WildHorse Resource Development Corporation
Unaudited Pro Forma Combined Financial Statements
Introduction	F-2
Unaudited Pro Forma Combined Balance Sheet as of March 31, 2017	F-4
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2016	F-5
Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2017	F-6
Notes to Unaudited Pro Forma Combined Financial Statements	F-7
Anadarko Eaglebine and Northstars Properties
Audited and Unaudited Statements of Revenues and Direct Operating Expenses
Independent Auditors’ Report	F-16
Statements of Revenues and Direct Operating Expenses for the Years Ended December 31, 2016, 2015 and 2014 (audited) and the Three Months Ended March 31, 2017 and 2016 (unaudited)	F-18
Notes to the Statements of Revenues and Direct Operating Expenses	F-19
KKR Eaglebine Properties
Audited and Unaudited Statements of Revenues and Direct Operating Expenses
Independent Auditors’ Report	F-24

Statements of Revenues and Direct Operating Expenses for the Years Ended December 31, 2016 and 2015 (audited), the period from September 11, 2014 to December 31, 2014 (audited) and the Three Months Ended March 31, 2017 and 2016 (unaudited)

F-26
Notes to the Statements of Revenues and Direct Operating Expenses	F-27
Burleson North Assets
Audited Statements of Revenues and Direct Operating Expenses
Independent Auditors’ Report	F-30
Statements of Revenues and Direct Operating Expenses for the Period From January 1, 2016 to September 30, 2016 and the Years Ended December 31, 2015 and 2014	F-32
Notes to the Statements of Revenues and Direct Operating Expenses	F-33

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

WildHorse Resource Development Corporation is a publicly traded Delaware corporation, the common shares of which are listed on the New York Stock Exchange (“NYSE”) under the symbol “WRD.” Unless the context requires otherwise, references to “we,” “us,” “our,” “WRD,” or “the Company” are intended to mean the business and operations of WildHorse Resource Development Corporation and its consolidated subsidiaries. We are an independent oil and natural gas company focused on the acquisition, exploitation, development and production of oil, natural gas and NGL resources.

Reference to “WHR II” or our “predecessor” refers to WildHorse Resources II, LLC, together with its consolidated subsidiaries. Reference to “Esquisto I” refers to Esquisto Resources, LLC. Reference to “Esquisto II” refers to Esquisto Resources II, LLC. Reference to “Acquisition Co.” refers to WHE AcqCo., LLC, an entity that acquired certain producing properties and undeveloped acreage from Clayton Williams Energy, Inc. (“Burleson North Acquisition”) on December 19, 2016.

Our predecessor’s financial statements were retrospectively recast due to common control considerations. Because WHR II, Esquisto I, Esquisto II and Acquisition Co. were under the common control of NGP, the sale and contribution of the respective ownership interests were accounted for as a combination of entities under common control, whereby the assets and liabilities sold and contributed were recorded based on historical cost.

On May 10, 2017, we, through our wholly owned subsidiary, WHR Eagle Ford LLC (“WHR EF”), entered into a Purchase and Sale Agreement (the “First Acquisition Agreement”) by and among WHR EF, as purchaser, and Anadarko E&P Onshore LLC (“APC”), Admiral A Holding L.P., TE Admiral A Holding L.P. and Aurora C-I Holding L.P. (collectively, “KKR” and, together with APC, the “First Sellers”), as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (the “Purchase”). Also on May 10, 2017, WHR EF entered into a Purchase and Sale Agreement (together, with the First Acquisition Agreement, the “Acquisition Agreements”), by and among WHR EF, as purchaser, and APC and Anadarko Energy Services Company (together, with APC, the “APC Subs” and together, with the First Sellers, the “Sellers”), as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (together, with the Purchase, the “Acquisition”).

Pursuant to the Acquisition Agreements, on June     , 2017, we acquired oil and gas working interests covering approximately 111,000 aggregate net acres and the associated production therefrom. The aggregate purchase price for the assets, as described in the Acquisition Agreements, subject to customary adjustments as provided in the Acquisition Agreements, consisted of an aggregate of approximately $534 million of cash to the APC Subs and approximately 5.5 million shares of our common stock valued at approximately $61 million to KKR (in the aggregate, the “Adjusted Purchase Price”). The common stock consideration price payable to KKR issued pursuant to a Stock Issuance Agreement that was executed, on May 10, 2017 (the “Stock Issuance Agreement”), by and among us and KKR. We and KKR made customary representations, warranties and covenants in the Stock Issuance Agreement. The closing of the common stock issuance was conditioned upon and occurred simultaneous with the closing of the Acquisition. WHR EF and the Sellers made customary representations, warranties and covenants in the Acquisition Agreements. The Sellers made certain additional customary covenants, including, among others, covenants to conduct its business in the ordinary course between the execution of the Acquisition Agreements and the closing of the Acquisition and not to engage in certain kinds of transactions during that period, subject to certain exceptions. The Sellers agreed not to take certain specified actions without our consent during the time between execution of the Acquisition Agreements and the closing of the Acquisition.

An affiliate of The Carlyle Group, L.P. (“Carlyle”) agreed to purchase $435 million of Series A Perpetual Convertible Preferred Stock (the “Preferred Stock”) from WRD. The remainder of the acquisition price was funded by borrowings under WRD’s revolving credit facility. The unaudited pro forma combined statements of operations of the Company include pro forma adjustments to give effect to the following as if they had occurred on the dates indicated:

•	for the year ended December 31, 2016, the Burleson North Acquisition as if it had been completed as of January 1, 2016;

•	for the year ended December 31, 2016, the Acquisition as if it had been completed as of January 1, 2016; and

•	for the three months ended March 31, 2017, the Acquisition as if it had been completed as of January 1, 2016.

The unaudited pro forma combined balance sheet of the Company was prepared as of March 31, 2017 and includes pro forma adjustments to give effect to the Acquisition as if it had been completed on March 31, 2017.

The unaudited pro forma combined statements of operations of the Company were prepared based on (i) the audited financial statements of the Company as of and for the year ended December 31, 2016; (ii) the unaudited financial statements of the Company as of and for the three months ended March 31, 2017; (iii) the audited historical statements of revenues and direct operating expenses of the Burleson North Acquisition for the nine months ended September 30, 2016, as included elsewhere in this information statement; (iv) the audited and unaudited historical statements of revenues and direct operating expenses of the APC Acquisition for the year ended December 31, 2016 and the three months ended March 31, 2017, as included elsewhere in this information statement; (v) the audited and unaudited historical statements of revenues and direct operating expenses of the KKR Acquisition for the year ended December 31, 2016 and the three months ended March 31, 2017, as included elsewhere in this information statement; and (vi) certain pro forma adjustments reflected in the pro forma financial statements below.

The unaudited pro forma combined balance sheet of the Company as of March 31, 2017 was prepared based on the unaudited financial statements of the Company as of March 31, 2017 and certain pro forma adjustments reflected in the pro forma financial statements below.

The pro forma data presented reflects events directly attributable to the above described transactions and certain assumptions that the Company believes are reasonable. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the pro forma assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements and related notes are presented for illustrative purposes only. If the Burleson North Acquisition or the Acquisition and the related financing transactions contemplated herein had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the acquisitions and other transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma statements of operations and should not be relied on as an indication of the future results of the Company.

The unaudited pro forma combined financial statements should be read in conjunction with the notes thereto and with the audited and unaudited historical financial statements and related notes of the Company, as well as the other audited and unaudited historical statements of revenues and direct operating expenses, included elsewhere in this information statement.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2017

(in thousands)

	WRD Historical	Financing and Other Adjustments		WRD Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$93,342	$103,290	a)	$93,342
		(103,290)	c)
		435,000	b)
		(435,000)	c)
Accounts receivable, net	27,046	—		27,046
Short-term derivative instruments	5,674	—		5,674
Prepaid expenses and other current assets	2,310	254	c)	2,564

Total current assets	128,372	254		128,626
Property and equipment:
Oil and gas properties	1,666,340	533,610	c)	2,264,724
		60,754	d)
		3,085	e)
		935	f)
Other property and equipment	36,893	—		36,893
Accumulated depreciation, depletion and amortization	(226,587)	—		(226,587)

Total property and equipment, net	1,476,646	598,384		2,075,030
Other noncurrent assets:
Restricted cash	752	—		752
Long-term derivative instruments	8,393	—		8,393
Debt issuance costs	1,954	946	c)	2,900
Other long-term assets	1,319	—		1,319

Total assets	$1,617,436	$599,584		$2,217,020

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,751	$—		$19,751
Accrued liabilities	56,003	935	f)	56,938
Short-term derivative instruments	4,708	—		4,708
Asset retirement obligations	90	—		90

Total current liabilities	80,552	935		81,487
Noncurrent liabilities:
Long-term debt	338,783	103,290	a)	442,073
Asset retirement obligations	10,868	3,085	e)	13,953
Deferred tax liabilities	124,253	—		124,253
Long-term derivative instruments	367	—		367
Other noncurrent liabilities	1,393	—		1,393

Total noncurrent liabilities	475,664	106,375		582,039

Total liabilities	556,216	107,310		663,526
Commitments and contingencies
Series A cumulative perpetual convertible preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares (435,000 pro forma shares) issued and outstanding at March 31, 2017.	—	435,000	b)	432,750
		(2,250)	c)
Stockholders’ equity:
Common stock, $0.01 par value 500,000,000 shares authorized; 93,987,541 shares (99,505,666 pro forma shares) issued and outstanding at March 31, 2017.	940	55	d)	995
Additional paid-in capital	1,050,425	60,699	d)	1,111,124
Accumulated earnings (deficit)	9,855	(1,230)	c)	8,625

Total stockholders’ equity	1,061,220	59,524		1,120,744

Total liabilities and equity	$1,617,436	$599,584		$2,217,020

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(in thousands)

	WRD Historical	Burleson North Acquisition Historical (1)	Burleson North Acquisition Adjustments (2)	APC Acquisition Historical	KKR Acquisition Historical	Financing and Other Adjustments		WRD Pro Forma
Revenues:
Oil sales	$75,938	$34,571	$10,583	$66,585	$21,746	$—		$209,423
Natural gas sales	43,487	1,812	646	4,299	530	—		50,774
NGL sales	5,786	810	318	5,179	821	—		12,914
Other income	2,131	—	—	—	—	—		2,131

Total operating revenues	127,342	37,193	11,547	76,063	23,097	—		275,242

Operating expenses:
Lease operating expenses	12,320	12,966	2,443	24,660	3,014	(10,178)	l)	45,225
Gathering, processing and transportation	6,581	—	1,244	—	—	10,178	l)	18,003
Gathering system operating expense	99	—	—	—	—	—		99
Taxes other than income tax	6,814	3,546	(182)	4,664	1,414	—		16,256
Depreciation, depletion and amortization	81,757	—	19,115	—	—	93,182	g)	194,054
General and administrative	23,973	—	—	—	—	—		23,973
Exploration expense	12,026	—	—	—	—	—		12,026

Total operating expense	143,570	16,512	22,620	29,324	4,428	93,182		309,636

Income (loss) from operations	(16,228)	20,681	(11,073)	46,739	18,669	(93,182)		(34,394)
Other income (expense):
Interest expense, net	(7,834)	—	—	—	—	(3,636)	h)	(11,724)
						(254)	i)
Debt extinguishment costs	(1,667)	—	—	—	—	—		(1,667)
Gain (loss) on derivative instruments	(26,771)	—	—	—	—	—		(26,771)
Other income (expense)	(151)	—	—	—	—	—		(151)

Total other income (expense)	(36,423)	—	—	—	—	(3,890)		(40,313)

Income (loss) before income taxes	(52,651)	20,681	(11,073)	46,739	18,669	(97,072)		(74,707)
Income tax benefit (expense)	5,575	—	—	—	—	808	j)	6,383

Net income (loss)	(47,076)	20,681	(11,073)	46,739	18,669	(96,264)		(68,324)
Net income (loss) attributable to previous owners	(2,681)	20,681	(11,073)	45,079	18,013	(92,926)	k)	(22,907)
Net income (loss) attributable to predecessor	(33,998)	—	—	—	—	—		(33,998)

Net income (loss) available to WildHorse Resources	$(10,397)	$—	$—	$1,660	$656	$(3,338)		$(11,419)
Preferred stock dividends	—	—	—	—	—	(19,870)	m)	(19,870)

Net income (loss) available to common shareholders	$(10,397)	$—	$—	$1,660	$656	$(23,208)		$(31,289)

Earnings per common share:
Basic	$(0.11)							$(0.32)

Diluted	$(0.11)							$(0.32)

Weighted-average common shares outstanding:
Basic	91,327							96,845

Diluted	91,327							96,845

(1)	Represents the nine months ended September 30, 2016 included elsewhere in this Information Statement.
(2)	Represents activity from the Burleson North Acquisition from October 1, 2016 through December 19, 2016, the date of acquisition.

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2017

(in thousands)

	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	Financing and Other Adjustments		WRD Pro Forma
Revenues:
Oil sales	$39,077	$16,741	$4,975	$—		$60,793
Natural gas sales	12,145	1,214	122	—		13,481
NGL sales	2,663	1,621	238	—		4,522
Other income	407	—	—	—		407

Total operating revenues	54,292	19,576	5,335	—		79,203

Operating expenses:
Lease operating expenses	6,928	6,244	622	(2,280)	l)	11,514
Gathering, processing and transportation	1,700	—	—	2,280	l)	3,980
Gathering system operating expense	19	—	—	—		19
Taxes other than income tax	3,899	1,507	334	—		5,740
Depreciation, depletion and amortization	26,443	—	—	19,001	g)	45,444
General and administrative	7,482	—	—	—		7,482
Exploration expense	1,615	—	—	—		1,615

Total operating expense	48,086	7,751	956	19,001		75,794

Income (loss) from operations	6,206	11,825	4,379	(19,001)		3,409
Other income (expense):
Interest expense, net	(5,571)	—	—	(909)	h)	(6,544)
				(64)	i)
Debt extinguishment costs	11	—	—	—		11
Gain (loss) on derivative instruments	31,291	—	—	—		31,291
Other income (expense)	15	—	—	—		15

Total other income (expense)	25,746	—	—	(973)		24,773

Income (loss) before income taxes	31,952	11,825	4,379	(19,974)		27,182
Income tax benefit (expense)	(11,700)	—	—	1,338	j)	(10,362)

Net income (loss) available to WildHorse Resources	$20,252	$11,825	$4,379	$(18,636)		$17,820
Preferred stock dividends	—	—	—	(6,823)	m)	(6,823)
Undistributed earnings allocated to preferred stock	—	—	—	(2,768)	n)	(2,768)

Net income (loss) available to common shareholders	$20,252	$11,825	$4,379	$(28,227)		$8,229

Earnings per common share:
Basic	$0.22					$0.08

Diluted	$0.22					$0.08

Weighted-average common shares outstanding:
Basic	93,216					98,734

Diluted	93,216					98,734

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On May 10, 2017, we, through our wholly owned subsidiary, WHR Eagle Ford LLC (“WHR EF”), entered into a Purchase and Sale Agreement (the “First Acquisition Agreement”) by and among WHR EF, as purchaser, and Anadarko E&P Onshore LLC (“APC”), Admiral A Holding L.P., TE Admiral A Holding L.P. and Aurora C-I Holding L.P. (collectively, “KKR” and, together with APC, the “First Sellers”), as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (the “Purchase”). Also on May 10, 2017, WHR EF entered into a Purchase and Sale Agreement (together, with the First Acquisition Agreement, the “Acquisition Agreements”), by and among WHR EF, as purchaser, and APC and Anadarko Energy Services Company (together, with APC, the “APC Subs” and together, with the First Sellers, the “Sellers”), as sellers, to acquire certain acres and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (together, with the Purchase, the “Acquisition”).

The unaudited pro forma combined financial information has been derived from the Company’s historical consolidated and combined financial statements. The unaudited pro forma condensed combined balance sheet as of March 31, 2017 gives effect to the Acquisition as if it had been completed on March 31, 2017. The unaudited pro forma combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 each give effect to the Acquisition as if it had been completed on January 1, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 also gives effect to the Burleson North Acquisition as if it had been completed on January 1, 2016.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in Note 3 below and are based on available and certain assumptions that the Company believes are reasonable. However, actual results may differ from those reflected in these statements. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of our future financial position or results of operations. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and our related notes for the periods presented.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 2. Preliminary Purchase Price Allocation

We account for third-party acquisitions, including the Acquisition, under the acquisition method. The assets acquired and the liabilities assumed in the Acquisition have been measured at fair value based on various estimates. These estimates are based on key assumptions related to the business combination, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the companies, data that was available through the public domain and due diligence reviews of the acquiree businesses. Acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

	APC Acquisition	KKR Acquisition	Total
Consideration:
Cash	$533,610	$—	$533,610
Common stock	—	60,754	60,754

Total consideration	$533,610	$60,754	$594,364

Proved oil and gas properties	$414,317	$48,918	$463,235
Unproved oil and gas properties	123,133	12,016	135,149
Asset retirement obligations	(2,905)	(180)	(3,085)
Accrued liabilities	(935)	—	(935)

Total identifiable net assets	$533,610	$60,754	$594,364

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of the Acquisition’s assets and liabilities at the time of the completion of the Acquisition. The final allocation of the purchase price could differ materially from the preliminary allocation. As such, we expect to finalize the allocation of the purchase price as soon as practicable.

Note 3. Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been applied to the Company’s historical combined financial statements to depict the Company’s combined balance sheet as if the Acquisition had occurred on March 31, 2017 and combined statements of operations as if the Burleson North Acquisition and the Acquisition had occurred on January 1, 2016. The pro forma adjustments were based on then-available information and assumptions that management believed to be appropriate in the circumstances.

Unaudited Pro Forma Combined Balance Sheet

The following adjustments were made in the preparation of the unaudited pro forma combined balance sheet at March 31, 2017:

a.

Pro forma adjustment to reflect the cash proceeds related to borrowings under our revolving credit facility to fund the Acquisition, which includes $1.2 million of deferred financing costs related to the expected increase in the borrowing base upon closing of the Acquisition, $1.2 million of acquisition-related costs directly related to the Acquisition, such as legal, accounting and financial advisory fees, and $2.3 million of preferred stock issuance costs.

b.	Pro forma adjustment to reflect the $435.0 million in cash proceeds to fund the Acquisition related to the issuance of Series A Cumulative Perpetual Convertible Preferred Stock.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

c.

Pro forma adjustments to record the use of the cash proceeds from the borrowings under our revolving credit facility and the preferred stock issuance, including preferred stock issuance costs of $2.3 million, deferred financing costs of $1.2 million and acquisition-related costs of $1.2 million.

d.	Pro forma adjustment to record the issuance of 5.5 million common shares to KKR.

e.	Pro forma adjustment to reflect the assumption of asset retirement obligations.

f.	Pro forma adjustment to reflect the assumption of legal suspense associated with the properties acquired.

Unaudited Pro Forma Combined Statements of Operation

The following adjustments were made in the preparation of the unaudited pro forma combined statements of operations for the three months ended March 31, 2017 and year ended December 31, 2016:

g.

Pro forma adjustment to reflect the depletion and depreciation on property, plant and equipment and the accretion expense on asset retirement obligations. The table below represents the components of this adjustment (in thousands):

	APC Acquisition	KKR Acquisition	Total
For the three months ended March 31, 2017
Depletion	$16,812	$2,139	$18,951
Accretion of asset retirement obligations	47	3	50

			$19,001

For the year ended December 31, 2016
Depletion	$81,400	$11,582	$92,982
Accretion of asset retirement obligations	188	12	200

			$93,182

h.

Pro forma adjustment to reflect the incurrence of interest expense on $103.3 million of additional borrowings under our revolving credit facility used to fund the Acquisition. For the three months ended March 31, 2017 and year ended December 31, 2016, pro forma interest expense was based on a weighted-average interest rate of 3.52%. The table below represents the effects of a one-eighth percentage point change in the interest rate on the pro forma interest associated with these additional borrowings (dollars in thousands):

	Interest Rate	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Weighted-average interest rate	3.520%	$909	$3,636
Weighted-average interest rate—increase 0.125%	3.645%	$941	$3,765
Weighted-average interest rate—decrease 0.125%	3.395%	$877	$3,507

i.	Pro forma adjustment to reflect the amortization of deferred financing costs as if the borrowing costs associated with the Acquisition were incurred on January 1, 2016.

j.

Pro forma adjustment to reflect the estimated income tax effects of the Acquisition. The Texas Margins Tax (“TMT”) statutory rate of 0.75% was used for the periods prior to the closing of our initial public offering on December 19, 2016. For periods subsequent to our initial public offering, we are using a combined statutory rate of 35.49% for both federal taxes and the TMT.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

k.	Pro forma adjustment reflecting allocation of net income (loss) prior to our initial public offering to previous owners.

l.	Adjustment to reclass gathering, processing and transportation from lease operating costs to conform to our presentation.

m.	Adjustment reflecting 6% dividend paid-in-kind for the year ended December 31, 2016 and the three months ended March 31, 2017, compounded quarterly.

n.	Adjustment reflecting the proportionate share of undistributed net income attributable to preferred stock.

Note 4. Earnings per share

The following sets forth the calculation of earnings (loss) per share (“EPS”), for the year ended December 31, 2016 and the three months ended March 31, 2017 (in thousands, except per share amounts). In the calculation of basic net income (loss) per share attributable to common stockholders, participating securities are allocated earnings based on actual dividend distributions received plus a proportionate share of undistributed net income attributable to common stockholders, if any, after recognizing distributed earnings. The Company’s participating securities do not participate in undistributed net losses because they are not contractually obligated to do so.

	For the Year Ended December 31, 2016
	(Historical)	(Pro Forma)
Numerator:
Net income (loss) available to WildHorse Resources	$(10,397)	$(11,419)
Less: Preferred stock dividends	—	19,870

Net income (loss) available to common shareholders	$(10,397)	$(31,289)

Denominator:
Weighted-average common shares outstanding (in thousands)(1)	91,327	91,327
Common shares issued to KKR	—	5,518

Common shares used in basic EPS	91,327	96,845

Basic EPS	$(0.11)	$(0.32)

Diluted EPS(1)	$(0.11)	$(0.32)

(1)

The Company used the two-class method for both basic and diluted EPS. For the year ended December 31, 2016, 363 incremental shares were excluded from the calculation of diluted EPS under the treasury stock method due to their antidilutive effect as we were in a loss position and 32,725 shares were excluded in the calculation of diluted EPS due to their antidilutive effect under the if-converted method.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

	For the Three Months Ended March 31, 2017
	(Historical)	(Pro Forma)
Numerator:
Net income (loss) available to WildHorse Resources	$20,252	$17,820
Less: Preferred stock dividends	—	6,823
Less: Undistributed earnings allocated to preferred stock	—	2,768

Net income (loss) available to common shareholders	$20,252	$8,229

Denominator:
Weighted-average common shares outstanding (in thousands)(1)	93,216	93,216
Common shares issued to KKR	—	5,518

Common shares used in basic EPS	93,216	98,734

Basic EPS	$0.22	$0.08

Diluted EPS(1)	$0.22	$0.08

(1)

The Company used the two-class method for both basic and diluted EPS. For the three months ended March 31, 2017, 6 incremental shares were included in the calculation of diluted EPS under the treasury stock method and 33,215 shares were excluded in the calculation of diluted EPS due to their antidilutive effect under the if-converted method.

Note 5. Supplemental Oil and Gas Information

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Our consolidated historical proved reserves as of December 31, 2016 were prepared by our internal engineers and audited by Cawley, Gillespie and Associates, Inc. (“Cawley”), our independent reserve engineers. APC’s proved reserves as of December 31, 2016 were prepared by their internal reservoir engineers. KKR’s proved reserves as of December 31, 2016 were prepared by their internal reservoir engineers. All proved reserves are located in the United States and all prices were determined and held constant in accordance with SEC rules.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following tables set forth estimates of the quantities of oil, natural gas and NGL reserves as of December 31, 2016:

	Proved Oil Reserves (MBbls)
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	WRD Pro Forma
Proved developed and undeveloped reserves:
Beginning of the year	36,650	8,124	3,356	48,130
Extensions, discoveries and additions	18,870	156	105	19,131
Purchase of minerals in place	26,835	—	—	26,835
Sales of minerals in place	—	(508)	—	(508)
Production	(1,848)	(1,734)	(549)	(4,131)
Revisions of previous estimates	6,940	846	(1,136)	6,650

End of year	87,447	6,884	1,776	96,107

Proved developed reserves:
Beginning of year	7,503	7,291	1,849	16,643
End of year	19,192	6,884	1,776	27,852

Proved undeveloped reserves:
Beginning of year	29,147	833	1,507	31,487
End of year	68,255	—	—	68,255

	Proved Natural Gas Reserves (MMcf)
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	WRD Pro Forma
Proved developed and undeveloped reserves:
Beginning of the year	344,959	9,158	1,073	355,190
Extensions, discoveries and additions	32,782	55	26	32,863
Purchase of minerals in place	13,545	—	—	13,545
Sales of minerals in place	—	(450)	—	(450)
Production	(17,820)	(1,852)	(219)	(19,891)
Revisions of previous estimates	(48,364)	1,107	(180)	(47,437)

End of year	325,102	8,018	700	333,820

Proved developed reserves:
Beginning of year	142,990	9,000	795	152,785
End of year	145,880	8,018	700	154,598

Proved undeveloped reserves:
Beginning of year	201,969	158	278	202,405
End of year	179,222	—	—	179,222

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

	Proved Natural Gas Liquids Reserves (MBbls)
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	WRD Pro Forma
Proved developed and undeveloped reserves:
Beginning of the year	8,897	2,071	330	11,298
Extensions, discoveries and additions	2,606	12	8	2,626
Purchase of minerals in place	1,823	—	—	1,823
Sales of minerals in place	—	(102)	—	(102)
Production	(471)	(416)	(67)	(954)
Revisions of previous estimates	(1,981)	272	(58)	(1,767)

End of year	10,874	1,837	213	12,924

Proved developed reserves:
Beginning of year	2,235	2,035	245	4,515
End of year	3,765	1,837	213	5,815

Proved undeveloped reserves:
Beginning of year	6,662	36	85	6,783
End of year	7,109	—	—	7,109

	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Equivalent (MBoe)
Proved developed and undeveloped reserves:
Beginning of the year	48,130	355,190	11,298	118,626
Extensions, discoveries and additions	19,131	32,863	2,626	27,234
Purchase of minerals in place	26,835	13,545	1,823	30,916
Sales in place	(508)	(450)	(102)	(685)
Production	(4,131)	(19,891)	(954)	(8,400)
Revisions of previous estimates	6,650	(47,437)	(1,767)	(3,023)

End of year	96,107	333,820	12,924	164,668

Proved developed reserves:
Beginning of year	16,643	152,785	4,515	46,622
End of year	27,852	154,598	5,815	59,433

Proved undeveloped reserves:
Beginning of year	31,487	202,405	6,783	72,004
End of year	68,255	179,222	7,109	105,234

(1)	This information is presented in barrels of oil equivalents, which is calculated at a rate of six thousand cubic feet of gas per one barrel of oil equivalent.

Noteworthy amounts included in the categories of proved reserve changes in the above tables include:

•	During 2016, extensions, discoveries and additions increased proved reserves by 4,131 MBoe and 22,809 MBoe related to drilling in the RCT field in Louisiana and Eagle Ford, respectively.

•	During 2016, purchase of minerals in place of 30,916 MBoe was primarily attributable to the Burleson North Acquisition.

•	During 2016, we had downward revisions of proved reserves of 3,102 MBoe, of which 711 MBoe related to commodity price changes and 2,391 MBoe was performance related.

•	During 2016, APC had downward revisions due to the effects of changes in commodity prices, changes in economic conditions and changes in reservoir performance.

•	During 2016, KKR had downward revisions due to the effects of changes in commodity prices.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

A variety of methodologies are used to determine our proved reserve estimates. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetric, material balance, advance production type curve matching, petro-physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of our fields.

Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves

As required by the Financial Accounting Standards Board and SEC, the standardized measure of discounted future net cash flows presented below is computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates and a discount factor of 10 percent to proved reserves. We do not believe the standardized measure provides a reliable estimate of the Company’s expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including first-day-of-the-month average prices, which represent discrete points in time and therefore may cause significant variability in cash flows from year to year as prices change.

The pro forma standard measure of discounted future net cash flows in as follows:

	For the Year Ended December 31, 2016
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	Adjustments	WRD Pro Forma
Future cash inflows	$4,434,117	$314,492	$71,045	$—	$4,819,654
Future production costs	(1,220,067)	(144,088)	(29,457)	—	(1,393,612)
Future development costs	(1,146,632)	(46,476)	(2,760)	—	(1,195,868)
Future income tax expense	(442,285)	—	—	(32,523)	(474,808)

Future net cash flows for estimated timing of cash flows	1,625,133	123,928	38,828	(32,523)	1,755,366
10% annual discount for estimated timing of cash flows	(1,082,092)	(32,357)	(10,113)	8,371	(1,116,191)

Standardized measure of discounted future net cash flows	$543,041	$91,571	$28,715	$(24,152)	$639,175

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The following is a pro forma summary of the changes in the standardized measure of discounted future net cash flows for the proved oil and natural gas reserves during the year ended December 31, 2016:

	For the Year Ended December 31, 2016
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	Adjustments	WRD Pro Forma
Beginning of year	$451,930	$139,003	$47,618	$—	$638,551
Sale of oil and natural gas produced, net of production costs	(104,596)	(46,739)	(18,668)	—	(170,003)
Purchase of minerals in place	188,317	—	—	—	188,317
Sales of minerals in place	—	(7,741)	—	—	(7,741)
Extensions and discoveries	168,796	3,531	1,848	—	174,175
Changes in income taxes, net	(206,817)	—	—	(24,152)	(230,969)
Changes in prices and costs	(57,034)	(39,583)	(13,616)	—	(110,233)
Previously estimated development costs incurred	15,067	—	11,756	—	26,823
Net changes in future development costs	11,985	(1,352)	249	—	10,882
Revisions of previous quantities	3,943	27,593	(4,827)	—	26,709
Accretion of discount	103,000	13,900	4,762	—	121,662
Change in production rates and other	(31,550)	2,959	(407)	—	(28,998)

End of year	$543,041	$91,571	$28,715	$(24,152)	$639,175

Independent Auditors’ Report

The Board of Directors

Anadarko Petroleum Corporation:

Report on the Financial Statements

We have audited the accompanying Statements of Revenue and Direct Operating Expenses (the “Statements”) of Anadarko Petroleum Corporation’s Eaglebine and Northstars Properties (the “Properties”) for the years ended December 31, 2016, 2015, and 2014, and the related notes to the Statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these Statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Properties for the years ended December 31, 2016, 2015, and 2014, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As described in Note 2, the accompanying Statements of Revenues and Direct Operating Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the operations of the Properties. Our opinion is not modified with respect to this matter.

Accounting principles generally accepted in the United States of America require that the supplemental information relating to oil and natural gas producing activities be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the United States Financial Accounting Standards Board, who as described in Accounting Standards Codification Topic 932-235-50, considers the supplemental information to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ KPMG LLP

Houston, Texas

June 9, 2017

ANADARKO PETROLEUM CORPORATION’S EAGLEBINE AND NORTHSTARS PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Three Months Ended March 31,		Years Ended December 31,
thousands	(unaudited) 2017	(unaudited) 2016	2016	2015	2014
Revenues
Oil and condensate sales	$16,741	$14,017	$66,585	$74,660	$132,697
Natural-gas sales	1,214	925	4,299	4,808	8,411
Natural-gas liquids sales	1,621	920	5,179	5,266	17,121

Total revenues	19,576	15,862	76,063	84,734	158,229
Direct Operating Expenses
Lease operating expenses	6,244	6,689	24,660	28,443	32,229
Production and other taxes	1,507	1,032	4,664	5,870	10,339

Total direct operating expenses	7,751	7,721	29,324	34,313	42,568

Excess of Revenues Over Direct Operating Expenses	$11,825	$8,141	$46,739	$50,421	$115,661

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

Anadarko Petroleum Corporation’s Eaglebine and Northstars Properties

Notes to the Statements of Revenues and Direct Operating Expenses

1. Background Information

Anadarko Petroleum Corporation (the “Company”) holds an interest in approximately 202,000 gross acres in Austin, Brazos, Burleson, Fayette, Lee, Milam, Robertson, and Washington Counties, Texas. The Company’s interest includes, among other formations, approximately 78,400 net acres in the Eagle Ford formation, and approximately 158,000 net acres among the Austin Chalk, Buda, Georgetown, and deeper formations. The Company participates in a total of 551 active wells, of which 80 are currently completed in the Eagle Ford formation (collectively with the net acres described above, the “Eaglebine and Northstars Properties”).

On May 10, 2017, the Company entered into a definitive agreement pursuant to two purchase and sale agreements to sell the Company’s interest in the Eaglebine and Northstars Properties to a third party.

2. Summary of Significant Accounting Policies

Basis of Presentation The accompanying Statements of Revenues and Direct Operating Expenses for the Eaglebine and Northstars Properties (the “Statements”) include revenues from the sale of oil, condensate, natural gas, and natural-gas liquids (NGLs) and direct operating expenses for the three months ended March 31, 2017 and 2016, and the years ended December 31, 2016, 2015, and 2014. Revenues and direct operating expenses included in the Statements represent the Company’s interest in the Eaglebine and Northstars Properties and are presented on the accrual basis of accounting. During the periods presented, the Eaglebine and Northstars Properties were not accounted for or operated as a separate division or entity by the Company. Accordingly, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce for the Eaglebine and Northstars Properties. The Statements are not intended to be a complete presentation of the results of operations of the Eaglebine and Northstars Properties and may not be representative of future operations as they do not include indirect general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of oil, condensate, natural-gas, and NGLs.

Use of Estimates Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenues The Company’s oil and condensate production from the Eaglebine and Northstars Properties is sold to third-party marketers, gatherers, and refiners. Natural-gas and NGLs production is primarily sold to the Company’s marketing affiliate. The Company recognizes sales revenues for oil and condensate, natural gas, and NGLs based on the amount of each product sold to purchasers when delivery to the purchaser has occurred and title has transferred.

Direct Operating Expenses Direct operating expenses are recognized when incurred and include (a) lease operating expenses, which consist of gathering and processing, salaries and wages, water costs, lease and well repairs and maintenance, utilities and other direct operating expenses; (b) production taxes; and (c) ad valorem taxes.

New Accounting Standards Issued but Not Yet Adopted The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes current revenue recognition requirements and industry-specific guidance. The codification was amended through additional ASUs and, as amended, requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. The Company is required to adopt the new standard in the first quarter of 2018 using one of two retrospective application methods. The Company is continuing to evaluate the provisions of this ASU and is therefore unable to disclose the impact that adopting ASU 2014-09 may have on the Statements for the Eaglebine and Northstars Properties.

Anadarko Petroleum Corporation’s Eaglebine and Northstars Properties

Notes to the Statements of Revenues and Direct Operating Expenses

3. Related Party Transactions

A substantial majority of the Eaglebine and Northstars Properties’ natural gas and NGLs is sold to the Company’s marketing affiliate. Transactions with affiliates during the periods presented are as follows:

	Three Months Ended March 31,		Years Ended December 31,
thousands	(unaudited) 2017	(unaudited) 2016	2016	2015	2014
Natural-gas sales	1,098	837	3,874	4,260	7,255
NGLs sales	1,546	845	4,876	4,962	16,374

4. Major Customers

Sales to individual customers that exceeded 10% of total revenues related to the Eaglebine and Northstars Properties in each of the periods presented are as follows:

	Three Months Ended March 31,		Years Ended December 31,
thousands	(unaudited) 2017	(unaudited) 2016	2016	2015	2014
Sales
Third-party purchaser	$8,539	$8,003	$34,988	$38,188	$65,696
Third-party purchaser	4,487	3,613	16,905	23,942	52,227
Third-party purchaser	3,211	—	10,710	8,618	—
Affiliate purchaser	2,644	1,682	8,750	9,222	23,629

There were no sales to other customers that exceeded 10% of total revenues in any of the periods presented.

5. Contingencies

The Company is subject to legal proceedings, claims, and liabilities that arise in the ordinary course of business as well as various environmental-remediation and reclamation obligations arising from federal, state, and local laws and regulations. The Company does not believe that the liability with respect to these actions will have a material adverse effect on the operations or financial results related to the Company’s interest in the Eaglebine and Northstars Properties.

6. Subsequent Events

The Company has evaluated subsequent events through June 9, 2017, the date the Statements were available to be issued, and has concluded there are no material subsequent events that would require recognition or disclosure in these financial statements.

Anadarko Petroleum Corporation’s Eaglebine and Northstars Properties

Supplementary Oil and Gas Disclosures (Unaudited)

The unaudited supplemental information on oil and gas exploration and production activities related to the Eaglebine and Northstars Properties for 2016, 2015, and 2014 has been presented in accordance with FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas and the Securities and Exchange Commission’s final rule, Modernization of Oil and Gas Reporting. The Oil and Gas Reserves and the Standardized Measure of Discounted Future Net Cash Flows represent Anadarko’s interest in the Eaglebine and Northstars Properties.

Oil and Gas Reserves

The following reserves disclosures relate to the Eaglebine and Northstars Properties and reflect estimates of proved reserves, proved developed reserves, and proved undeveloped reserves, net of third-party royalty interests, of oil, condensate, natural gas, and NGLs owned at each year end and changes in proved reserves during each of the years presented. Oil, condensate, and NGLs volumes are presented in thousands of barrels (MBbls) and natural-gas volumes are presented in millions of cubic feet (MMcf) at a pressure base of 14.73 pounds per square inch. Total volumes are presented in thousands of barrels of oil equivalent (MBOE). For this computation, one barrel is the equivalent of 6,000 cubic feet of natural gas. Shrinkage associated with NGLs has been deducted from the natural-gas reserves volumes.

The Company’s estimates of proved reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers and revised, either upward or downward, as warranted by additional data. The results of infill drilling are treated as positive revisions due to increases to expected recovery. Other revisions are due to changes in, among other things, development plans, reservoir performance, commodity prices, economic conditions, and governmental restrictions.

The prices below were used to compute the information presented in the following tables and are adjusted only for fixed and determinable amounts under provisions in existing contracts. Oil and condensate and NGLs prices are presented as price per barrel (Bbl). Gas prices are presented as price per million British thermal units (MMBtu).

	Oil and Condensate per Bbl	Natural Gas per MMBtu	NGLs per Bbl
December 31, 2016	$42.75	$2.48	$19.74
December 31, 2015	$50.28	$2.59	$19.47
December 31, 2014	$94.99	$4.35	$45.25

Anadarko Petroleum Corporation’s Eaglebine and Northstars Properties

Supplementary Oil and Gas Disclosures (Unaudited)

	Oil and Condensate (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBOE)
Proved Reserves
December 31, 2013	7,693	14,528	4,684	14,798
Revisions of prior estimates(1)	(430)	117	(314)	(725)
Extensions, discoveries, and other additions	3,816	1,353	453	4,495
Sales in place	(1,636)	(438)	(148)	(1,857)
Production	(1,480)	(1,945)	(493)	(2,297)

December 31, 2014	7,963	13,615	4,182	14,414
Revisions of prior estimates(1)	(287)	(3,073)	(1,823)	(2,622)
Extensions, discoveries, and other additions	2,163	582	130	2,390
Sales in place	(7)	—	—	(7)
Production	(1,708)	(1,966)	(418)	(2,454)

December 31, 2015	8,124	9,158	2,071	11,721
Revisions of prior estimates(1)	846	1,107	272	1,303
Extensions, discoveries, and other additions	156	55	12	177
Sales in place	(508)	(450)	(102)	(685)
Production	(1,734)	(1,852)	(416)	(2,459)

December 31, 2016	6,884	8,018	1,837	10,057

Proved Developed Reserves
December 31, 2013	6,871	14,384	4,627	13,895
December 31, 2014	7,388	13,447	4,125	13,754
December 31, 2015	7,291	9,000	2,035	10,826
December 31, 2016	6,884	8,018	1,837	10,057
Proved Undeveloped Reserves
December 31, 2013	822	144	57	903
December 31, 2014	575	168	57	660
December 31, 2015	833	158	36	895
December 31, 2016	—	—	—	—

(1)	Revisions of prior estimates include the effects of changes in commodity prices, changes in economic conditions, and changes in reservoir performance.

Standardized Measure of Discounted Future Net Cash Flows

Estimates of future net cash flows from proved reserves are computed based on the average beginning-of-the-month prices during the 12-month period for the year. Estimated future net cash flows for all periods presented are reduced by estimated future development, production, and abandonment and dismantlement costs based on existing costs, assuming continuation of existing economic conditions. These estimates also include assumptions about the timing of future production of proved reserves, and timing of future development, production costs, and abandonment and dismantlement.

The present value of future net cash flows is not an estimate of the fair value of the Eaglebine and Northstars Properties’ oil and gas properties. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves, and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas. Significant changes in estimated reserves volumes or commodity prices could have a material effect on the results of operations of the Eaglebine and Northstars Properties.

Anadarko Petroleum Corporation’s Eaglebine and Northstars Properties

Supplementary Oil and Gas Disclosures (Unaudited)

The standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Eaglebine and Northstars Properties is presented below and excludes income taxes as income tax expense is excluded from the Statements.

	Years Ended December 31,
thousands	2016	2015	2014
Future cash inflows	$314,492	$447,285	$984,723
Future production costs	144,088	211,738	317,562
Future development costs	46,476	38,721	38,210

Future net cash flows	123,928	196,826	628,951
Discounted at 10% per year	32,357	57,823	240,134

Standardized measure of discounted future net cash flows	$91,571	$139,003	$388,817

Changes in the standardized measure of discounted future net cash flows before income taxes related to the proved oil and gas reserves of the Eaglebine and Northstars Properties are as follows:

	Years Ended December 31,
thousands	2016	2015	2014
Balance, beginning of year	$139,003	$388,817	$380,520
Sales and transfers of oil and gas, net of production costs	(46,739)	(50,421)	(115,661)
Net changes in prices and production costs	(39,583)	(256,701)	(20,465)
Changes in estimated future development costs	(1,352)	(5,538)	8,814
Extensions, discoveries, and additions	3,531	57,732	249,443
Development costs incurred during the period	—	58	18
Revisions of previous quantity estimates	27,593	(33,027)	(30,109)
Sales of minerals in place	(7,741)	(313)	(88,104)
Accretion of discount	13,900	38,882	38,052
Other	2,959	(486)	(33,691)

Balance at December 31	$91,571	$139,003	$388,817

INDEPENDENT AUDITORS’ REPORT

To KKR Upstream Associates LLC, as the parent of KKR EIGF LLC:

We have audited the accompanying statements of revenue and direct operating expenses of the oil and natural gas properties (the “Properties”) expected to be acquired by WHR Eagle Ford LLC, a subsidiary of WildHorse Resource Development Corporation, from Admiral A. Holding, L.P., TE Admiral A. Holding L.P., and Aurora C-I Holding L.P. (collectively, the “Partnerships”), under common control of KKR EIGF LLC (the “Company”), in accordance with the definitive purchase and sale agreement dated May 10, 2017, for the period from September 11, 2014 through December 31, 2014, and for the years ended December 31, 2015 and 2016.

Management’s Responsibility for the Statements of Revenue and Direct Operating Expenses

Management is responsible for the preparation and fair presentation of the statements of revenue and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenue and direct operating expenses that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statements of revenue and direct operating expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenue and direct operating expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statements of revenue and direct operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the statements of revenue and direct operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statements of revenue and direct operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of revenue and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Properties for the period from September 11, 2014 to December 31, 2014, and for the years ended December 31, 2015 and 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the statements of revenue and direct operating expenses, the accompanying statements of revenue and direct operating expenses have been prepared for the purposes of presenting the revenues and direct operating expenses of the Properties, and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Properties. Our opinion is not modified with respect to this matter.

Other Matter

Accounting principles generally accepted in the United States of America require that the Supplemental Oil, Natural Gas, and NGL Information be presented to supplement the statements of revenue over direct operating expenses. Such information, although not a part of the statements of revenue over direct operating expenses, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the statements of revenue over direct operating expenses in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the statements of revenue over direct operating expenses, and other knowledge we obtained during our audit of the statements of revenue over direct operating expenses. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 27, 2017

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE AURORA ACQUIRED PROPERTIES (as described in Note 1)

(In thousands)

	Three Months Ended March 31,		Years Ended December 31,		September 11, 2014 (Date of Acquisition) to December 31, 2014
	2017	2016	2016	2015
	(unaudited)	(unaudited)
Revenues
Oil and condensate sales	$4,975	$4,395	$21,746	$21,261	$9,742
Natural-gas sales	122	123	530	458	184
Natural-gas liquids sales	238	163	821	760	382

Total revenues	5,335	4,681	23,097	22,479	10,308

Direct Operating Expenses
Lease operating expenses	622	753	3,014	2,670	666
Production and other taxes	334	303	1,414	1,395	576

Total direct operating expenses	956	1,056	4,428	4,065	1,242

Excess of Revenues Over Direct Operating Expenses	$4,379	$3,625	$18,669	$18,414	$9,066

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

Notes to the Statements of Revenues and Direct Operating Expenses

of the Aurora Acquired Properties (as described in Note 1)

1.	BACKGROUND INFORMATION

On September 11, 2014, Admiral A Holdings L.P., TE Admiral A Holdings L.P. and Aurora C-I Holding L.P. (together “Aurora”) acquired working interests in certain oil and natural gas properties located in the Eaglebine play in Texas. On May 10, 2017, WHR Eagle Ford LLC, a wholly-owned subsidiary of WildHorse Resource Development Corporation (“WildHorse”), entered into a purchase and sale agreement with Aurora to acquire all of Aurora’s working interests in the Eaglebine properties (the “Acquired Properties”).

2.	ACCOUNTING POLICIES

Basis of Presentation—Aurora did not prepare separate stand-alone historical financial statements for the Acquired Properties during the periods presented. Accordingly, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce for the Acquired Properties. The Statements of Revenues and Direct Operating Expenses are not intended to be a complete presentation of the results of operations of the Acquired Properties and may not be representative of future operations as they do not include indirect general and administrative expenses, interest expense, depreciation, depletion, and amortization, income taxes, effects of hedging transactions, impairment expenses, exploration expenses, and other income and expenses not directly attributable to oil, natural gas, and natural gas liquids (“NGL”) revenue.

Use of Estimates—Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the Statements. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from those estimates.

Revenue Recognition—Oil, natural gas, and NGL revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. Aurora follows the sales method of accounting for natural gas revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume which are entitled based on Aurora’s working interest. There were no material gas imbalances during the periods presented.

Direct Operating Expenses—Direct operating expenses are recognized when incurred and include (a) lease operating expenses, which consist of gathering and processing expenses, lifting costs, lease and well repairs and maintenance, and other field expenses; and (b) production and other taxes, which consist of severance and ad valorem taxes.

3.	COMMITMENTS AND CONTINGENCIES

The activity of the Acquired Properties may become subject to potential claims and litigation in the normal course of operations. While the ultimate impact of any proceedings cannot be predicted with certainty, Aurora management is currently not aware of any legal or other contingencies that would have a material effect on the Statements of Revenues and Direct Operating Expenses.

4.	SUBSEQUENT EVENTS

The Statements of Revenues and Direct Operating Expense were issued on June 27, 2017, and all subsequent events through June 27, 2017 were considered for purposes of analysis and disclosure.

Notes to the Statements of Revenues and Direct Operating Expenses

of the Aurora Acquired Properties (as described in Note 1)

SUPPLEMENTAL OIL, NATURAL GAS, AND NGL INFORMATION (UNAUDITED)

The following tables present the changes in estimated proved and estimated proved developed reserves, the standardized measure of discounted future net cash flows and changes therein relating to estimated proved oil, natural gas, and NGL reserves for the periods presented. We caution that there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development. Accordingly, these estimates are expected to change as further information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil, natural gas and NGL reserves may not occur in the periods assumed, and actual prices realized incurred may vary significantly from those used in these estimates. The estimates of our proved reserves for the periods presented have been prepared internally by qualified engineers.

The estimated proved and estimated proved developed reserves for the periods presented are as follows:

	Oil (Mbbl)	Natural Gas (Mmcf)	NGLs (Mbbl)	Total(1) (Mboe)
Proved Reserves
September 11, 2014	—	—	—	—
Acquisition of reserves	1,073	188	43	1,147
Revisions of previous estimates	(40)	200	93	86
Extensions and discoveries	584	120	43	647
Production	(117)	(44)	(13)	(137)

December 31, 2014	1,500	464	166	1,743
Revisions of previous estimates	238	219	46	321
Extensions and discoveries	2,085	573	176	2,357
Production	(467)	(183)	(58)	(556)

December 31, 2015	3,356	1,073	330	3,865
Revisions of previous estimates	(1,136)	(180)	(58)	(1,224)
Extensions and discoveries	105	26	8	117
Production	(549)	(219)	(67)	(653)

December 31, 2016	1,776	700	213	2,105
Proved developed reserves at:
December 31, 2014	1,203	403	144	1,414
December 31, 2015	1,849	795	245	2,227
December 31, 2016	1,776	700	213	2,106
Proved undeveloped reserves at:
December 31, 2014	297	61	22	329
December 31, 2015	1,507	278	85	1,638
December 31, 2016	—	—	—	—

(1)	Total volumes are in thousands of barrels of oil equivalent (“MBOE”). For this computation, one barrel is the equivalent of six thousand cubic feet of natural gas.

As specified by the SEC, estimated future net cash flows utilize prices for oil, natural gas, and NGL that are the arithmetical average prices during the year determined using the price on the first day of each month.

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Acquired Properties. An estimate of fair value would also take into account, among other things, anticipated

Notes to the Statements of Revenues and Direct Operating Expenses

of the Aurora Acquired Properties (as described in Note 1)

changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas.

The standardized measure of discounted future net cash flows relating to estimated proved oil, natural gas, and NGL reserves for the periods presented are as follows:

	Years Ended December 31,		September 11, 2014 (Date of Acquisition) to December 31, 2014
	2016	2015
Future cash flows	$71,045	$161,846	$144,395
Future production costs	(29,457)	(46,289)	(40,722)
Future development costs	(2,760)	(39,679)	(14,217)

Future net cash flows	38,828	75,878	89,456
Discounted at 10% per year	(10,113)	(28,260)	(27,216)

Standardized measure of discounted future net cash flows	$28,715	$47,618	$62,240

The principal sources of changes in the standardized measure of discounted future net cash flows for the periods presented are as follows:

	Years Ended December 31,		September 11, 2014 (Date of Acquisition) to December 31, 2014
	2016	2015
Balance, beginning of period	$47,618	$62,240	$—
Acquisition of reserves	—	—	52,460
Sales and transfers of oil and gas, net of production costs	(18,668)	(18,414)	(9,066)
Net changes in prices and production costs	(13,616)	(38,770)	(5,944)
Changes in estimated future development costs	249	2,655	(1,108)
Extensions, discoveries, and additions	1,848	22,563	19,824
Development costs incurred during the period	11,756	6,149	—
Revisions of previous quantity estimates	(4,827)	3,948	2,666
Accretion of discount	4,762	6,224	1,311
Other	(407)	1,023	2,097

Balance, end of period	$28,715	$47,618	$62,240

Independent Auditors’ Report

The Board of Managers

WHE AcqCo., LLC:

We have audited the accompanying statements of revenues and direct operating expenses (the “financial statements”), which comprise the revenues and direct operating expenses of certain oil and gas properties of Clayton Williams Energy, Inc. contracted to be acquired by WHE AcqCo., LLC (the “Burleson North Properties working interest”) for the nine month period ended September 30, 2016 and the years ended December 31, 2015 and 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

The accompanying financial statements referred to above were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The financial statements are not intended to be a complete presentation of the operations of the Burleson North Properties working interest.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Burleson North Properties working interest for the nine month period ended September 30, 2016 and the years ended December 31, 2015 and 2014 in accordance with U.S. generally accepted accounting principles.

Other Matter

U.S. generally accepted accounting principles require that the Supplementary Oil and Gas Disclosures contained herein be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ KPMG LLP

Dallas, Texas

November 10, 2016

Statements of Revenues and Direct Operating Expenses of the

Burleson North Properties Working Interest (as described in Note 1)

(in thousands)

	Period From January 1, 2016 to September 30, 2016	Years Ended December 31,
		2015	2014
Revenues	$37,193	$85,709	$150,877
Direct operating expenses	(16,512)	(26,275)	(27,975)

Revenues in excess of direct operating expenses	$20,681	$59,434	$122,902

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

Notes to the Statements of Revenues and Direct Operating Expenses of the

Burleson North Properties Working Interest (as described in Note 1)

(1) Basis of Presentation

On October 24, 2016, WHE AcqCo., LLC (“WHE AcqCo”) entered into a purchase and sale agreement (the “PSA”) to acquire from Clayton Williams Energy, Inc. (“CWEI”) its working interests in certain producing oil and gas properties and undeveloped acreage in the Eagleford and Austin Chalk trends in East Texas (the “Burleson North Properties working interest”) for a total of $400.0 million in cash, subject to customary purchase price adjustments. The PSA contains customary representations and warranties, covenants, indemnification provisions and conditions to closing. The transaction is expected to close in December 2016 and is effective as of October 1, 2016.

The accompanying audited statements include revenues from oil (including condensate and gas liquids) and gas production and direct operating expenses associated with the Burleson North Properties working interest and were derived from CWEI’s consolidated historical accounting records. The accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain indirect expenses that were incurred in connection with the ownership and operation of the Burleson North Properties working interest including, but not limited to, general and administrative expenses, interest expense and state income tax expense. These costs were not separately allocated to the Burleson North Properties working interest in the accounting records of CWEI. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Burleson North Properties working interest had it been a WHE AcqCo property due to the differing size, structure, operations and accounting policies of CWEI and WHE AcqCo. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs that WHE AcqCo will incur upon the allocation of the purchase price paid for the Burleson North Properties working interest. Furthermore, no balance sheet has been presented for the Burleson North Properties working interest because the acquired properties were not accounted for as a separate subsidiary or division of CWEI and complete financial statements are not available, nor has information about the Burleson North Properties working interest’s operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical Statements of Revenues and Direct Operating Expenses of the Burleson North Properties working interest are presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

These Statements of Revenues and Direct Operating Expenses are not indicative of the results of operations for the Burleson North Properties working interest on a go forward basis.

(2) Summary of Significant Accounting Policies

Use of Estimates—The Statements of Revenues and Direct Operating Expenses are derived from the historical operating statements of CWEI. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. Actual results could be different from those estimates.

Revenue Recognition—Total revenues in the accompanying statements include the sale of crude oil, natural gas and natural gas liquids, net of royalties. CWEI recognizes revenues when the significant risks and rewards of ownership have been transferred, which is when title passes to the customer. Oil and gas revenues included in these statements are recorded on the sales method, under which revenues are based on the oil, natural gas liquids and natural gas delivered rather than the net revenue interest share of oil and gas produced. There were no significant imbalances with other revenue interest owners during the period from January 1, 2016 to September 30, 2016 and the years ended December 31, 2015 and 2014.

Notes to the Statements of Revenues and Direct Operating Expenses of the

Burleson North Properties Working Interest (as described in Note 1)

During the period from January 1, 2016 to September 30, 2016, two customers accounted for approximately 46% and 45% of the Burleson North Properties working interest’s total revenues, respectively. During 2015, these two customers accounted for approximately 58% and 36% of the Burleson North Properties working interest’s total revenues, respectively. During 2014, these two customers accounted for approximately 28% and 64% of the Burleson North Properties working interest’s total revenues, respectively. During such periods, no other purchaser accounted for more than 10% of the total revenues. The loss of any single significant customer or contract could have a material adverse short-term effect; however, it is not likely that the loss of any single significant customer or contract would materially affect the Burleson North Properties working interest in the long-term as such purchasers could be replaced by other purchasers under contracts with similar terms and conditions.

Direct Operating Expenses—Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Burleson North Properties working interest. The direct operating expenses include lease operating, production taxes, processing and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field related expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

(3) Contingencies

The activities of the Burleson North Properties working interest may become subject to potential claims and litigation in the normal course of operations. CWEI does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the Burleson North Properties working interest.

(4) Subsequent Events

CWEI has evaluated events through November 10, 2016, the date the Statements of Revenues and Direct Operating Expenses were available to be issued, and are not aware of any events that have occurred that require adjustments to or disclosure in the financial statements.

Notes to the Statements of Revenues and Direct Operating Expenses of the

Burleson North Properties Working Interest (as described in Note 1)

Supplementary Oil and Gas Disclosures (Unaudited)

Supplemental reserve information

The following unaudited supplemental reserve information summarizes the net proved reserves of oil and gas and the standardized measure thereof attributable to the Burleson North Properties working interest as of September 30, 2016 and December 31, 2015 and 2014 and for the period from January 1, 2016 to September 30, 2016 and the years ended December 31, 2015 and 2014 attributable to the Burleson North Properties working interest. All of the reserves are located in the United States. The reserve disclosures are based on reserve studies prepared in accordance with the guidelines established by the SEC.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree subjective, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may each differ from those assumed in these estimates. In addition, the different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The standardized measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to the Burleson North Properties working interest. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent development activities, production history of the Burleson North Properties working interest and any adjustments in the projected economic life of such property resulting from changes in product prices.

In December 2008, the SEC issued its final rule, Modernization of Oil and Gas Reporting, which was first effective for reporting reserve information as of December 31, 2009. In January 2010, the Financial Accounting Standards Board issued its authoritative guidance on extractive activities for oil and gas to align its requirements with the SEC’s final rule. Under the SEC’s final rule, prior period reserves were not restated.

Notes to the Statements of Revenues and Direct Operating Expenses of the

Burleson North Properties Working Interest (as described in Note 1)

Estimated quantities of oil, NGL and gas reserves

The following table sets forth certain data pertaining to the Burleson North Properties working interest’s proved developed reserves as of September 30, 2016 and December 31, 2015 and 2014 and for the period from January 1, 2016 to September 30, 2016 and the years ended December 31, 2015 and 2014.

	Oil (MBbl)	NGL (MBbl)	Gas (MMCF)	Total (MBOE)
September 30, 2016
Proved Reserves
Beginning balance, January 1, 2016	6,924	428	4,401	8,085
Revision of previous estimates	(401)	(21)	65	(411)
Production	(922)	(71)	(895)	(1,142)

Ending balance, September 30, 2016	5,601	336	3,571	6,532

Proved Developed Reserves January 1	6,924	428	4,401	8,085

Proved Developed Reserves September 30	5,601	336	3,571	6,532

December 31, 2015
Proved Reserves
Beginning balance, January 1	8,575	579	5,877	10,133
Revision of previous estimates	(809)	(96)	(314)	(958)
Extensions and discoveries	925	50	262	1,019
Production	(1,767)	(105)	(1,424)	(2,109)

Ending balance, December 31, 2015	6,924	428	4,401	8,085

Proved Developed Reserves January 1	8,575	579	5,877	10,133

Proved Developed Reserves December 31	6,924	428	4,401	8,085

December 31, 2014
Proved Reserves
Beginning balance, January 1	7,018	469	5,743	8,444
Revision of previous estimates	637	35	756	798
Extensions and discoveries	2,556	183	776	2,868
Production	(1,636)	(108)	(1,398)	(1,977)

Ending balance, December 31, 2014	8,575	579	5,877	10,133

Proved Developed Reserves January 1	7,018	469	5,743	8,444

Proved Developed Reserves December 31	8,575	579	5,877	10,133

The changes in proved reserves during 2016, 2015 and 2014 are comprised of the following items:

Revision of previous estimates. Revision of previous estimates for all periods can be primarily attributed to changes in commodity prices whereby when increased, it increases the estimated useful life of the wells and when decreased, it decreases the estimated useful life of the wells, thereby increasing or decreasing the ultimate recoverable reserves, respectively.

Extensions and discoveries. Extensions and discoveries during 2015 and 2014 are the result of drilling in the Eagleford trend where nine wells were added in 2015 and 25 wells were added in 2014, and the addition of one Austin Chalk well in 2015.

Notes to the Statements of Revenues and Direct Operating Expenses of the

Burleson North Properties Working Interest (as described in Note 1)

Standardized Measure of Discounted Future Net Cash Flows

The Standardized Measure of Discounted Future Net Cash Flows (excluding income tax expense) relating to proved crude oil and gas reserves is presented below:

	September 30, 2016	December 31,
		2015	2014
Future cash inflows	$233,975	$347,910	$815,002
Future development and abandonment costs(a)	(14,219)	(14,219)	(13,720)
Future production expense	(108,069)	(143,550)	(252,909)

Future net cash flows	111,687	190,141	548,373
Discounted at 10% per year	(30,643)	(57,863)	(186,807)

Standardized measure of discounted future net cash flows	$81,044	$132,278	$361,566

(a)

The $14.2 million, $14.2 million and $13.7 million as of September 30, 2016, December 31, 2015 and 2014, respectively, represent undiscounted future asset retirement expenditures estimated as of those dates using current estimates of future abandonment costs.

The Standardized Measure of Discounted Future Net Cash Flows (discounted at 10%) from production of proved reserves was developed as follows:

•	An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on current economic conditions.

•

In accordance with SEC guidelines, the engineers’ estimates of future net revenues from proved properties and the present value thereof are made using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. These prices are held constant throughout the life of the properties, except where such guidelines permit alternate treatment. The realized sales prices used in the reserve reports as of September 30, 2016 and December 31, 2015 and 2014 were $39.79, $47.98 and $90.71 per barrel of oil, respectively, and $10.75, $13.04 and $24.96 per barrel of NGL, respectively, and $2.10, $2.30 and $3.87 per MCF of gas, respectively.

•

The future gross revenue streams were reduced by estimated future operating costs and future development and abandonment costs, all of which were based on current costs in effect at the date presented and held constant throughout the life of the properties.

Notes to the Statements of Revenues and Direct Operating Expenses of the

Burleson North Properties Working Interest (as described in Note 1)

As described in Note 1, these Statements of Revenue and Direct Operating Expenses do not include income tax expense or balance sheet information, therefore income tax and capital expenditure estimates were omitted from the Standardized Measure of Discounted Future Net Cash Flows calculation. The principal sources of changes in the Standardized Measure of Discounted Future Net Cash Flows for each of the periods presented below are as follows:

	Period From January 1, 2016 to September 30, 2016	Years Ended December 31,
		2015	2014
Balance, beginning of year	$132,278	$361,566	$287,062
Oil and gas sales, net of production costs	(20,681)	(59,434)	(122,902)
Extensions and discoveries	—	22,248	130,766
Net change in sales prices and production costs	(34,732)	(202,074)	(2,747)
Changes in production rates (timing) and other	(233)	(10,810)	14,217
Revision of quantity estimates	(5,509)	(15,375)	26,464
Accretion of discount	9,921	36,157	28,706

Standardized measure of discounted future net cash flows	$81,044	$132,278	$361,566

Annex A

Final Form

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

6.00% SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

(Par Value $0.01 Per Share)

WildHorse Resource Development Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board by the Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on June 30, 2017 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series consisting of 500,000 shares of Preferred Stock, designated 6.00% Series A Perpetual Convertible Preferred Stock, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

1. General.

(a) There shall be created from the 50,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “6.00% Series A Perpetual Convertible Preferred Stock” par value $0.01 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 500,000. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b) The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; and (iv) junior to existing and future indebtedness and liabilities of the Corporation.

(c) The Series A Preferred Stock has no maturity date and (except as provided in Section 4 in connection with a Change of Control) is not mandatorily redeemable (pursuant to a sinking fund obligation or otherwise) or redeemable at the option of the Holders.

2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “10% Entity” means any Person that, together with its Affiliates, after giving effect to a proposed Transfer, would own greater than 10% of the then outstanding Common Stock, on an as-converted basis.

(b) “14C Expiration Date” shall mean the date immediately following the expiration of the 20 calendar day period commencing on the stated date of distribution to the Corporation’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Corporation with the SEC relating to the issuance of the Series A Preferred Stock.

(c) “Accreted Value” shall mean, with respect to each share of Series A Preferred Stock, the Initial Liquidation Value as the same may be increased pursuant to Section 3.

(d) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, will not be deemed to be Affiliates of any Holder for purposes of this Certificate of Designations. For purposes of this Certificate of Designations, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of NGP, the Corporation or any of their respective Affiliates shall be deemed Affiliates of Carlyle or any of its Affiliates.

(e) “as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable at the time of determination upon conversion of the Series A Preferred Stock that is then outstanding, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder thereof, are assumed to be then outstanding.

(f) “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any Equity Securities that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Corporation or any of its Subsidiaries.

(g) “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(h) “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(i) “Capital Stock” shall mean, for any entity, any and all shares, equity interests, rights to purchase, warrants, options, equity participations or other equity equivalents of or equity interests in (however designated) capital stock issued by that entity; provided that, “Capital Stock” of the Corporation shall not include any convertible or exchangeable debt securities that, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock.

(j) “Carlyle” means CP VI Eagle Holdings, L.P.

(k) “Certificate of Designations” shall have the meaning specified in the recitals.

(l) “Certificate of Incorporation” shall have the meaning specified in the recitals.

(m) A “Change of Control” shall be deemed to have occurred at any time after the Series A Preferred Stock is originally issued if any of the following occurs:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than any Permitted Holder;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation; or

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than any Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a Subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the “persons” (as defined above) who were Beneficial Owners of the voting stock of the Corporation immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a Subsidiary.

(n) “Change of Control Call” shall have the meaning specified in Section 4(b).

(o) “Change of Control Cash Price” shall mean, as of the date of any redemption in connection with a Change of Control Put or Change of Control Call, an amount per share of Series A Preferred Stock equal to (x) the Accreted Value of such share of Series A Preferred Stock as of such date plus (y) if the applicable redemption date is prior to December 30, 2019, the amount equal to the net present value (computed using a discount rate of the Treasury Rate plus fifty (50) basis points) of the sum of all dividends that would otherwise be payable on such share of Series A Preferred Stock on each of the Dividend Payment Dates occurring during the period on and after the applicable redemption date to and including December 30, 2019 (which date for purposes of this calculation, shall be assumed to be an additional Dividend Payment Date) and assuming the Corporation elected to pay such dividends in cash pursuant to Section 3(a); provided, however, that in the event of a Change of Control described in subsection (i) or (ii) of the definition thereof that is in connection with a liquidation, winding up or dissolution of the Corporation, the Change of Control Cash Price shall mean the greater of (a) the amount described above and (b) the amount that would be distributed in the liquidation, winding up or dissolution of the Corporation with respect to such share if such share of Series A Preferred Stock was converted into Common Stock (at the Conversion Rate then in effect) immediately prior to such liquidation, winding up or dissolution of the Corporation (regardless of whether the Series A Preferred Stock is then convertible pursuant to the terms hereof).

(p) “Change of Control Effective Date” shall have the meaning specified in Section 4(c).

(q) “Change of Control Purchase Date” shall mean, with respect to each share of Series A Preferred Stock, the date on which the Corporation makes the payment in full in cash of the Change of Control Cash Price for such share to the Holder thereof.

(r) “Change of Control Put” shall have the meaning specified in Section 4(a).

(s) “Change of Control Put Deadline” shall have the meaning specified in Section 4(c)(i).

(t) “Close of Business” shall mean 5:00 p.m., New York City time.

(u) “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose with the prior consent of holders of a majority of the outstanding Series A Preferred Stock. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(u) for the determination of the Closing Sale Price of the Common Stock.

(v) “Code” shall mean Internal Revenue Code of 1986, as amended.

(w) “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Corporation, subject to Section 8(e).

(x) “Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

(y) “Conversion Date” shall have the meaning specified in Section 7(a)(iii).

(z) “Conversion Price” shall initially be $13.90 per share of Common Stock and shall be subject to adjustment pursuant to Section 8 hereof.

(aa) “Conversion Rate” shall mean, with respect to each share of Series A Preferred Stock subject to conversion, a number of shares of Common Stock equal to its Accreted Value divided by the then applicable Conversion Price.

(bb) “Corporation” shall have the meaning specified in the recitals.

(cc) “Corporation Competitor” shall mean (i) any Upstream Competitor identified in writing to the Holders by the Corporation prior to the Initial Issue Date, and (ii) on and after the Initial Issue Date, any Upstream Competitor identified in writing to the Holders at the direction of the Board of Directors acting in good faith. “Upstream Competitor” shall mean (i) any Person whose primary business is oil and gas exploration and production activities and who owns or operates upstream oil and gas properties that are located within 100 miles of any oil and gas properties owned or operated by the Corporation and (ii) any private equity fund that controls any Upstream Competitor.

(dd) “DGCL” shall have the meaning specified in the recitals.

(ee) “Dividend Payment Date” shall mean January 31, April 30, July 31 and October 31 of each year, commencing on July 31, 2017.

(ff) “Dividend Rate” shall mean the rate per quarterly dividend period of 1.50% (6.00% per annum) per share of Series A Preferred Stock.

(gg) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding such Dividend Payment Date.

(hh) “Equity Securities” means the equity securities of the Corporation, including shares of Common Stock and Series A Preferred Stock.

(ii) “Event” shall have the meaning specified in Section 5(a)(ii)(B).

(jj) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(kk) “Ex-Date,” when used with respect to any issuance, dividend or distribution of Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(ll) “Expiration Date” shall have the meaning specified in Section 8(a)(iv).

(mm) “Final Accrual Period” shall have the meaning specified in Section 3(d).

(nn) “Hedge” shall have the meaning specified in Section 10(a)(i).

(oo) “Holder” shall mean a holder of shares of Series A Preferred Stock.

(pp) “HSR Expiration Date” shall mean the date on which all applicable approvals and waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 that are required with respect to the conversion and voting rights of the Series A Preferred Stock set forth in this Certificate of Designations shall have been obtained or expired, as applicable, in each case as the shares of Series A Preferred Stock are held as of the Initial Issue Date.

(qq) “Indebtedness” means (a) all obligations of the Corporation or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its Subsidiaries and (e) all guarantees by the Corporation or any of its Subsidiaries of any of the foregoing.

(rr) “Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Corporation or its Subsidiaries (including (A) that certain Indenture, dated February 1, 2017 among the Corporation, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (as the same may be amended and/or restated from time to time) or (B) that certain credit agreement, dated December 19, 2016, among the Corporation, the lenders and financial institutions party thereto and Wells Fargo Bank, National Association (as the same may be amended and/or restated from time to time).

(ss) “Initial Issue Date” shall mean the first date of original issuance of shares of the Series A Preferred Stock.

(tt) “Initial Liquidation Value” shall mean, with respect to each share of Series A Preferred Stock, $1,000.00.

(uu) “Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(vv) “Mandatory Conversion Date” shall have the meaning specified in Section 7(b)(ii).

(ww) “NGP” means collectively, WHR Holdings, LLC, a Delaware limited liability company, Esquisto Holdings, LLC, a Delaware limited liability company, WHE AcqCo Holdings, LLC, a Delaware limited liability company, and NGP XI US Holdings, L.P., a Delaware limited partnership, and any of their respective Affiliates that own Capital Stock of the Company.

(xx) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(yy) “Open of Business” shall mean 9:00 a.m., New York City time.

(zz) “Ownership Notice” shall mean the notice of ownership of Capital Stock of the Corporation containing the information required to be set forth or stated on certificates pursuant to the DGCL and, in the case of an issuance of Capital Stock by the Corporation (including the Series A Preferred Stock), in substantially the form attached hereto as Exhibit A.

(aaa) “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(bbb) “Permitted Holder” shall mean (i) any Person that is a “Permitted Holder” under (A) that certain Indenture, dated February 1, 2017 among the Corporation, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (as the same may be amended and/or restated from time to time) or (B) that certain credit agreement, dated December 19, 2016, among the Corporation, the lenders and financial institutions party thereto and Wells Fargo Bank, National Association (as the same may be amended and/or restated from time to time), (ii) Carlyle and its Affiliates and (iii) any Person who, together with its Affiliates, holds more than 50% of the outstanding shares of Series A Preferred Stock.

(ccc) “Permitted Transferee” shall have the meaning specified in Section 10(a)(ii)(A).

(ddd) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(eee) “Preferred Purchase Agreement” shall mean that certain Preferred Stock Purchase Agreement dated as of May 10, 2017 by and among the Holders as of the Initial Issue Date and the Corporation.

(fff) “Preferred Stock” shall have the meaning specified in the recitals.

(ggg) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(hhh) “Reference Property” shall have the meaning specified in Section 8(e).

(iii) “Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

(jjj) “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement dated as of the Initial Issue Date by and among the Corporation and the others party thereto.

(kkk) “Reorganization Event” shall have the meaning specified in Section 8(e).

(lll) “Required Number of Shares” shall have the meaning specified in Section 4(g).

(mmm) “Requisite Approvals Notice Date” shall have the meaning specified in Section 11(e).

(nnn) “Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in connection with any Indebtedness of the Corporation or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

(ooo) “SEC” shall mean the Securities and Exchange Commission.

(ppp) “Securities Act” shall mean the Securities Act of 1933, as amended.

(qqq) “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(rrr) “Series A Director” shall have the meaning specified in Section 5(b)(i).

(sss) “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(ttt) “Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other Indebtedness Agreement governing the rights of the holders of or otherwise relating to any Indebtedness of the Corporation or any of its Subsidiaries.

(uuu) “Spin-Off” shall have the meaning specified in Section 8(a)(iii).

(vvv) “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(www) “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Common Stock is then listed or, if the

Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(xxx) “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, for value or without value, or to enter into any written or oral contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Certificate of Designations; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into Common Stock pursuant to the terms of this Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Corporation or (iii) the transfer (other than by a Holder or an Affiliate of a Holder) of any limited partnership or limited liability company interests or other equity interests in a Holder (or any direct or indirect parent entity of a Holder), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities; provided that, if any transferor or transferee referred to in this clause (iii) ceases to be controlled by the Person controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”.

(yyy) “Transfer Agent” shall mean Wells Fargo Shareowner Services, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and the Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(zzz) “Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least five Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the Average Assumed Dividend Period; provided, however, that if such Average Assumed Dividend Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Corporation shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Assumed Dividend Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and, provided further, that the Treasury Rate shall not in any event be less than zero. For purposes of this definition, “Average Assumed Dividend Period” shall mean the average number of months (weighted based on the amount of the assumed dividends) from the applicable redemption date to the applicable Dividend Payment Date for each dividend assumed to be paid for purposes of the calculation.

(aaaa) “Underwritten Offering” shall have the meaning set forth in the Registration Rights Agreement.

3. Dividends.

(a) Subject to Section3(c), from and after the Initial Issue Date, dividends shall, with respect to each outstanding share of Series A Preferred Stock, accrue on the Accreted Value at the Dividend Rate for each Dividend Period (as defined below) to and including the next Dividend Payment Date. Dividends on the Series A Preferred Stock shall be non-cumulative and shall accrue on a daily basis, whether or not declared. Such dividends shall be payable only when, as and if declared by the Board, and when so declared and paid, such dividends shall be paid in cash out of funds legally available therefor and shall be payable on the next Dividend

Payment Date following such declaration by the Board to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. If any Dividend Payment Date falls on a day that is not a Business Day, payment of dividends declared under this Section 3(a) with respect to such Dividend Payment Date will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay. The period from the Initial Issue Date to and including July 31, 2017 and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(b) If a cash dividend is not declared and paid in accordance with Section 3(a) on a Dividend Payment Date, then in full discharge of any accrual of dividends for such Dividend Period, the Accreted Value of each outstanding share of Series A Preferred Stock, regardless of its date of issue, shall automatically increase on such Dividend Payment Date by an amount equal to the Dividend Rate multiplied by the Accreted Value in effect immediately after the immediately prior Dividend Payment Date (or the Initial Issue Date in respect of the first Dividend Period).

(c) Dividends payable under Section 3(a) (or future dividends calculated in determining Change of Control Cash Price) and any increase in Accreted Value under Section 3(b) (or deemed increase in Accreted Value under Section 3(e)) for any period less than a full quarterly dividend or accretion period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(d) Notwithstanding anything to the contrary in this Certificate of Designations, if at any time on or after December 30, 2019 the Closing Sale Price of the Common Stock equals or exceeds 130% of the Conversion Price then in effect for at least 25 consecutive Trading Days, all shares of Series A Preferred Stock will permanently cease to be entitled to any dividends pursuant to Section 3(a) or any further accretion of Accreted Value pursuant to Section 3(b) (the “Dividend Termination Date”); provided, however, that with respect to the period commencing on the day following the last Dividend Payment Date prior to the Dividend Termination Date and ending on, and including, the Dividend Termination Date (the “Final Accrual Period”), a cash dividend may be declared and paid in such amount accrued with respect to the Final Accrual Period payable on the next Dividend Payment Date following the Final Accrual Period as determined and paid otherwise in accordance with Section 3(a), or if not declared and paid in accordance with the foregoing, the Accreted Value shall accrete in an amount accrued with respect to the Final Accrual Period on the next Dividend Payment Date following the Final Accrual Period as determined and accreted otherwise in accordance with Section 3(b).

(e) Under this Certificate of Designations, in calculating either the (A) number of shares of Common Stock issued upon conversion of a share of Series A Preferred Stock or (B) redemption price per share of Series A Preferred Stock, the Accreted Value of each share of Series A Preferred Stock shall be increased by the amount of accrued and unpaid dividends during the then-current Dividend Period regardless of whether, at the time of such conversion or redemption, a dividend payable on the immediately succeeding Dividend Payment Date has been declared pursuant to Section 3(a). Holders of shares of Series A Preferred Stock subject to conversion or redemption shall not be entitled to receive any payment of dividends declared pursuant to Section 3(a) in respect of the Dividend Period in which the conversion or redemption occurs notwithstanding that a Dividend Record Date may have been fixed for the payment of such dividends prior to such conversion or redemption.

(f) The Series A Preferred Stock shall fully participate, on an as-converted basis, in any dividend declared and paid or distribution on the Common Stock (other than any dividend paid or distribution on the Common Stock in connection with the liquidation, winding up or dissolution of the Corporation) as if the Preferred Stock were converted into shares of Common Stock on the Record Date for such dividend or distribution, at the Conversion Rate in effect on such Record Date.

(g) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend other than as set forth in this Section 3.

4. Special Rights Upon a Change of Control.

(a) Repurchase at the Option of the Holder. Subject to the application of Section 4(b), upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Corporation to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock for cash at a purchase price per share of Series A Preferred Stock equal to the Change of Control Cash Price; provided that the Corporation shall only be required to pay the Change of Control Cash Price (i) after the Satisfaction of the Indebtedness Obligations, (ii) to the extent permitted by the Specified Contract Terms and (iii) to the extent such purchase can be made under applicable law and out of funds legally available therefor.

(b) Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur or has occurred), a written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, (x) the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed or (y) the date on which the Change of Control occurred). In connection with the delivery of such notice, the Corporation may elect to redeem (the “Change of Control Call”), contingent upon and contemporaneously with the consummation of the Change of Control, but subject to the right of the Holders to convert the Series A Preferred Stock pursuant to Section 7(a) prior to any such redemption, any or all of the shares of Series A Preferred Stock for cash at a redemption price per share equal to Change of Control Cash Price.

(c) Final Change of Control Notice. To the extent the Change of Control Call has not been previously exercised by the Corporation, within two days following the effective date of the Change of Control (the “Change of Control Effective Date”) (or if the Corporation discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain:

(i) the date by which the Holder must elect to exercise a Change of Control Put (which shall be no less than 20 days after the Change of Control Effective Date) (the “Change of Control Put Deadline”);

(ii) the amount of cash payable per share of Series A Preferred Stock, if such Holder elects to exercise a Change of Control Put;

(iii) a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of the Indebtedness Obligations;

(iv) the consideration, if any, received in respect of each share of Common Stock in the Change of Control;

(v) the purchase date for such shares (which shall be no later than three Trading Days after the Satisfaction of the Indebtedness Obligations has occurred); and

(vi) the instructions a Holder must follow to exercise a Change of Control Put in connection with such Change of Control.

(d) Change of Control Put Procedure. To exercise a Change of Control Put, a Holder must, no later than 5:00 p.m., New York City time, on the Change of Control Put Deadline, surrender to the Conversion Agent the certificates, if any, representing the shares of Series A Preferred Stock to be repurchased by the Corporation (or if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation and the Conversion Agent) or otherwise instruct the Conversion Agent to surrender such Holder’s uncertificated book-entry shares.

(e) Delivery upon Change of Control Put. Upon a Change of Control Put, after the Satisfaction of the Indebtedness Obligations and subject to Section 4(g) below, the Corporation (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Change of Control Cash Price in consideration for the amount of such Holder’s shares of Series A Preferred Stock redeemed.

(f) Redemption by the Corporation. In the case of a Change of Control, any shares of Series A Preferred Stock as to which a Change of Control Put or Change of Control Call was not exercised and that are otherwise outstanding following such Change of Control may be redeemed, at the option of the Corporation, upon not less than thirty (30) nor more than sixty (60) days’ notice, which notice must be received by the affected Holders within thirty (30) days of the Change of Control Put Deadline, at a redemption price per share equal to the Change of Control Cash Price.

(g) If the Corporation (A) shall not have sufficient funds legally available under applicable law to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 4(a) (the “Required Number of Shares”) after the Satisfaction of the Indebtedness Obligations or (B) will be in violation of Specified Contract Terms if it purchases the Required Number of Shares, the Corporation shall (I) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 4(a), a number of shares of Series A Preferred Stock with an aggregate Change of Control Cash Price equal to the lesser of (1) the amount legally available for the purchase of shares of Series A Preferred Stock under applicable law and (2) the largest amount that can be used for such purchase not prohibited by Specified Contract Terms and (II) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Cash Price as soon as practicable after the Corporation is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Corporation to make a purchase payment for any reason shall not relieve the Corporation from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms.

(h) Upon full payment for any shares of Series A Preferred Stock subject to a Change of Control Put or Change of Control Call, such shares will cease to be entitled to any dividends that may thereafter be payable on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive the Change of Control Cash Price) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

5. Voting; Directors.

(a) Voting. The shares of Series A Preferred Stock shall not have voting rights other than those set forth below or as otherwise required by Delaware law or the Certificate of Incorporation:

(i) From and after the Requisite Approvals Notice Date, Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Corporation then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock. Each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted pursuant to Section 7 (ignoring for purposes of such determination the limitation on conversion prior to the one year anniversary of the Initial Issue Date) at the record date for the determination of stockholders entitled to vote or consent on such matters. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the bylaws of the Corporation.

(ii) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

(A) authorize or create, or increase the authorized amount of, or issue any class or series of Senior Stock or Parity Stock or reclassify any of the authorized capital stock of the Corporation into shares of

Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock; or

(B) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an “Event”) so as to adversely affect any right, preference, privilege or power of the shares of Series A Preferred Stock.

provided, however, with respect to the occurrence of any Event set forth in (B) above, so long as any shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent with the same rights and preferences in all material respects as the Series A Preferred Stock (other than with respect to board election rights set forth in Section 5(b)), the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or power of the Series A Preferred Stock; provided, further, that any increase in the amount of the authorized Junior Stock, or the creation or issuance of any additional shares of Junior Stock, shall not be deemed to adversely affect such rights, preferences, privileges or powers.

(iii) Whether a plurality, majority or other portion of the Series A Preferred Stock or any other series of voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective aggregate liquidation preferences of the Series A Preferred Stock or such other series of voting Preferred Stock, as applicable.

(b) Directors.

(i) From and after the Requisite Approvals Notice Date, (i) at any time that Carlyle or its Affiliates hold both (A) any shares of Series A Preferred Stock and (B) shares of Common Stock and Series A Preferred Stock representing, on an as-converted basis, at least 10% of the total number of issued and outstanding shares of Common Stock (assuming, only for the purposes of determining such threshold amount of shares, all shares of Series A Preferred Stock were converted at the Conversion Rate in effect on such date), the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect two directors to the Board (any director elected by the Holders pursuant to this Section 5(b), herein referred to as a “Series A Director”) and (ii) at any time that Carlyle or its Affiliates holds both (A) any shares of Series A Preferred Stock and (B) shares of Common Stock and Series A Preferred Stock representing, on an as-converted basis, more than 5% but less than 10% of the total number of issued and outstanding shares of Common Stock (assuming, only for the purposes of determining such threshold amount of shares, all shares of Series A Preferred Stock were converted at the Conversion Rate in effect on such date), the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect one Series A Director, in each case subject to any Series A Director satisfying all requirements regarding service as a director of the Corporation under applicable law or stock exchange rule regarding service as a director of the Corporation and such other reasonable criteria and qualifications required to be satisfied for service as a director applicable to all directors of the Corporation.

(ii) Each Series A Director so elected shall serve until his or her successor is elected and qualified or his or her earlier death, resignation, retirement, disqualification or removal; any vacancy or newly created directorship in the position of a Series A Director may be filled only by the Holders of a majority of the then outstanding shares of Series A Preferred Stock; and each Series A Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Holders of a majority of the then outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, at such time as the Holders of a majority of the then outstanding shares of Series A Preferred Stock cease to be entitled to appoint and elect any Series A Director pursuant to this Section 5(b) (as a result of Carlyle or its Affiliates either ceasing to hold (i) any shares of Series A Preferred Stock or (ii) at least 10% or more than 5%, as applicable, of the total number of issued and outstanding shares of Common Stock, assuming, only for the purposes of determining such threshold amount of shares, all shares of Series A Preferred Stock were converted at the

Conversion Rate in effect on such date), (x) the right of the Holders of Series A Preferred Stock to appoint and elect one or two directors to the Board, as applicable, shall permanently terminate and (y) from and after such time, one or both of the Series A Directors, as applicable, shall cease to be qualified to serve as a director and such directorship shall terminate, and the size of the Board shall automatically be reduced.

(iii) Notwithstanding anything to the contrary in this Certificate of Designations, solely for purposes of voting with respect to Series A Directors pursuant to this Section 5(b), the issued and outstanding shares of Series A Preferred Stock held by Carlyle and its Affiliates at any time shall be entitled to a number of votes equal to 50.1% of all votes entitled to be cast by the Holders of the then outstanding shares of Series A Preferred Stock.

6. Liquidation Preference.

(a) In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series A Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), an amount equal to the greater of (x) the Accreted Value per share of Series A Preferred Stock plus an amount equal to all accrued and unpaid dividends on such share of Series A Preferred Stock for the then-current Dividend Period to, and including, the date fixed for liquidation, winding up or dissolution assuming the Corporation elected to pay such dividends in cash pursuant to Section 3(a) but only to the extent such dividends otherwise would have been payable under Section 3(d) and (y) the amount that such Holder would have been entitled to receive if all of such Holder’s shares of Series A Preferred Stock were converted into Common Stock (at the Conversion Rate then in effect) immediately prior to such liquidation, winding up or dissolution of the Corporation (regardless of whether the Series A Preferred Stock is then convertible pursuant to the terms hereof).

(b) Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 6, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up.

(c) After the payment to the Holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 6, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 6, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 6, in any distribution of the assets of the Corporation.

7. Conversion; Redemption.

(a) Holder Conversion.

(i) Each Holder shall have the right, at any time following June 30, 2018 to convert each share of such Holder’s Series A Preferred Stock into (i) that number of whole shares of Common Stock equal to the quotient of (A) the Accreted Value divided by (B) the Conversion Price as of the applicable Conversion

Date plus (ii) cash in lieu of fractional shares as set out in Section 9. The foregoing right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(ii) Notwithstanding anything to the contrary in Section 7(a)(i), a Holder shall have the right to convert, prior to June 30, 2018, (i) all or any portion of such Holder’s Series A Preferred Stock following the delivery by the Corporation of the notice contemplated by Section 4(b) and prior to the consummation of the applicable Change of Control and (ii) in connection with an Underwritten Offering that the Holder then has a right to participate in under the Registration Rights Agreement, such number of shares of Series A Preferred Stock that will, upon conversion, result in the issuance to the Holder of the maximum number of shares of Common Stock the Holder is permitted to include for sale in such Underwritten Offering.

(iii) In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 7(a), the Holder must (i) deliver a notice of conversion to the Corporation in the form attached hereto as Exhibit B and (ii) surrender the certificates, if any, representing such shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent in the case of uncertificated book-entry shares), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation), together with written notice that such Holder elects to convert all or such lesser number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, if any, together with such notice, by the Corporation or (in accordance with the immediately preceding sentence) its authorized agent will be the “Conversion Date”.

(iv) Notwithstanding anything herein to the contrary, the Series A Preferred Stock shall not be convertible into Common Stock under Sections 7(a) or 7(b) until the Requisite Approvals Notice Date.

(b) Mandatory Conversion.

(i) At any time on or after June 30, 2021, the Corporation shall have the right, at its option, to elect to cause all or any portion of the outstanding shares of Series A Preferred Stock to be automatically converted into (i) that number of shares of Common Stock for each share of Series A Preferred Stock equal to the quotient of (A) the Accreted Value divided by (B) the Conversion Price as of the applicable Mandatory Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 9, subject to the satisfaction of the following conditions with respect to each such mandatory conversion: (I) the Closing Sale Price of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for at least 20 consecutive Trading Days ending on the date immediately prior to the date the notice described in Section 7(b)(ii) is delivered by the Corporation; (II) the number of shares of Common Stock into which such shares of Series A Preferred Stock will convert shall not exceed 25 times the average daily trading volume of the Common Stock on the New York Stock Exchange (or other principal stock exchange on which the Common Stock is then traded) during the 20 consecutive Trading Day period set forth in clause (I); (III) with respect to any Holder, if the shares of Common Stock issuable upon conversion of the Holder’s Series A Preferred Stock are Registrable Securities and the Holder thereof previously requested that all or any portion of such Registrable Securities be registered for resale by the Holder, such Registrable Securities have been so registered for resale pursuant to a resale registration statement and the Corporation is not then in breach of any its obligations under the Registration Rights Agreement with respect to such registration or requirements to maintain the effectiveness of such registration statement registering the resale of such Registrable Securities; and (IV) the Corporation shall only be entitled to deliver one notice to the Holders pursuant to this Section 7(b)(ii) in any one hundred and eighty day period.

(ii) To exercise the mandatory conversion right described in Section 7(b)(i), the Corporation must deliver to the Holders a notice setting forth: (i) the date on which the mandatory conversion will occur (the

“Mandatory Conversion Date”), which shall be no earlier than the date that is three (3) Trading days after the notice described in this Section 7(a)(ii) is delivered; (ii) calculations supporting the satisfaction of the condition in clause (II) in the preceding Section 7(b)(i); and (iii) with respect to each Holder, the number of shares of Preferred Stock to be converted. Effective as of such Mandatory Conversion Date, all such Holder’s shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth in Section 7(a)(i).

(iii) If the Corporation elects to cause less than all the shares of the Series A Preferred Stock to be converted, the Corporation shall select the Series A Preferred Stock to be converted from each Holder on a pro rata basis.

(iv) Notwithstanding the foregoing, the Corporation shall not be entitled to convert the last share of Series A Preferred Stock held by Carlyle or its Affiliates into Common Stock pursuant to this Section 7(b) at any time that such share on an as-converted basis, together with any shares of Common Stock held or to be held by Carlyle or its Affiliates immediately following such conversion, would represent more than 5% of the total number of issued and outstanding shares of Common Stock as of such date.

(c) Redemption.

(i) At any time on or after June 30, 2022, the Corporation shall have the right, at its option, to elect to cause all or any portion of the outstanding shares of Series A Preferred Stock to be redeemed for cash at a redemption price per share equal to (i) if the Redemption Date is on or prior to June 30, 2023, the Accreted Value multiplied by 112%, (ii) if the Redemption Date is after June 30, 2023 and on or prior to June 30, 2024, the Accreted Value multiplied by 109% and (iii) if the Redemption Date is after June 30, 2024, the Accreted Value multiplied by 106%.

(ii) To exercise the redemption right described in Section 7(c), the Corporation must deliver to the Holders a notice setting forth: (i) the date on which the redemption will occur (the “Redemption Date”), which shall be no earlier than ten (10) Business Days after the date such notice is given; and (ii) with respect to each Holder, the number of shares of Preferred Stock subject to redemption and the price to be paid to such Holder in respect thereof.

(d) Conversion and Redemption Procedures.

(i) In connection with any mandatory conversion pursuant to Section 7(b) or redemption in accordance with Section 7(c), the Holder must surrender the certificates, if any, representing such shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), and deliver transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent in the case of uncertificated book-entry shares), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation).

(ii) On the Conversion Date, Redemption Date or the Mandatory Conversion Date, as applicable, with respect to any share of Series A Preferred Stock, certificates or uncertificated book-entry shares representing the number of shares of Common Stock into which the applicable shares of Series A Preferred Stock are converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee (or cash shall be paid to an account designated by such Person) upon presentation and surrender of the certificate, if any, evidencing the Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) or the instructions to the Transfer Agent in the case of uncertificated book-entry shares, to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder. For the avoidance of doubt, (i) a Holder of Series A Preferred Stock shall have the right to affect a conversion pursuant to Section 7(a) up to and including the date of a redemption and (ii) the satisfaction of the obligations set forth in Section 7(d)(i)

shall be conditions to the issuance of share of Common Stock or the payment of the cash redemption price, as applicable, but shall not impact the conversion or redemption of the Series A Preferred Stock, as applicable.

(iii) From and after the Conversion Date, the Redemption Date or the Mandatory Conversion Date, as applicable, the shares of Series A Preferred Stock to be converted on such Conversion Date or the Mandatory Conversion Date, as applicable, or redeemed on such Redemption Date will cease to be entitled to any dividends that may thereafter accrue on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except (i) in the case of conversion, the right to receive from the Corporation the Common Stock and cash payable in lieu of fractional shares in respect of such shares of Series A Preferred Stock, or (ii) in the case of redemption, the right to receive from the Corporation the cash payable in respect of such shares of Series A Preferred Stock ) of the Holder of such shares of Series A Preferred Stock to be converted or redeemed shall cease and terminate with respect to such shares.

(iv) The Person or Persons entitled to receive the Common Stock and/or other securities issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Close of Business on the Conversion Date or the Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or securities to be issued or upon conversion of shares of Series A Preferred Stock should be registered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder.

8. Conversion Price Adjustments; Reorganization Event.

(a) The Conversion Price shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i) If the Corporation issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, then the Conversion Price in effect immediately following the Record Date for such dividend, distribution, share subdivision or share combination shall be divided by the following fraction:

OS1 / OS0

where,

OS0	=

the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share subdivision or share combination, as the case may be; and

OS1	=

the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 8(a)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii) If the Corporation distributes to all holders of its Common Stock any rights, options or warrants entitling them to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

OS0 + X
OS0 + Y

where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=

the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any decrease to the Conversion Rate made under this Section 8(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Price shall be increased, effective as of the date of such expiration, to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Price that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until the triggering events occur.

For purposes of this Section 8(a)(ii), in determining the aggregate price payable to exercise any such rights, options or warrants there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii) If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 8(a)(i) or Section 8(a)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series A Preferred Stock, (C) dividends or distributions paid exclusively in cash as to which the Holders participated in accordance with Section 3(g), (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 8(e) and (E) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this

Section 8(a)(iii) shall apply, then the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

SP0
SP0 – FMV

where,

SP0	=	Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=

the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

Any decrease to the Conversion Price made under the portion of this Section 8(a)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder converted all of its shares of Series A Preferred Stock at the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 8(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Price shall be adjusted immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-off by dividing the Conversion Price in effect immediately prior to the Close of Business on such 10th Trading Day by the following fraction:

FMV + MP0
MP0

where,

FMV	=

the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Price under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 8(a)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv) If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be adjusted immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date by dividing the Conversion Price in effect immediately prior to the Close of Business on such last Trading Day of the 10 consecutive Trading Day period by the following fraction:

AC + (SP1 x OS1)
SP1 x OS0

where,

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any decrease to the Conversion Price made under this Section 8(a)(iv) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 8(a)(iv) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(v) All calculations and other determinations under this Section 8(a) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 8(a) shall be made to the Conversion Price unless such adjustment would result in a change of at least 1% in the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Price; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series A Preferred Stock, (C) upon the occurrence of a Change of Control and (D) in the event that the Corporation exercises its mandatory conversion right pursuant to Section 7(b). No adjustment to the Conversion Price shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(vi) In addition to those adjustments required by clauses (i), (ii), (iii) and (iv) of this Section 8(a), and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Corporation, from time to time, may decrease the Conversion Price by any amount for a period of at least twenty (20) Business Days or any longer period permitted or required by law, so long as the decrease is irrevocable during that period and the Board determines that such decrease would be in the Corporation’s best interest. Whenever the Conversion Price is decreased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the decrease at least 15 calendar days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(vii) Notwithstanding the foregoing in this Section 8(a) and for the avoidance of doubt, the Conversion Price shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan broadly available to holders of its Common Stock providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments as compensation pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries, in each case approved by the Corporation’s stockholders; (C) the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Common Stock; (E) a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 8(a)(i) through Section 8(a)(iv); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 8(a)(iv), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 8(a)(iv); (H) accrued and unpaid dividends or distributions, except as provided in Section 4, Section 7, and Section 8; and (I) any dividends, distributions or other transactions in which the holders of Series A Preferred Stock participate pursuant to Section 3(f).

(b) Notwithstanding Section 8(a)(ii) and Section 8(a)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series A Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Series A Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Series A Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(a)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive, upon conversion of shares of Series A Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Price will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 8(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Rate.

(c) The Corporation may also (but is not required to) decrease each Conversion Price to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, the Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to each Conversion Price.

(d) Upon any decrease in the Conversion Price, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Price then in effect following such adjustment.

(e) In the case of:

(i) any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii) any consolidation, merger or other combination involving the Corporation,

(iii) any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock (but not the Series A Preferred Stock) would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the Holder would have received if it had converted all of its shares of Series A Preferred Stock at the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). Notwithstanding Section 8(a), no adjustment to the Conversion Price shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.

The provisions of this Section 8(e) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 8(e) shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Common Stock as set forth in Section 7(a) prior to the effective time of such Reorganization Event. The Corporation shall not become party to a Reorganization Event unless its terms are consistent with this Section 8(e).

In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(f) A converting Holder is not required to pay any transfer or similar taxes due upon conversion of such Holder’s shares of Series A Preferred Stock, except that such Holder shall pay such transfer or similar taxes payable relating to any transfer involved in the issuance or delivery of shares of Common Stock, if any, due upon conversion of such shares of Series A Preferred Stock in a name other than that of the converting Holder. The Corporation may require that such converting Holder establish to the reasonable satisfaction of the Corporation, that such converting Holder has paid in full all applicable transfer or similar taxes, if any, payable by such converting Holder prior to issuing and delivered the shares of Common Stock due upon conversion of such converting Holder’s shares of Series A Preferred Stock.

9. No Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or Mandatory Conversion Date, as applicable. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date or Mandatory Conversion Date, as applicable.

10. Transfer Restrictions; Certificates.

(a) Transfer Restrictions.

(i) Except as otherwise permitted in this Certificate of Designations, including Section 10(a)(ii), until June 30, 2018, the Holders will not (i) Transfer any Series A Preferred Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Series A Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series A Preferred Stock, the Common Stock or any other Capital Stock of the Corporation (any such action, a “Hedge”).

(ii) Notwithstanding Section 10(a)(i), the Holders shall be permitted to Transfer any portion or all of their Series A Preferred Stock or Common Stock at any time under the following circumstances:

(A) Transfers to any Affiliate of such Holder (the recipient of the shares so Transferred, a “Permitted Transferee”), but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Corporation (in form and substance reasonably satisfactory to the Corporation and with a copy thereof to be furnished to the Corporation) to be bound by the terms of this Certificate of Designations and if the transferee and the transferor agree for the express benefit of the Corporation that the transferee shall Transfer the Series A Preferred Stock (or any Equity Securities issued in respect thereof) so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor); and

(B) Transfers pursuant to a Change of Control which has been approved by the Board, has not been initiated by such Holder (or its Affiliates) and pursuant to which the Series A Preferred Stock is converted into cash or equity securities; and

(iii) Notwithstanding Sections 10(a)(i) and 10(a)(ii), the Holders will not at any time, directly or knowingly indirectly (without the prior written consent of the Board which, in the case of any 10% Entity, shall not be unreasonably withheld) Transfer any Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock to a Corporation Competitor or a 10% Entity.

(iv) Notwithstanding Sections 10(a)(i), 10(a)(ii) or 10(a)(iii), (i) nothing therein shall prohibit any Holder from Transferring all or any portion of its Series A Preferred Stock or Common Stock issued upon conversion thereof (A) to NGP or any of its Subsidiaries or (B) as approved in writing by the Board, (ii) nothing in Sections 10(a)(ii) or 10(a)(iii) shall restrict any Transfer of Common Stock into the public market pursuant to an Underwritten Offering or otherwise in an open market transaction and (iii) nothing in Sections 10(a)(i) or 10(a)(iii) shall restrict any Transfer of Common Stock in connection with, and to the extent of, the exercise of such Holder’s rights to participate in any Underwritten Offering that it is then eligible to participate in pursuant to the Registration Rights Agreement or to exercise their rights to demand registration not involving a sale pursuant to the Registration Rights Agreement.

(v) Notwithstanding anything to the contrary in this Section 10(a), no Holder shall Transfer all or any portion of its Series A Preferred stock (i) to any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) prior to the HSR Expiration Date.

(vi) In the event that a Holder Transfers shares of Series A Preferred Stock, other than in connection with a Transfer permitted by and in accordance with this Certificate of Designations, such Transfer shall be null and void and of no force or effect, and the Corporation shall not recognize or be bound by any such purported Transfer.

(b) Uncertificated Shares.

(i) Form. The shares of Series A Preferred Stock shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the DGCL. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii) Transfer. Transfers of Series A Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested Transfer until furnished evidence reasonably satisfactory to it that such Transfer is made in accordance with the terms of this Certificate of Designation.

11. Other Provisions.

(a) At any time that any Series A Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include (i) through the fifth anniversary of the Initial Issue Date, a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of Series A Preferred Stock then outstanding (assuming increases in the Accreted Value of the Series A Preferred Stock pursuant to this Certificate of Designations through the fifth anniversary of the Initial Issue Date and no other increase to the Accreted Value) and (ii) following the fifth anniversary of the Issue Date, a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of Series A Preferred Stock then outstanding (assuming increases in the Accreted Value of the Series A Preferred Stock pursuant to this Certificate of Designations through the next anniversary of the Initial Issue Date and no other increase to the Accreted Value).

(b) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder. Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(d) Holders of shares of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation, except as set forth in the Preferred Purchase Agreement.

(e) As promptly as practicable following the occurrence of both the 14C Expiration Date and the HSR Expiration Date, the Corporation shall give written notice thereof to the Holders (the date of delivery of such notice, the “Requisite Approvals Notice Date”).

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this [●] day of [●], 20[●].

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

By:
Name:
Title:

[Signature Page to Certificate of Designations of WildHorse Resource Development Corporation]

EXHIBIT A

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF WILDHORSE RESOURCE DEVELOPMENT CORPORATION (THE “CORPORATION”), INCLUDING ANY CERTIFICATES OF DESIGNATIONS (AS FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER AND THAT CERTAIN PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF MAY 10, 2017 (THE “PPA”), COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY. THE TERMS OF THE CHARTER AND THE PPA ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Corporation listed on Schedule A to this letter.

Exhibit A-1

In addition, please be advised that the Corporation will furnish without charge to each stockholder of the Corporation who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Corporation.

The shares of capital stock of the Corporation have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

[●], as Transfer Agent,

By:
Authorized Signatory

Exhibit A-2

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 6.00% Series A Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) of WildHorse Resource Development Corporation (the “Corporation”), into shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”). The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax.

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series A Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s), if any, for any shares of Common Stock are to be registered:1

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[1]	The Corporation is not required to issue shares of Common Stock until you satisfy the remainder of the conditions set forth in the Certificate of Designations.

Exhibit B-1